   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 2001

                                                      REGISTRATION NO. 333-65872
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                MICROHELIX, INC.
              (EXACT NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            OREGON                            3841                          91-1758621
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NO.)            IDENTIFICATION NO.)

                              16125 SW 72ND AVENUE
                             PORTLAND, OR 97224 USA
                            TELEPHONE (503) 968-1600
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)
                            ------------------------

                              TERRENCE A. RIXFORD
                              16125 SW 72ND AVENUE
                             PORTLAND, OR 97224 USA
                            TELEPHONE (503) 968-1600
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

           DAVID COPLEY FORMAN, ESQ.                        MARK A. VON BERGEN, ESQ.
             KEVIN S. THOMAS, ESQ.                          JOSHUA E. HUSBANDS, ESQ.
                STOEL RIVES LLP                               HOLLAND & KNIGHT LLP
              900 SW FIFTH AVENUE                            2300 U.S. BANCORP TOWER
              PORTLAND, OR 97204                               111 SW FIFTH AVENUE
                (503) 224-3380                               PORTLAND, OREGON 97204
                                                                 (503) 243-2300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED              REGISTERED            PER UNIT             PRICE(1)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Units(2), each consisting of.......       2,320,833             $6.50             $15,085,415            $3,771
  (i) one share of common stock;
      and..........................       2,320,833               --                   --                  --
  (ii) one Class A warrant to
       purchase one share of common
       stock.......................       2,320,833               --                   --                  --
  (iii) one Class B warrant to
        purchase one share of
        common stock...............       2,320,833               --                   --                  --
----------------------------------------------------------------------------------------------------------------------
Representative's warrants(3).......        150,000                --                   --                  --
----------------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of the
  representative's warrants, each
  consisting of....................        200,000              $7.80              $1,860,000             $390
  (i) one share of common stock;
      and..........................        200,000                --                   --                  --
  (ii) one Class A warrant to
       purchase one share of common
       stock.......................        200,000                --                   --                  --
  (iii) one Class B warrant to
        purchase one share of
        common stock...............        200,000                --                   --                  --
----------------------------------------------------------------------------------------------------------------------
Shares of common stock issuable
  upon exercise of Class A
  warrants, including warrants
  underlying representative's
  warrants and units issuable to
  counsel to the registrant(4).....       2,520,833             $7.15             $18,023,956            $4,506
Shares of common stock issuable
  upon exercise of Class B
  warrants, including warrants
  underlying the representative's
  warrants and units issuable to
  counsel to the registrant(4).....       2,520,833             $7.80             $19,662,497            $4,916
----------------------------------------------------------------------------------------------------------------------
Totals.............................                                               $54,631,868          $13,583(5)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(a) and 457(g) promulgated under the Securities Act of 1933, as amended.


(2) Includes 300,000 units that the underwriters have the option to purchase to cover over-allotments, if any, and 20,833 units that are issuable to counsel to the registrant in partial payment of their fee.



(3) In connection with the sale of the units, the registrant is granting to the representative warrants to purchase up to 200,000 units.



(4) Pursuant to Rule 416, there are also being registered such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the warrants and the representative's warrants.



(5) Previously paid.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION DATED NOVEMBER 14, 2001



                                2,000,000 UNITS


                               [MICROHELIX LOGO]

   Centered microHelix, Inc. logo which displays the Company's name in block letters over the picture of a band wound in a helical shape.

     We are offering units consisting of one share of common stock, one Class A warrant and one Class B warrant. The common stock and warrants will not trade as separate securities until 30 days after this offering unless the representative of the underwriters determines that separate trading should occur earlier. Each Class A warrant will entitle its owner to purchase one share of common stock for
$     per share (110 percent of the initial public offering price of the units).
You may exercise your Class A warrants at any time for two years after the date of this prospectus unless we have redeemed them. Each Class B warrant will
entitle its owner to purchase one share of common stock for      per share (120
percent of the initial public offering price of the units). You may exercise your Class B warrants at any time for five years after the date of this prospectus unless we have redeemed them. At any time after we have reported net income per share of not less than $1.00 for a period consisting of four consecutive quarters, we may redeem some or all of the warrants by giving 30 days' prior written notice and paying $0.25 per unexercised warrant.


     Prior to this offering, there has been no trading market for any of our securities. We expect that the initial public offering price of the units will be between $5.50 and $6.50 per unit. The actual initial public offering price of the units will be determined by negotiations between us and Paulson Investment Company, Inc., the representative of the underwriters. We have applied to list our units, common stock and warrants under the symbols "MHLXU," "MHLX," "MHLXW" and "MHLXZ" respectively, on the Nasdaq SmallCap Market and under the symbols "HLX/U," "HLX," "HLX&L" and "HLX&Z," respectively, on the Boston Stock Exchange after this offering.


     INVESTING IN THESE UNITS INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER UNIT     TOTAL
                                                              --------    --------
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds to microHelix, Inc. ...............................   $          $


     We expect total cash expenses of this offering to be approximately $790,000, which will include a non-accountable expense allowance of two percent of the gross proceeds of this offering payable to the representative of the underwriters. We have granted the underwriters an option that expires 45 days after the effective date of this offering to purchase up to 300,000 additional units to cover over-allotments.

                        PAULSON INVESTMENT COMPANY, INC.
                       I-BANKERS SECURITIES INCORPORATED

                               November   , 2001

                              [Inside front cover]

Top left picture shows splayed micro-coaxial wires for a device used in endoscopies.

Caption above the top left picture: "Micro-Cable Geometries."

The top left picture and caption overlay a diagram of a cross section of a cable assembly containing many micro-cables.

Top right picture shows CAD/CAM laser micro-machining stations.

Caption above the top right picture: "Advanced Laser Micro-Machining Lab Cleanroom."

Between the top and bottom rows of pictures, on the left, is the phrase:
"PARTNERING FOR LIFE(TM)."

Bottom left picture shows people at workstations assembling ultrasound catheter subassemblies.

Caption below the bottom left picture: "Cleanroom Assembly Area."

Bottom right picture shows coiled cable with three micro-coils attached that are used as part of a smart catheter for electrophysiological cardiac mapping.

The bottom right picture and caption overlay a schematic diagram of a cross section of a cable assembly containing several micro-cables with measurement numbers and arrow indicators.

                               PROSPECTUS SUMMARY

     You should read the following summary and the more detailed information about us and the units and our financial statements and notes appearing elsewhere in this prospectus. Except where we have specifically included other information, the information in this prospectus about shares of common stock outstanding, net offering proceeds and capital resources assumes that none of the warrants or options described in this prospectus have been exercised.

                                  OUR COMPANY

     microHelix designs, manufactures and sells customized electronic interconnect systems for the medical device industry. Interconnect systems permit the transmission of electronic signals between two devices, such as a sensor and a computer that displays, processes or stores the acquired data. Our systems include micro-cables, cable assemblies and other components that act as transmission lines for electronic signals that activate diagnostic and therapeutic medical devices.

     As the number and complexity of the signals transmitted or processed by a medical device increase, the complexity of the related interconnect system also increases. Despite this increased complexity, however, the sizes of a medical device and its related interconnect system are often restricted by the limitations of the human body, such as the diameter of an artery into which the device must fit. We have developed technologies that enable us to route up to 100 coaxial wires through a tube with the same diameter as a pencil. We can shield each individual wire from every other one, even though each wire may have a diameter only four times the size of a human hair. Using these technologies, we design and manufacture the entire interconnect system for our customers.

     We offer application-specific products for the electronic interconnect challenges faced by medical device original equipment manufacturers, or OEMs, that operate in three main markets:

     - the non-invasive diagnostic ultrasound device market;

     - the minimally invasive device market; and

     - the fully implantable device market.

     Our products are usually the end result of a collaborative product and process design and engineering effort with our customers that aims to achieve a high quality but cost-effective result. The final system is designed specifically to meet a particular application and generally includes a mix of electrical, mechanical and environmental challenges that can only be solved with a complete systems understanding and overview. Each of our target markets has different demands but we believe our technologies and skills allow us to respond to the varied needs and requirements of the OEM customers in all three. We are developing products for, and selling to, customers such as Biosense Webster, a subsidiary of Johnson & Johnson, World Heart Corporation, Medtronic, Inc., Philips Medical Systems, the successor to Agilent Technologies, Inc., Jomed N.V. and other medical device manufacturers.

     Our principal executive offices are located at 16125 SW 72nd Avenue, Portland, Oregon 97224 and our telephone number is (503) 968-1600. Information contained in our Website does not constitute part of this prospectus.

                                  THE OFFERING


Securities offered.........
                          2,000,000 units. Each unit consists of one share of common stock, one Class A warrant and one Class B warrant, each warrant to purchase one additional share of common stock. The common stock and warrants will trade as units for 30 days following the effective date of this offering unless the representative of the underwriters determines that separate trading should occur earlier.


Class A warrants...........
                          The Class A warrants will be exercisable for $ commencing 30 days after this offering until they expire on the second anniversary of the date of this prospectus. We may redeem some or all of the Class A warrants at any time after we have reported net income per share for any period consisting of four consecutive quarters of not less than $1.00 if we provide the holders with 30 days' prior written notice. The redemption price will be $0.25 per Class A warrant.

Class B warrants...........
                          The Class B warrants will be exercisable for $ commencing 30 days after this offering until they expire on the fifth anniversary of the date of this prospectus. We may redeem some or all of the Class B warrants at any time after we have reported net income of not less than $1.00 per share for any period consisting of four consecutive quarters if we provide the holders with 30 days' prior written notice. The redemption price will be $0.25 per Class B warrant.


Common stock outstanding
after this offering........

                          4,356,107 shares.

Risk factors...............
                          An investment in the units involves a high degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to "Risk Factors" beginning on page 4 for factors you should consider.


Use of proceeds............
                          The net proceeds of this offering, estimated to be approximately $10,010,000, will be used to purchase additional capital equipment, fund additional personnel requirements, support expanded manufacturing capabilities, repay debt, fund working capital and for general corporate purposes.



     Common stock outstanding after this offering includes 100,000 shares that are a part of units issuable upon conversion of the principal amount of certain notes issued in a bridge financing in June 2001, assuming that the units are sold to the public for $6.00 per unit and disregarding additional units issuable on conversion of accrued interest on such notes. The principal and interest of these notes will automatically convert to units upon the effectiveness of this offering. This number also includes 20,833 shares that are a part of units issuable to our legal counsel in partial payment of their fee. It does not include (1) 252,709 shares issuable on exercise of outstanding options and warrants at prices ranging from $1.09 to $9.06 per share; (2) 656,000 shares included in units obtainable on exercise of the underwriters' over-allotment option and warrants issued to the holders of the above-described notes and the representative of the underwriters; and (3) up to 5,553,666 shares issuable on exercise of Class A and Class B warrants, including warrants that are a part of units issuable to our legal counsel in partial payment of their fee, warrants obtainable on exercise of the underwriters' over-allotment option and warrants issued to the holders of the above-described notes and the representative of the underwriters.



     Prior to this offering, we had 1,500,000 shares of preferred stock outstanding, all held by our founder Mr. Richard G. Sass. Mr. Sass has agreed that, immediately before this offering, the preferred stock will be converted into 165,585 shares of common stock. In addition, we are indebted to Mr. Sass in the amount of $3,960,282, which represents the principal and accrued interest through September 30, 2001 for funds he has advanced to us. Assuming that the units are sold to the public for $6.00, he has agreed to accept 355,886 units in satisfaction of $2,135,315 of this debt.


     On August 8, 2001, we accomplished a 1-for-9.0588 reverse split of our common stock.

     Except where otherwise indicated, information in this prospectus gives retroactive effect to the transactions with Mr. Sass and the reverse stock split as if each had occurred immediately prior to the date as of which such information is given.

                         SUMMARY FINANCIAL INFORMATION


                                                   YEAR ENDED              NINE MONTHS ENDED
                                                  DECEMBER 31,               SEPTEMBER 30,
                                            ------------------------    ------------------------
                                               1999        2000(1)       2000(1)       2001(1)
                                            ----------    ----------    ----------    ----------
                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales.....................................  $    1,631    $    4,258    $    2,792    $    4,739
Cost of sales.............................       1,903         3,429         2,427         4,090
                                            ----------    ----------    ----------    ----------
Gross profit (loss).......................        (272)          829           365           649
                                            ----------    ----------    ----------    ----------
Operating expenses:
  Research and development................         216           212            99            80
  Sales and marketing.....................         507           270           212           272
  General and administrative..............         849         1,748         1,152         1,141
                                            ----------    ----------    ----------    ----------
Total operating expenses..................       1,572         2,230         1,463         1,493
                                            ----------    ----------    ----------    ----------
Loss from operations......................      (1,844)       (1,401)       (1,098)         (844)
Other expense:
  Interest expense, net...................        (217)         (667)         (437)         (448)
                                            ----------    ----------    ----------    ----------
Net loss..................................  $   (2,061)   $   (2,068)   $   (1,535)   $   (1,292)
                                            ==========    ==========    ==========    ==========
Net loss per common share -- basic and
  diluted.................................  $    (1.57)   $    (1.55)   $    (1.17)   $    (0.97)
                                            ==========    ==========    ==========    ==========
Weighted average shares used in
  calculations per share -- basic and
  diluted.................................   1,310,880     1,331,854     1,310,880     1,331,854
                                            ==========    ==========    ==========    ==========



                                                                 AS OF SEPTEMBER 30, 2001
                                                       --------------------------------------------
                                                                                    PRO FORMA AS
                                                       ACTUAL     PRO FORMA(2)     ADJUSTED(2)(3)
                                                       -------    ------------    -----------------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................  $     4      $     4            $10,014
Working capital (deficit)............................   (3,327)      (3,327)             6,683
Total assets.........................................    9,898        9,898             19,908
Long-term debt, including accrued interest...........    4,894        2,158              2,158
Redeemable preferred stock...........................      450           --                 --
Accumulated deficit..................................   (7,258)      (7,258)            (7,258)
Shareholders' equity (deficit).......................   (1,539)       1,647             11,657


---------------
(1) These results reflect the acquisition of BioElectric Corporation in February 2000.


(2) Gives pro forma effect to: (i) the conversion of 1,500,000 shares of our outstanding redeemable preferred stock into 165,585 shares of common stock;
    (ii) the exchange of $2,135,315 of debt owed to our founder for 355,886 units; and (iii) the conversion of $600,000 of principal of our bridge notes into 100,000 units.



(3) Further adjusted to reflect: (i) the sale of the 2,000,000 units offered hereby at an assumed offering price of $6.00 per unit; and (ii) the receipt of the net proceeds therefrom.

                                  RISK FACTORS

     An investment in the units involves a high degree of risk. You should consider the following discussion of risks in addition to the other information in this prospectus before purchasing any of the units. In addition to historical information, the information in this prospectus contains "forward-looking" statements about our future business and performance. Our actual operating results and financial performance may be very different from what we expect as of the date of this prospectus. The risks below address some of the factors that may affect our future operating results and financial performance.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE NO HISTORY OF PROFITABLE OPERATIONS AND MAY INCUR FUTURE LOSSES.


     Since microHelix's organization in 1997, we have incurred significant losses. Our net losses for the years ended December 31, 1999 and 2000 were $2,061,126 and $2,067,589, respectively, and losses have continued in 2001 to date. We may never achieve or sustain profitability. At September 30, 2001, we had an accumulated deficit of $7,257,776 and negative shareholders' equity of $1,538,626. As discussed in Note 1 to our consolidated financial statements, our working capital deficiency of $3,326,986 on September 30, 2001 indicates that we may be unable to continue as a going concern for a reasonable period of time. Operating expenses have increased significantly in 2001, and we expect such increases to continue as we expand our sales and marketing efforts and otherwise support our expected growth. Because of these planned expenditures or for other reasons, we may incur additional losses in the near future. You should not invest unless you can afford to lose your investment.


OUR BUSINESS PLAN IS BASED ON ASSUMPTIONS THAT COULD PROVE TO BE INCORRECT, WHICH COULD MEAN THAT WE MAY BE UNABLE TO EXPAND AS PLANNED AND COULD CAUSE US TO INVEST IN AREAS THAT DO NOT RESULT IN NEW SALES.

     A key element of our business plan involves the expansion of our product line to serve what we expect to be growing new markets in the minimally invasive and implantable device sectors of the medical equipment market. The success of our plan depends on numerous assumptions that we cannot be sure are justified. If any of our key assumptions are incorrect, we could be unable to expand our business as we currently anticipate and we may make substantial investments in product development and/or marketing efforts that do not result in new product sales. Our assumptions include the following:

     - demand for sophisticated interconnect systems in the fully implantable and minimally invasive sectors will increase rapidly;

     - our technology will efficiently address market needs as they develop;

     - OEMs with whom we have or may develop relationships will be successful in developing their technologies and addressing their markets; and

     - other companies will not develop competing technologies that offer substantial technological or economic advantages over ours.

WE ARE UNABLE TO PREDICT THE AMOUNT OR TIMING OF GROWTH IN MARKETS WHERE WE EXPECT OUR FUTURE REVENUE GROWTH TO OCCUR, WHICH COULD RESULT IN SUBSTANTIALLY REDUCED EARNINGS OR LOSSES.

     Our implantable device and minimally invasive device markets are new and rapidly changing. Many of the medical devices manufactured by our OEM customers have long development and governmental approval cycles. We cannot accurately predict the future characteristics of our markets, including their ultimate size or the amount of time that will be required to achieve the growth on which our business plans are based. As a result, we may time our own investment of resources to address these markets in a way that either fails to meet actual demand or results in expenses that we cannot justify in light of actual sales volume. A failure to meet actual demand could put us at a competitive disadvantage, while an investment in markets that develop more slowly than anticipated could result in substantially reduced earnings or losses. We cannot assure you that we will be able to forecast market demand accurately in time to respond appropriately.

THE DEVELOPMENT OF NEW DEVICES BY OUR CUSTOMERS IS OFTEN SUBJECT TO REVIEW BY THE U.S. FOOD AND DRUG ADMINISTRATION AND OTHER REGULATORY AGENCIES, WHICH MEANS THAT NEW INTERCONNECT SYSTEMS THAT WE DEVELOP FOR OUR OEM CUSTOMERS MAY NOT BE SOLD IN COMMERCIAL QUANTITIES FOR A LONG TIME, IF EVER.

     Our sales process involves designing our interconnect systems into new OEM devices. The sale of these systems in commercial quantities is generally preceded by a pre-production design phase in which we produce various prototype systems based on input from a collaboration with the customer's engineering and product design staff. The OEM's medical devices are subject to regulation and licensing, usually by the U.S. Food and Drug Administration, or FDA, and sometimes by comparable foreign regulatory bodies, which increases the cost and time required for the development, marketing and sale of these devices. We expect that the sales cycle for most of our systems will be relatively slow, generally taking between six and eighteen months. We are generally paid a fee under a development agreement during the design phase but do not expect such fees to contribute significantly to our profitability. If these devices are not approved or they are not successfully brought to market in a timely manner, the failure to do so will have a direct and adverse impact on our sales.

IF OUR CUSTOMERS' PRODUCTS ARE NOT COMMERCIALLY SUCCESSFUL, THIS WILL DIRECTLY AND ADVERSELY IMPACT SALES OF OUR INTERCONNECT SYSTEMS.

     We work closely with our customers to design interconnect systems that each work solely for a particular device. While we seek to be a supplier to as many customers as possible in a given market, there are often reasons why we will be unable to provide systems to more than a single customer in any given market segment. Demand for our interconnect systems is substantially dependent on the success of the devices of which they are a part. Our customers' markets are highly competitive and rapidly changing. If our customers do not succeed in introducing their devices into their chosen markets, the failure to do so will have a direct and adverse impact on our sales.

OUR SALES MAY BE CONCENTRATED WITH ONE OR MORE CUSTOMERS, WHICH COULD MAKE FLUCTUATIONS IN REVENUE AND EARNINGS MORE SEVERE.


     Two customers, Philips Medical Systems, formerly Agilent Technologies, Inc., and Jomed N.V., accounted for approximately 15 percent and 12 percent, respectively, of our 2000 sales. Approximately 40 percent of our total sales were to our diagnostic ultrasound customers. There are a relatively limited number of OEMs that make medical devices and an even smaller number of OEMs that compete in any given device market. The loss of a significant customer could have a material adverse impact on our sales and earnings. While we expect the overall size of the medical device market to expand, it remains possible that significant penetration of these markets may depend on large volume sales to a limited number of potential customers. Concentration in our customer base may make fluctuations in revenue and earnings more severe and make business planning more difficult.


WE MAY NOT BE ABLE TO DEVELOP AND INTRODUCE NEW SYSTEMS TO RESPOND TO EVOLVING INDUSTRY REQUIREMENTS IN A TIMELY MANNER, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO COMPETE IN OUR TARGET MARKET.

     Technology, both in our markets and in our customers' markets, is undergoing rapid change. To remain competitive in our existing markets and to emerge as a leader in new markets, we will have to maintain a leadership position in the technologies supporting those markets. Doing so will require, among other things, the following:

     - we must accurately predict the evolving needs of our customers and develop, in a timely manner, the technology required to support those needs;

     - we must provide systems that are not only technologically sophisticated but are also available at a price within customer tolerances and competitive with comparable systems;

     - we must establish and effectively defend our ownership of the intellectual property supporting our interconnect systems; and

     - we must enter into relationships with other companies that have developed complementary technology.

We cannot assure you that we will be able to achieve any of these objectives.

WE ARE EXPOSED TO THE RISK OF SUBSTANTIAL CLAIMS IN THE EVENT OF THE FAILURE OR MALFUNCTION OF ANY OF OUR INTERCONNECT SYSTEMS.

     Because our interconnect systems are used in medical devices, the consequences of any failure or malfunction of any of our systems is potentially severe. Failure or malfunction could cause the device to stop working properly, which could, in turn, result in injury or death. Because of the need for miniaturization, our interconnect systems are manufactured to extremely narrow tolerances at the limit of current manufacturing technology. Accordingly, a relatively small error in manufacturing and/or a lapse in quality control could result in a defective system being installed in a critical medical device. We maintain insurance against such events but we cannot assure you that such insurance will continue to be available to us in the future or that any insurance that we may obtain will adequately protect us against risk. We currently maintain product liability insurance of $6 million per occurrence and $8 million in the aggregate. Even if such a failure did not result in an immediate cash impact, the failure, and expected publicity surrounding it, would, in all likelihood, substantially adversely affect our reputation as a producer of dependable, high-quality components and could therefore adversely affect future sales and earnings.

IN OUR INTENSELY COMPETITIVE MARKETS MANY OF OUR POTENTIAL COMPETITORS HAVE RESOURCES THAT WE LACK, WHICH COULD IMPAIR OUR RELATIONSHIPS WITH ACTUAL OR POTENTIAL CUSTOMERS.

     Our markets are intensely competitive. Competition is based on technology, established relationships, quality of support and price. Several of our competitors have a longer history of operations and more established relationships with actual and potential customers than we have. We expect that the minimally invasive and implantable device markets are likely to attract intense competition from well-qualified and well-funded sources. In addition, some of our OEM customers may choose to manufacture their own interconnect systems or to purchase them from companies with which they have or intend to develop strategic relationships. Many of our competitors and potential competitors have technological and financial resources and established business relationships that may afford them a competitive advantage.

A FAILURE TO ATTRACT AND RETAIN QUALIFIED INDIVIDUALS FOR CRITICAL POSITIONS COULD ADVERSELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We depend to a large extent on the efforts and continued employment of Richard G. Sass, our founder, Chief Executive Officer and President. The loss of his services could adversely affect our business. Additionally, our business plan calls for rapid growth in all aspects of our operations. As a new company with limited funding, we have historically operated without the complete management structure that will be required to support the level of business we expect to achieve. We recently hired a Director of Business Development and a Chief Financial Officer and we expect to add a Director of Sales and Marketing to our management team. The most qualified candidates are heavily recruited by other companies, some of which may be able to offer applicants incentives that we cannot match. In addition, each new management addition will have to be integrated into our management team, which will require some time and internal focus to accomplish. We will also be required to attract and retain technological personnel at all levels of seniority. In times of strong growth in the technology sector, these personnel can be in critically short supply. We do not currently have any written employment contracts with any of our key employees. microHelix is the beneficiary of a $2 million life insurance policy on Richard G. Sass.

OUR FAILURE TO MANAGE OUR GROWTH EFFECTIVELY COULD HAVE A SIGNIFICANT NEGATIVE IMPACT ON OUR BUSINESS OPERATIONS.

     We will need to expand our operations rapidly if we achieve acceptance of our systems in the minimally invasive and implantable device markets. Difficulties in managing our future growth could have a significant negative impact on our business operations, increase our costs and make it difficult for us to achieve or maintain profitability. We may not be able to project accurately the rate or timing of increases in orders for our systems, or to expand and upgrade our engineering, sales and manufacturing systems and infrastructure to accommodate these increases. Our future results of operations will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems in response to our anticipated rapid growth.

OUR CURRENT MANUFACTURING OPERATIONS IN MEXICO AND OUR EXPECTED EXPANSION OF GLOBAL MANUFACTURING TO INCLUDE ASIA MAY SUBJECT US TO A NUMBER OF RISKS WHICH COULD DISRUPT THE SUPPLY OF OUR SYSTEMS AND ADVERSELY IMPACT SALES, EARNINGS AND CUSTOMER RELATIONSHIPS.

     We currently manufacture interconnect systems for ultrasound devices in Mexico and, to keep our costs competitively low, we expect to conduct a substantial part of the manufacturing of our future systems outside the United States. Currently, we intend to continue our operations in Mexico and we expect to expand into Asia. While we expect that most of the arrangements that we may make with regard to international manufacturing will be denominated in U.S. dollars, the conduct of such operations will subject us to foreign currency risks in the event of large changes in exchange rates. Foreign manufacturing will subject us to a number of additional risks, including:

     - changes in trade policy and regulatory requirements;

     - uncertain economic conditions in the countries in which the manufacturing occurs;

     - duties, tariffs and other trade barriers and restrictions;

     - foreign collection problems; and

     - political and transportation risks.

Any of the above factors could disrupt the supply of systems and adversely impact sales, earnings and customer relationships.

PERFORMANCE, RELIABILITY OR QUALITY PROBLEMS WITH OUR SYSTEMS MAY CAUSE OUR CUSTOMERS TO REDUCE OR CANCEL ORDERS.

     Our systems are technologically complex and we regularly introduce new systems incorporating new technologies or manufacturing processes. While we attempt to thoroughly test new systems in advance of commercial sales and to maintain world class manufacturing standards, we may experience performance, reliability or quality problems in the future. A significant problem with our systems could cause us to lose orders and could adversely affect our reputation and relationships with customers and potential customers.

                          RISKS RELATING TO TECHNOLOGY

IF WE ARE NOT ABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR ABILITY TO COMPETE IN OUR TARGET MARKETS COULD BE ADVERSELY AFFECTED.

     We consider our intellectual property portfolio to be a significant element of our ability to compete in our chosen markets. We rely on a combination of patents, trade secrets and contractual restrictions in our agreements with our product development partners and vendors to establish and protect our intellectual property rights. We cannot assure you that patents will be issued from any of our pending applications or that any claims allowed from existing or pending patents will be sufficiently broad to protect our technology. In addition, we cannot assure you that any patents issued to us will not be challenged, invalidated or circumvented. Some of the patents and patent applications cover inventions that were developed at least in part with grant funds from the United States' federal government. The federal government has certain rights in these inventions, but also permits us to exploit them commercially. Litigation may be necessary to enforce our patents, trade secrets and other intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, regardless of the final outcome of the litigation.


     Despite our efforts to maintain and safeguard our proprietary rights, we cannot assure you that we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

     Our employees and others who may come to know our trade secrets may use them improperly or disclose them to others. In such cases, we may not know that our trade secrets are being misused and, if we do know, we may be unable to take effective action to prevent the misuse.

WE ARE EXPOSED TO THE RISK OF A CLAIM THAT OUR SYSTEMS OR MANUFACTURING PROCESSES VIOLATE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     We are exposed to the risk of claims that our systems or manufacturing processes infringe patents or otherwise violate intellectual property rights of others. While we are not aware of any such infringement or any such claim, we cannot assure you that our systems and manufacturing processes do not infringe any intellectual property rights or that we have the required ownership interest or licenses in all of the intellectual property that we employ. Claims of patent infringement and other intellectual property rights claims have proliferated in recent years. A successful claim could subject us to the payment of substantial damages and could also cause us to have to re-engineer an existing system or manufacturing process, license technology from others at potentially considerable cost or terminate the offending system or process. Whether successful or not, such claims are expensive and time-consuming to defend. As a relatively small company, we may lack the financial resources to mount a successful defense against a larger plaintiff, even if we are convinced that we would succeed on the merits.

OTHERS MAY HAVE PROPRIETARY TECHNOLOGIES WHICH CREATE BARRIERS TO ENTRY.

     Our markets are competitive and many other companies may be developing technologies that they believe will permit them to compete in those markets. Such technologies, if successfully developed, may be technically superior to ours or, whether or not they are technically superior, may set an industry standard that will define the successful system for that market. We may be unable to compete against such technologies or to acquire the right to incorporate them in our systems on commercially reasonable terms or at all.

               RISKS RELATING TO AN INVESTMENT IN OUR SECURITIES

THE MARKET PRICE OF OUR SECURITIES MAY EXPERIENCE VOLATILITY AND COULD DECLINE SIGNIFICANTLY.

     Our securities are expected to trade on the Nasdaq SmallCap Market and the Boston Stock Exchange following this offering. Securities of smaller technology companies have in the past experienced substantial volatility, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in the United States and globally as well as market perceptions of the attractiveness of particular industries. Our stock and warrant prices are also likely to be significantly affected by short-term changes in our financial condition or results of operations as reflected in our quarterly earnings reports. Other factors unrelated to our performance that may have an effect on the price of our securities include the following:

     - analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities;

     - the number and quality of market makers in our securities may affect an investor's ability to trade significant numbers of shares or unit warrants;

     - the relatively small size of the public float will limit the ability of larger institutions to invest in our securities; and

     - a substantial decline in our stock price that persisted for a significant period of time could cause our securities to be delisted from the Nasdaq SmallCap Market, further reducing market efficiency.

     As a result of any of these or other factors, the market price of our stock at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

THERE HAS BEEN NO PRIOR MARKET FOR OUR SECURITIES AND AN ACTIVE PUBLIC MARKET FOR OUR SECURITIES MAY NOT BE SUSTAINED.

     Prior to this offering, you could not buy or sell our securities publicly. If an active public market for our securities is not sustained after this offering, the market price of our securities may be adversely affected, and the liquidity of your investment will be significantly limited.

YOU WILL BE RELYING ON OUR JUDGMENT REGARDING OUR USE OF PROCEEDS, AND, IF WE DO NOT APPLY THE PROCEEDS EFFECTIVELY, OUR BUSINESS MAY BE HARMED.


     Although we have described our current expectations as to the use of the proceeds of this offering, our actual use of proceeds may change based on changes in operating requirements and opportunities that affect our future business. We have broad discretion in the allocation of the proceeds of this offering. You will be relying on our judgment as to the application of the proceeds and other capital resources available to us.


WE MAY ENGAGE IN BUSINESS COMBINATIONS THAT DILUTE SHAREHOLDERS, DIVERT MANAGEMENT ATTENTION, OR CAUSE INTEGRATION DIFFICULTIES.

     We may elect to pursue our growth strategy by acquiring or combining with other businesses. Such combinations may be structured as stock or cash transactions or as a combination of the two. Business combinations are time consuming and expensive and there is no guarantee that any given combination will be completed. In addition, business combinations can cause substantial dilution in the investment of the existing shareholders and can result in a significant drop in our stock price if market perceptions of the combination are not favorable. Following a combination, it is necessary to integrate the two businesses, which is always time consuming and often difficult. Many business combinations are a result of intensely competitive bidding and we may find ourselves under severe pressure to increase our bid for a particular business. For financing or legal reasons, we may be required to divest ourselves of certain assets in order to consummate a business combination or to increase leverage by borrowing. We cannot assure you that any business combination we attempt to consummate will have a positive effect on our business or financial condition or our stock price.


YOU WILL SUFFER IMMEDIATE DILUTION OF APPROXIMATELY 77 PERCENT OF YOUR
INVESTMENT.



     We anticipate that the initial public offering price of the units will be substantially higher than the net tangible book value per share of our common stock after this offering. If we sell the units at $6.00 per unit you will incur immediate dilution of approximately $4.60 in net tangible book value for each share of our common stock included in the units you purchase. If currently outstanding options or warrants to purchase our common stock are exercised, your investment may be further diluted.

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD DECREASE THE TRADING PRICE OF THE COMMON STOCK AND WARRANTS.


     Sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and warrants and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 4,356,107 shares of our common stock outstanding. The 2,000,000 shares of common stock sold in this offering are, and the 4,000,000 shares of common stock reserved for issuance upon exercise of the Class A and Class B warrants as well as the shares of common stock and the Class A and Class B warrants in the 20,833 units issuable to our legal counsel will be, if and when issued, freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our "affiliates," as that term is defined in the Securities Act of 1933.



     Following this offering, 2,335,274 shares of common stock will be outstanding in addition to the shares described above. All of these shares may be sold in the future subject to compliance with securities laws and lock-up agreements to which these shares are subject. The lock-up agreements with the representative of the underwriters prohibit the sale in the public market of substantially all of these shares for one year following the completion of this offering, unless permitted by the representative.


OUR PRINCIPAL SHAREHOLDER MAY CONTINUE TO CONTROL MICROHELIX AFTER THIS OFFERING, WHICH MAY REDUCE THE LIKELIHOOD THAT ANY OTHER HOLDER OR GROUP OF HOLDERS OF COMMON STOCK WILL BE ABLE TO AFFECT THE WAY WE ARE MANAGED OR THE DIRECTION OF OUR BUSINESS.


     On completion of this offering, Mr. Sass will beneficially own approximately 31 percent of our outstanding common stock. Because we expect that the remaining stock will be widely held, this ownership distribution may permit Mr. Sass to exert a dominant influence on the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership may reduce the likelihood that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in the management or voting control of microHelix.


WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE, WHICH MEANS THAT IT IS LIKELY THAT WE PROBABLY WILL NOT DISTRIBUTE ANY CASH TO OUR SHAREHOLDERS.

     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs. The declaration and payment of any future cash dividends is prohibited by our current credit agreement and may be similarly restricted in the future.

THE EXISTENCE OF OUTSTANDING CLASS A AND CLASS B WARRANTS MAY IMPAIR OUR ABILITY TO RAISE CAPITAL.


     After completion of this offering, there will be 5,553,666 shares of our common stock issuable upon exercise of the Class A and Class B warrants issued
in this offering at a price of $       per share and $       per share,
respectively. During the life of these warrants, the holders are given an opportunity to profit from a rise in the market price of our common stock with a resulting dilution in the interest of the other shareholders. Our ability to obtain additional financing during the period these warrants are outstanding may be adversely affected and their existence may have an effect on the price of our common stock. The holders of the Class A and Class B warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the warrants being exercised.

YOU MAY NOT BE ABLE TO EXERCISE YOUR CLASS A AND CLASS B WARRANTS IF WE DO NOT MAINTAIN AN EFFECTIVE REGISTRATION STATEMENT.

     We are required to use commercially reasonable efforts to maintain a registration statement relating to the offer and sale of the common stock underlying the Class A and Class B warrants offered in this offering and to qualify these warrants for sale in jurisdictions in which their holders reside unless an exemption from such registration or qualification exists. If such registration is not maintained, the holders of the Class A and Class B warrants may not be able to exercise them.

UPON EXERCISE OF YOUR CLASS A OR CLASS B WARRANTS, WE MAY HAVE THE RIGHT TO PAY YOU THE DIFFERENCE BETWEEN THE EXERCISE PRICE AND THE MARKET PRICE OF OUR COMMON STOCK INSTEAD OF REGISTERING THE UNDERLYING COMMON STOCK.

     We have the right, but not the obligation, so long as our shares of common stock are listed on a securities exchange or there are at least three independent market makers, to pay a holder exercising Class A and Class B warrants the difference between the exercise price and the market price of the common stock on the date of exercise in lieu of registering the underlying common stock.

YOUR CLASS A AND CLASS B WARRANTS CAN BE REDEEMED ON SHORT NOTICE.

     We can redeem your Class A and Class B warrants for $0.25 per warrant on 30-days' written notice at any time after we have reported net income of $1.00 per share, subject to adjustment in certain events, for any four consecutive quarters. If we give notice of redemption, a holder will be forced to sell or exercise the Class A and Class B warrants or accept the redemption price.


WE MAY ISSUE, WITHOUT SHAREHOLDER APPROVAL, PREFERRED STOCK THAT COULD ADVERSELY AFFECT THE VOTING POWER OF THE COMMON STOCK AND HAVE AN ANTI-TAKEOVER EFFECT.



     Although it presently has no intention to do so, our Board of Directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of the preferred stock in accordance with such provision may delay or prevent a change of control of microHelix.


                           FORWARD-LOOKING STATEMENTS

     This prospectus, including without limitation "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains statements that constitute "forward-looking statements" as described in section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties. The following, in addition to the risk factors described above, are among the factors that could cause actual results to differ materially from the forward-looking statements:

     - an unexpected change in business conditions or a slowdown in growth in the medical device industry and general economies, both domestic and international;

     - lower than expected customer orders, delays in receipt of orders or cancellation of orders;

     - competitive factors, including increased competition, new system offerings by competitors and price pressures;

     - limitations on the availability of third-party parts and supplies at reasonable prices;

     - changes in product mix;

     - significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter; and

     - product shipment interruptions due to manufacturing problems.

     The forward-looking statements contained in this prospectus regarding industry trends, revenue and product mix, costs and gross profit expectations, product development costs, operating expense improvements, cash flow and future business activities should be considered in light of these factors.

                                USE OF PROCEEDS


     We expect the net proceeds from this offering to be approximately
$10,010,000, after deducting the underwriting discount of $          and
estimated offering expenses of $          , and assuming no exercise of the
Class A or Class B warrants or the underwriters' over-allotment option.


     We intend to use the net proceeds, along with any other financing sources that may become available to us, to support our anticipated growth. We expect to experience negative cash flow from operations for at least the next twelve months. We expect that our cash requirements will exist principally in the following areas and in approximately the following amounts:


                                                              APPROXIMATE    APPROXIMATE
                                                                AMOUNT       PERCENTAGE
                                                              -----------    -----------
USE OF CAPITAL
Purchase of additional capital equipment....................  $2,400,000         24%
Additional personnel expenses...............................  $1,800,000         18%
Expansion of manufacturing capabilities.....................  $1,600,000         16%
Net reduction of debt.......................................  $1,500,000         15%
Working capital requirements................................  $2,000,000         20%
Other uses..................................................  $  710,000          7%


Capital equipment


     During the next two years, we expect our customers' product requirements to increase significantly and we expect to continue the transition of many of our existing customer relationships from development contract requirements to full-scale commercial manufacturing. These changes will require an increase in our production capacity, which, we believe, will result in a doubling of our equipment requirements. The additional equipment will include lasers, extruders, cablers and braiders.


Additional personnel expenses

     We intend to add and fill several positions over the coming months. We have recently hired a Director of Business Development and a Chief Financial Officer. We are also planning to add a number of positions to our sales department. One of our first priorities will be to hire a Director of Sales and Marketing to oversee both foreign and domestic sales activity. In June 2001, we hired a Director of Asia Pacific Operations to oversee sales activity in Asia and act as a liaison between us and a contract manufacturer in Asia after such a relationship is established, if ever. In June and July of 2001, we also hired an Eastern Region Sales Manager and a Western Region Sales Manager. As we expand our production capacity, our engineering, quality, and manufacturing departments will all expand their personnel requirements as well. The addition of these personnel will also require the addition of infrastructure to support them.

     Funds also will be required to provide salary increases to many long-term employees who have accepted reduced salaries over the past few years in an effort to help us limit our use of cash.

Expansion of manufacturing capabilities

     We anticipate the need to upgrade our current facilities to include the expansion of specialized clean rooms to meet product manufacturing specifications, particularly in the manufacture of implantable devices. This will require additional clean-room equipment, plus the associated heating, ventilating, and air conditioning requirements to maintain the clean environment.

     As customers continue to require cost savings on various interconnect systems, we anticipate having to expand our operations in Nogales and develop manufacturing opportunities in Asia.

Net reduction of debt


     Immediately following this offering, we expect to restructure our existing debt arrangements by paying off a portion of our existing debt and negotiating new arrangements with a commercial lender. We are currently in negotiations with such lenders but have no commitment as to any such financing. From July to October 2001, Paulson Investment Company, Inc. provided us with $600,000 in unsecured debt financing. We are required to pay off this indebtedness out of the proceeds of this offering, including interest at nine percent.



     If we complete this public offering, we have agreed to pay down the outstanding amounts under our credit arrangement with Comerica Bank using a portion of the proceeds of this offering. At September 30, 2001, we were indebted to Comerica Bank in the amount of approximately $881,000.



     As a result of the restructuring process, we expect that our total outstanding indebtedness for money borrowed will decrease following this offering and we currently estimate that the decrease will be approximately $1,500,000. We anticipate that approximately $600,000 will be related to the financing arrangement with Paulson Investment Company, Inc., as described, and $880,000 will be used to pay down any outstanding amounts owed to Comerica.


Working capital requirements

     We expect that the anticipated rapid increase in sales will cause additional cash flow requirements for working capital as we increase our purchases of raw materials and incur additional costs to seek, hire, and train new employees. In addition, there may be significant up-front unreimbursed costs incurred in the design of new interconnect systems that will not provide sales at a commercial manufacturing level until the following twelve to eighteen months.

Other uses

     In order to maintain our competitive advantage, we will require additional cash to be able to take advantage of opportunities and to support expenses necessary to maintain our intellectual property as they may arise, including the identification and licensing of complementary technologies, the costs associated with continual updates to our patent portfolio, and technology assessment.

     The amount and timing of any of the above expenses will depend on various factors, including rates of business growth, specific technology, capital equipment and other requirements imposed by our customers and opportunities presented to us. While we have prepared internal forecasts to assist management in planning, we believe that these forecasts, as they apply to periods extending beyond the next few months, are inherently unreliable and that our actual cash requirements may differ materially from those we presently forecast.

     We believe the net proceeds of this offering will be sufficient to fund our operations for at least the next 12 months.

     Pending the use of the proceeds of this offering for operational purposes, we intend to invest the net proceeds of this offering not used for the immediate repayment of debt in short-term, investment-grade, interest-bearing securities.


     Proceeds allocated to working capital and other uses in the above table may be used to support any of our operations, including, without limitation, the payment of personnel expenses, accounts receivable, debt repayment and other operating costs. We believe that, for a company with our level of operations, a significant cash reserve is prudent in order to offset unforeseen short-term cash imbalances or to meet other unforeseen cash requirements. If such requirements do not occur or if they can be satisfied from other capital sources, it is possible that these proceeds will not be spent and will be retained as a cash reserve for the indefinite future.


                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. Payment of any cash dividends will depend on the results of our operations, our financial condition and our capital expenditure plans, as well as other factors our Board of Directors may consider relevant. We presently intend to retain any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of any future cash dividends is prohibited by our current credit agreement and may be similarly restricted in the future.

                                 CAPITALIZATION


     The following table sets forth our capitalization at September 30, 2001:


     - on an actual basis;


     - giving pro forma effect to the conversion of 1,500,000 shares of redeemable preferred stock into 165,585 shares of common stock, the conversion of $2,135,315 of convertible notes payable to Mr. Sass into 355,886 units and the conversion of $600,000 of our bridge loan into 100,000 units; and



     - on a pro forma as adjusted basis to reflect our sale of the 2,000,000 units in this offering at an assumed offering price of $6.00 per unit, the receipt of the net proceeds therefrom, and the issuance of 20,833 units to our legal counsel.



                                                                     SEPTEMBER 30, 2001
                                                             -----------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                             -------    ---------    -----------
                                                                       (IN THOUSANDS)
                                                                         (UNAUDITED)
Long-term debt, including accrued interest, excluding
  current portion..........................................  $ 4,894     $ 2,158       $ 2,158
Redeemable preferred stock.................................      450          --            --
Shareholders' equity:
  Common stock: no par value; 5,519,495 shares authorized;
     1,713,803 shares issued and outstanding actual;
     2,335,274 shares issued and outstanding pro forma;
     4,356,107 shares issued and outstanding, pro forma as
     adjusted..............................................    5,285       8,471        18,481
  Additional paid-in capital...............................      650         650           650
  Notes receivable from shareholder........................      (68)        (68)          (68)
  Deferred compensation expense............................     (148)       (148)         (148)
  Accumulated deficit......................................   (7,258)     (7,258)       (7,258)
                                                             -------     -------       -------
  Total shareholders' equity (deficit).....................   (1,539)      1,647        11,657
                                                             -------     -------       -------
     Total capitalization..................................  $ 3,805     $ 3,805       $13,815
                                                             =======     =======       =======

                                    DILUTION

     The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share of common stock after this offering constitutes the dilution to you. Net tangible book value per share is determined by dividing our net tangible book value (total tangible assets minus total liabilities) by the number of shares of common stock outstanding.


     At September 30, 2001, the pro forma net tangible book deficit of the Company was $3,896,494, or $1.67 per share of common stock. The pro forma data give retroactive effect to the conversion of our outstanding preferred stock to common stock, the exchange of debt owed to our founder for units, and the conversion of $600,000 of the principal of our bridge notes to units. After giving effect to the sale of the 2,000,000 units and the receipt of the estimated net proceeds, assuming an initial public offering price of $6.00 per unit and after deducting the underwriting discount and the estimated offering expenses, attributing no portion of the value of the unit to the Class A and Class B warrants, and assuming the issuance of 20,833 units to our legal counsel, our as adjusted pro forma net tangible book value as of September 30, 2001 would have been $6,113,506, or $1.40 per share of common stock. This represents an immediate increase in the net tangible book value of $3.07 per share to existing shareholders and an immediate dilution in net tangible book value of $4.60 per share to the purchasers of the units in this offering.


     The following table illustrates the per share dilution to you:


Assumed initial public offering price per share.............  $ 6.00
  Net tangible book deficit per share before this
     offering...............................................   (1.67)
  Increase attributable to new investors....................    3.07
                                                              ------
Adjusted net tangible book value per share after this
  offering..................................................    1.40
                                                              ------
Dilution per share to new investors.........................  $ 4.60
                                                              ======
Dilution as a percentage of offering price..................      77%



     The following table sets forth on a pro forma basis as of September 30, 2001, giving effect to the pro forma events described above, the number of shares of common stock purchased from microHelix, the total consideration paid to microHelix and the average price per share (1) paid by the existing shareholders and (2) paid by the purchasers of the units in this offering, assuming the sale of 2,000,000 units at an assumed public offering price of $6.00 per unit, ascribing no portion of the value of a unit to the Class A and Class B warrants, the receipt of the net proceeds therefrom and assuming issuance of 20,833 units to our attorneys. The calculation in this table with respect to shares of common stock to be purchased by new investors in this offering excludes shares of common stock issuable upon exercise of the Class A and Class B warrants.



                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                          -------------------    ---------------------    AVERAGE PRICE
                                           NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                          ---------   -------    -----------   -------    -------------
Existing shareholders...................  2,335,274      54%     $ 8,470,570      41%         $3.63
New investors...........................  2,020,833      46%     $12,000,000      59%         $5.94
                                          ---------     ---      -----------     ---
  Total.................................  4,356,107     100%     $20,470,570     100%
                                          =========     ===      ===========     ===



     This table assumes no exercise of the underwriters' over-allotment option, outstanding options or warrants, the Class A and Class B warrants or the representative's warrants. If the underwriters' over-allotment option is exercised in full, dilution to new investors would be $4.27 per share of common stock. At September 30, 2001, options and warrants were outstanding to purchase up to a total of 252,709 shares of common stock at exercise or conversion prices ranging from $1.09 to $9.06. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


     The selected financial data presented below for, and as of the end of, each of the two years ended December 31, 2000, have been derived from our audited financial statements included elsewhere in this prospectus. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto included elsewhere in this prospectus. The summary financial information as of and for the nine months ended September 30, 2000 and 2001 is unaudited and, in the opinion of management, reflects all adjustments that are necessary for a fair statement of the financial position and results of operations of the interim periods presented. The results for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year for a number of reasons, including this offering and the proposed application of the net proceeds thereof.



                                                     YEAR ENDED              NINE MONTHS ENDED
                                                    DECEMBER 31,               SEPTEMBER 30,
                                               -----------------------   -------------------------
                                                  1999         2000         2000          2001
                                               ----------   ----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales........................................  $    1,631   $    4,258   $    2,792    $    4,739
Cost of sales................................       1,903        3,429        2,427         4,090
                                               ----------   ----------   ----------    ----------
Gross profit (loss)..........................        (272)         829          365           649
                                               ----------   ----------   ----------    ----------
Operating expenses:
  Research and development...................         216          212           99            80
  Sales and marketing........................         507          270          212           272
  General and administrative.................         849        1,748        1,152         1,141
                                               ----------   ----------   ----------    ----------
     Total operating expenses................       1,572        2,230        1,463         1,493
                                               ----------   ----------   ----------    ----------
Loss from operations.........................      (1,844)      (1,401)      (1,098)         (844)
Other expense:
  Interest expense, net......................        (217)        (667)        (437)         (448)
                                               ----------   ----------   ----------    ----------
Net loss.....................................  $   (2,061)  $   (2,068)  $   (1,535)   $   (1,292)
                                               ----------   ----------   ----------    ----------
Net loss per common share -- basic and
  diluted....................................  $    (1.57)  $    (1.55)  $    (1.17)   $    (0.97)
                                               ==========   ==========   ==========    ==========
Weighted average shares used in calculations
  per share -- basic and diluted.............   1,310,880    1,331,854    1,310,880     1,331,854
                                               ==========   ==========   ==========    ==========



                                                         DECEMBER 31,                   SEPTEMBER 30,
                                                             2000                           2001
                                                         ------------                   -------------
BALANCE SHEET DATA:
Cash...................................................    $     4                         $     4
Working capital deficit................................       (172)                         (3,327)
Total assets...........................................      8,733                          (9,898)
Long-term debt, including accrued interest.............      6,390                           4,894
Redeemable preferred stock.............................        450                             450
Accumulated deficit....................................     (5,965)                         (7,258)
Shareholders' deficit..................................       (323)                         (1,539)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the years ended December 31, 1999 and 2000 and the nine-month periods ended September 30, 2000 and 2001. The following discussion should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus.


OVERVIEW

     microHelix, formerly mHL Development Company, was, until December 31, 2000, a holding company that owned several operating subsidiaries. On December 31, 2000, all of its subsidiaries were merged with and into, or sold substantially all of their assets to, microHelix, creating a single operating company.

     We design, manufacture and sell high quality, complex interconnect systems for use in the medical device industry. Beginning in 1991 with the formation of BioElectric Corporation, we have developed our core manufacturing technologies relying heavily on equity infusions and loans from our founder and on government grants, primarily from the National Institutes of Health. Since June 1999, we have had significant levels of OEM sales. We are engaged in commercial production of our ultrasound and, to a lesser extent, our minimally invasive systems and in contract manufacturing. We have shipped products to customers in the fully implantable device market for development purposes. We expect sales of commercial products to increase and broaden in scope as we expand our existing relationships and as we develop new relationships with OEMs.


     A new sales cycle generally begins with a development contract with our customer. Currently, approximately 14 percent of our sales are derived from our development contracts. We usually begin working with our OEM customers to develop a customized interconnect system appropriate for their new device in the design stage. Our engineers work cooperatively with a customer's staff to design the medical device and to craft an interconnect system that best suits the customer's needs for that particular device. We are paid upon the completion of set milestones in this pre-production phase as we move through various stages of design to the production of prototype systems. Upon the completion of this design and development period, assuming our customer's medical devices obtain all necessary approvals from the FDA and other regulatory agencies, if we are successful, we receive a purchase order for our systems in commercial quantities.



     Philips Medical Systems, formerly Agilent Technologies, Inc., and Jomed N.V. accounted for approximately 15 percent and 12 percent, respectively, of our 2000 sales. Three other customers each accounted for between five percent and nine percent of sales. Based on business to date in 2001, we expect sales to three of these five customers to increase over 2000 sales. One customer has been acquired and is no longer a customer and we expect the fifth customer to generate sales at approximately last year's level. We are currently in discussions and/or development projects with several customers that have the potential to become significant sources of sales.



     Sales have increased significantly in the last two years, reflecting the maturing of our proprietary manufacturing processes, the acquisition of BioElectric Corporation, the acquisition of the assets and technology of an existing ultrasound cable business, and the beginning of commercial sales. Sales increased from $128,000 in 1998 to $1,631,000 in 1999 and $4,258,000 in 2000.
Sales for the nine months ending September 30, 2001 were $4,739,000. Gross margin on sales has increased from a negative 17 percent in 1999 to 19 percent in 2000 and 14 percent in the first nine months of 2001. Gross margin decreased in the second and third quarters of 2001 as compared to the first quarter. This unfavorable trend in gross margin was caused by both a change in product mix and inventory balancing by one of our largest customers. Ultrasound sales, which currently provide our highest gross margin, decreased in the second quarter compared to the first quarter and decreased yet further in the third quarter compared to the second quarter. Our sales process includes front-end loaded application engineering and product development. As we fulfill our development engineering contracts, we have low margins in the initial engineering phase as we are essentially recovering our costs, followed by higher margins when prototypes are delivered and we move to a commercial mode. Sales of our implantable products that are still in the initial development stage increased 70 percent in the third quarter over the second quarter and were more than triple the sales level of the first quarter. In addition, in May 2001, we made a one-time sale of product components at no margin of approximately $320,000 to one of our customers in connection with their inventory balancing requirements. During the first two quarters of 2001, we recognized revenue and gross margin from three government contracts. One of these contracts was completed in the second quarter and, as a result, government grant and contract revenue decreased by more than 50 percent in the third quarter compared to the average quarterly revenue in the first half of 2001. This reduction also adversely impacted our gross margin in the third quarter.



     Research and development expense reflects internally funded activities and does not include grant or customer funded projects, the cost of which is included in cost of goods sold. Accordingly, recorded research and development expense has generally been a minor factor because of our ability to fund considerable portions of this activity through government grants and customer contracts. Selling, general and administrative expenses have increased with the expansion of our business. We have incurred a net loss on a quarterly basis since inception. For this reason, we have not incurred any tax liabilities and, as of December 31, 2000, had accumulated federal tax loss carryforwards of $5,500,000, all of which are available to offset future federal income taxes. As a result of this offering, our ability to take use these loss carryforwards in any year will be limited.



     Since our organization in 1997, we have funded deficit operations and working capital needs using approximately $7,871,000 of common and preferred equity and approximately $5,094,000 in long-term debt. The deficiency in working capital at September 30, 2001 was $3,326,986. The deficit is largely the result of our note of $2,500,000 due April 17, 2002, being reclassified to current debt in the second quarter. To provide for cash requirements pending the receipt of proceeds from this offering, in June 2001 we issued convertible notes with attached warrants for $600,000 and entered into a financing arrangement under which we had borrowed $600,000 through October 2001.



     Our ability to achieve and sustain profitability depends not only on our continued growth and expansion but also on the strength of our customers' businesses. The general economy in the United States has experienced a recent slowdown, one result of which has been a slowdown in orders from some of our customers as compared to their original forecasts. Based on results to date, current orders and management estimates, we expect sales for the fourth quarter of 2001 to be greater than the sales recognized in any of the first three quarters of this year. We anticipate that sales and gross margin in the fourth quarter will be greater than the third quarter because orders for ultrasound products have increased as the inventory balancing has been completed. In addition, we anticipate that one of our major contracts will move from the initial engineering phase that has very low margins to the prototype stage that has higher margins. We are also pursuing several opportunities with new customers but are unable to forecast accurately either the amount or timing of such sales. Our backlog of firm orders was $2,200,000 at September 30, 2001 and we expect to ship substantially all of these orders within the next six months. Backlog consists of written purchase orders received from customers, some of which extend over several months. Other customers only provide purchase orders covering their next month's requirements. Although sales from this group of customers are anticipated in subsequent months, it is our policy only to include the value of written purchase orders received in our backlog. As anticipated volume materializes we would, of course, expect that our operating expenses will increase.



     Our fourth quarter estimates are subject to uncertainty as a result of events that we cannot now predict, including potential order cancellations or delays, technological or other manufacturing problems or adverse geopolitical conditions. We cannot assure you that our actual fourth quarter results will match our expectations.

RESULTS OF OPERATIONS

     The following table presents our historical operating results for the periods indicated as a percentage of sales:


                                                                            NINE MONTHS
                                                           YEAR ENDED          ENDED
                                                          DECEMBER 31,     SEPTEMBER 30,
                                                          -------------    --------------
                                                          1999     2000    2000     2001
                                                          -----    ----    -----    -----
Sales...................................................    100%   100%     100%     100%
Cost of sales...........................................    117     81       87       86
                                                          -----    ---      ---      ---
Gross profit (loss).....................................    (17)    19       13       14
                                                          -----    ---      ---      ---
Operating expenses:
  Research and development..............................     13      5        4        2
  Selling, general and administrative...................     83     47       49       30
                                                          -----    ---      ---      ---
     Total operating expenses...........................     96     52       53       32
Loss from operations....................................   (113)   (33)     (40)     (18)
Other expense...........................................    (13)   (16)     (16)      (9)
                                                          -----    ---      ---      ---
     Net loss...........................................   (126%)  (49%)    (56%)    (27%)
                                                          =====    ===      ===      ===



NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2000



     Sales increased 70% from $2,792,000 in the first nine months of 2000 to $4,739,000 in the first nine months of 2001, an increase of $1,947,000. Approximately $1,200,000 of the increase can be attributed to the sale of ultrasound products to Philips Medical Systems, formerly Agilent Technologies, Inc., that did not begin to ship at commercial levels until September 2000. The remaining increase of approximately $747,000 is primarily attributable to increased sales in the fully implantable device market.



     Gross margins for the nine months ended September 30, 2001 were approximately the same as the comparable period ending September 30, 2000 at 14% and 13%, respectively. For the nine months ended September 30, 2000 almost the entire $365,000 of gross profit came from government contract sales. For the nine months ending September 30, 2001 approximately half of the gross profit of $649,000 can be attributed to government contract sales and the remaining gross profit came from wire and cable sales. With our expected growth and rapid ramp up in the last quarter of 2001 and in 2002, we will need to hire between six and twelve technical personnel, including design and application engineers and manufacturing engineers. As a result of our investment in personnel and infrastructure to this point, costs have been incurred prior to anticipated revenue increases thereby unfavorably impacting earnings in the short term.



     Self-funded research and development expense decreased from $99,000 for the nine months ended September 30, 2000 to $80,000 for the nine months ended September 30, 2001. As we continue to focus on product development funded by our customers, the amount of self-funded research and development expenses should continue to decrease.



     Sales and marketing expenses increased from $212,000 in the nine months ended September 30, 2000 to $272,000 in the nine months ended September 30, 2001. We anticipate that sales and marketing expenses in the fourth quarter of 2001 also will be greater than the comparable quarter last year due to additions that we have made to our sales force.



     For the nine months ended September 30, 2001, general and administrative expenses were $1,141,000, compared to $1,152,000 for the same period last year. We plan to use some of our offering proceeds to increase our infrastructure to prepare for our anticipated rapid growth period by expanding our human resources, finance, and purchasing departments. Additionally, we will need to change our present software systems and computer capabilities, including the installation of a material requirements planning, or MRP, system and additional supporting financial systems. We also anticipate significantly higher professional fees as we change from a private to a public company.

YEAR ENDED DECEMBER 31, 2000 COMPARED WITH YEAR ENDED DECEMBER 31, 1999


     Sales increased 161 percent from $1,631,000 in 1999 to $4,258,000 in 2000, due primarily to acquisitions. The acquisition of BioElectric Corporation in February 2000 accounted for a $1,156,000 increase in 2000 revenues, primarily in the form of grant revenues from the National Institutes of Health. These are multi-year contracts so we anticipate similar grant revenues in 2001. We have submitted contract proposals for projects starting in 2002, but at this time have not been advised of any awards. On December 15, 1999, we purchased fixed assets and inventory used in manufacturing ultrasound cables from a division of Alcatel NA Cable Systems, Inc. This acquisition provided us with an opportunity to increase our sales in this market. Sales of ultrasound cables increased by $605,000 in 2000 compared to 1999. Sales of our systems to manufacturers of minimally invasive medical devices also increased in 2000 as we were able to achieve commercial production volumes for two of our key customers in this market, Jomed N.V., with sales of $530,000 and Advanced Neuromodulation Systems, Inc., with sales of $173,000. During 1999, sales in the minimally invasive area were primarily from the manufacture of prototypes.



     In 2000, gross margin was a positive 19 percent compared to a negative 17 percent gross margin in 1999. This favorable change resulted from the continuing shift from product development to commercial production and our investment in ultrasound manufacturing. As we were without ultrasound cable manufacturing facilities in 1999, we had to contract out for the manufacture of our product to meet customer requirements. The cost of finished ultrasound cables under our contract was approximately 90 percent of the price to our customers. This enabled us to enter the ultrasound market and obtain information relative to customers and sales forecasts prior to investing in the purchase of assets to manufacture these cable assemblies. In 2000, we began to manufacture ultrasound products. Manufacturing cost of ultrasound sales, including additional cost of start-up, was $1,460,000, or 82 percent of related sales. The sales generated through the acquisition of BioElectric Corporation in 2000 contributed an additional $432,000 to gross margin in that year.



     Selling, general and administrative expense increased from $1,356,000 in 1999 to $2,018,000 in 2000 but declined as a percent of sales from 83 percent in 1999 to 47 percent in 2000. Research and development costs remained relatively constant in 1999 and 2000 at just over $200,000 per year. As we continue our emphasis on customer-specific product development, we expect research and development as a percentage of sales to decrease in future periods. Sales and marketing expenses decreased from $507,000 in 1999 to $270,000 in 2000. For ten months of 2000 we operated without a Director of Sales, resulting in less expense for salary, associated benefits, travel-related costs, and other marketing-related items.



     General and administrative expenses doubled from $849,000 in 1999 to $1,749,000 in 2000. This increase reflects the additional cost of personnel, rent and office expenses to maintain an office in Tucson, the expenses required to oversee the manufacture of ultrasound cables and the expenses related to the additional personnel from the acquisition of BioElectric Corporation.


     We recorded a loss from operations of $1,844,000 in 1999 and $1,401,000 in 2000. The improvement in 2000 was the result of continued growth in commercial OEM sales and acquisitions made in late 1999 and early 2000.


     Other expense consists principally of interest expense, which increased approximately $450,000 over the prior year due to increased debt levels. Debt was used to finance the acquisition of BioElectric Corporation and the ultrasound cable manufacturing assets and inventory. This provided working capital and allowed us to continue to expand our operations. We plan to use up to $1,500,000 of the proceeds from this offering to pay down debt. In addition, we believe we will be in a position to negotiate a credit facility at more attractive interest rates.


     No provision for income taxes has been provided due to the Company's net losses.

LIQUIDITY AND CAPITAL RESOURCES


     Deficiency in working capital at December 31, 2000 was $172,000 versus working capital of $101,000 at the end of 1999. Deficiency in working capital at September 30, 2001 was $3,326,986. Throughout our history cash flow from operations has been negative. We have traditionally relied on infusions from our founder, Mr. Sass, to meet cash shortfalls. In January 2001, we entered into a $500,000 revolving line of credit arrangement and a $500,000 three-year term note for equipment financing with Comerica Bank. The credit facility is guaranteed by Mr. Sass. The line of credit renews annually. As of September 30, 2001, borrowings under these arrangements were at approximately $881,000. As of September 30, 2001, we were in default under certain financial covenants in our loan agreement with Comerica Bank. Comerica Bank has informed us that we will receive a written waiver for this noncompliance through the end of November 2001 with the understanding that Comerica Bank will be paid in full upon completion of this offering. We are undertaking this offering in part to provide a more stable source of working capital that will support anticipated rapid growth in operations and provide operating flexibility. In June 2001, we raised $600,000 from the sale of notes and between June and October 2001, borrowed $600,000 from our managing underwriter.



     Upon consummation of this offering we are required to repay approximately $1,500,000 of indebtedness for money borrowed, including $600,000 plus accrued interest owing to Paulson Investment Company, Inc. and approximately $900,000 plus accrued interest owing to Comerica Bank. Following these repayments, we will have outstanding debt financing in an aggregate principal amount of $2,500,000 to a single lender, due in April 2002, and $3,960,282 principal amount of indebtedness to our founder, due December 31, 2002. We intend to restructure our debt financing arrangements following the offering and are in discussions with potential commercial lenders. However, we have received no commitments relating to any debt financing arrangement. If we are successful in restructuring our debt financing arrangements, we expect that we will repay the unaffiliated lender from the proceeds of the new arrangement. We have no current plans to prepay the debt owing to our founder.



     Operations used $1,817,000 of cash in 1999 and $1,765,000 of cash in 2000. This improvement resulted from the increase in sales, combined with improved accounts receivable and inventory management. Cash used in operations was $850,000 for the nine months ended September 30, 2001. $226,000 of this amount is due to increased inventories to support anticipated rapid growth in operations. An additional $486,000 relates to increased accounts receivable, attributable to sales growth. Accrued liabilities increased $283,000, primarily due to costs associated with this offering. The loss for the first nine months of the year and the cash used in operations have been funded through the increase in accounts payable, sale of notes and additional financing described above.



     The purchase of BioElectric Corporation was made by payment of $160,000 cash, issuance of a note payable due February 2001 for $340,000 at eight percent interest that has since been repaid in full, and the issuance of 402,923 shares of our common stock valued at $3,704,000. The investment in GrayScale of $383,885 was funded by a note payable to Mr. Sass due in December 2002 at 12 percent interest. Capital expenditures were $126,000 during the nine months ended September 30, 2001. We plan to acquire additional cable manufacturing equipment with some of the proceeds of this offering.


     As a result of our purchase of BioElectric Corporation in February 2000, we acquired technology that is recorded as an intangible asset. It will be amortized over its estimated useful life, or 15 years, whichever is shorter, once the technology is completed and in use.


     Immediately prior to this offering, Mr. Sass will convert $450,000 of preferred stock to common stock and, assuming an initial public offering price of $6.00 per unit, will exchange $2,135,315 of the debt that we owe to him for 355,886 units. These transactions will cause our outstanding equity to consist of a single class of stock and will decrease liabilities and redeemable preferred stock and increase shareholders' equity in the amount of $2,585,315.


     We have historically been dependent for our cash requirements on equity infusions from our founder and loans provided or personally guaranteed by our founder. We are in discussions with our existing bank and others with respect to a restructuring of our debt financing package following this offering and expect to replace our existing arrangements so as to lower our cost of debt capital and remove the personal guarantees of our founder. However, we have received no commitment from any bank with respect to any such restructuring.

     We believe that the net proceeds of this offering and other cash resources that may be available to us, including bank and other debt financing and cash receipts from sales, will be sufficient to fund our cash needs for the next 12 months. Thereafter, we may be required to raise additional capital through debt and/or equity financings in order to pursue our business plan. We are unable to predict the amount, if any, of such requirements because they will depend on various factors, such as our rate of growth, internally or by acquisition, and our ability to generate increasing sales at attractive margins. We have no commitments related to any additional financings and cannot assure you that additional capital will be available, if and when required, on attractive terms or at all. The inability to raise additional capital could curtail expansion plans and make it difficult or impossible for us to take advantage of business opportunities or could ultimately adversely affect our ability to remain in business.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, June 1999, and June 2000, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instrument and Certain Hedging Activities, respectively. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. These statements are effective for fiscal years beginning after June 15, 2000. We adopted these statements on January 1, 2001. The adoption of these statements did not have a material impact on our consolidated financial statements.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. This statement discontinues the use of the pooling of interests method of accounting for business combinations. The statement is effective for all business combinations after June 30, 2001. We have completed an evaluation of the effects of this statement and do not believe it will have a material impact on our consolidated financial statements.

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. This statement requires discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair market values as necessary. This statement is effective for fiscal years beginning after December 15, 2001. We are currently evaluating the impact of this statement on our consolidated financial statements.


     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective January 1, 2002. SFAS 144 addresses accounting and reporting of long-lived assets, except goodwill, that are either held and used or disposed of through sale or other means. The Company is currently assessing, but has not yet determined the impact of SFAS 144 on its financial position, results of operations and cash flows.


BRIDGE FINANCING

     In June 2001, we borrowed $600,000 from four investors, including our founder, to fund expenses associated with this offering and to cover interim operating expenses pending receipt of the offering proceeds. We issued unsecured convertible notes bearing interest at the rate of nine percent per annum. At the effective date of this offering, the principal of, and accrued interest on, the notes will be automatically converted to units at the initial public offering price of the units sold in this offering. We also issued warrants to the purchasers of the notes that are exercisable during a three-year period beginning on the later of the first anniversary of the effective date of this offering and March 31, 2003. The warrants are exercisable to purchase an aggregate of 156,000 units, for a price equal to 90 percent of the initial public offering price of the units and are redeemable by us at any time after March 31, 2003 for $2.80 per warrant. The notes and the warrants are restricted from transfer other than transfers to members of a group under common control or distributions to fund investors, pursuant to a bona fide pledge or hypothecation or by will or pursuant to the laws of descent and distribution. The units, including the underlying common stock and warrants, issuable on exercise of the warrants or conversion of the new note will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933.


     During the period from July to October 2001, Paulson Investment Company, Inc. loaned us $600,000. This loan bears interest at the rate of nine percent per annum and is repayable from the proceeds of this offering.

                                    BUSINESS

OVERVIEW

     We develop and supply technologically advanced, customized interconnect systems to the medical device industry. We commenced business as a research and development company in 1991. In the following years, we established a foundation of proprietary processes and intellectual property that we developed or acquired in the areas of fine wire handling, materials management, micro-interconnect technology and micro-manufacturing. Building on this foundation, we began to move from research and development to commercial sales of our systems to medical device OEMs in 1998. We now provide interconnect systems to medical device OEMs in three markets:

     - the non-invasive diagnostic ultrasound device market;

     - the minimally invasive device market; and

     - the fully implantable device market.

     Our objective is to be the leading supplier of customized interconnect systems to OEM customers in these target markets. To meet this objective, we provide our customers with:

     - design assistance in the product development and engineering phase for the customer's medical devices;

     - access to difficult-to-find biocompatible materials that enable the functions we support; and

     - a high quality, cost-effective manufacturing process.

     Our existing and target markets are dominated by a few large OEMs. The remainder of the market space is filled generally by smaller, niche companies. We seek to identify key customers, both large and small, in the early stages of their product development cycle and provide a customized, application-specific product for their electronic interconnect applications. We offer the larger companies a cost-efficient, reliable and customized system for their devices and we offer expertise and technology not available to many of the smaller companies.

     We currently sell systems in commercial quantities to OEMs of non-invasive diagnostic ultrasound devices and minimally invasive devices. In addition, we are in discussions with and, in some cases, have supplied prototype systems to OEMs in the fully implantable device market that we expect will lead to our entry into that market.

OUR TARGET MARKETS AND STRATEGY

     Recent advances in medicine and technology have radically changed many aspects of medical science. Doctors are now able to assist their patients using non-invasive diagnostic ultrasound; undertake minimally invasive surgery that shortens recovery time, reduces medical costs and inflicts substantially less trauma on the patient than does traditional surgery; and, if necessary, implant a semi-permanent or permanent medical device inside the body.

     These advances are the result of both an improved understanding of human biology and advances in medical equipment technology, particularly in the area of device miniaturization. The size of a medical device is often limited by the size of the natural pathways of the human body and the organs into which it must fit. This means that there is a correspondingly fixed requirement for miniaturization of the interconnect system that will transmit the electronic signals between the device's components. Technologies we have developed enable us to design and manufacture interconnect systems for medical devices that meet these requirements.

     While each of our target markets has different needs and requirements, we believe that we are well positioned to provide our OEM customers with electronic interconnect systems as they attempt to create ever smaller devices capable of performing increasingly complex functions. We also believe that the markets for our customers' devices will remain robust for the foreseeable future as an aging population and a rise in chronic illnesses that affect older people, such as cardiovascular disease, continue to increase demand for new and complex medical procedures.

Non-invasive diagnostic ultrasound device market.

                                   [GRAPHIC]
DIAGRAM HAS MULTIPLE FRAMES:

   Far left frame contains outline of a human with its arm raised. The transducer of a non-invasive diagnostic ultrasound device is next to the human's chest with a cable connecting the transducer to a computer.

   Above a single large frame are two smaller frames containing text.

   Caption in left frame: "NON-INVASIVE DIAGNOSTIC ULTRASOUND DEVICE MARKET"

   Caption in right frame: "Ultrasound cable assemblies require hundreds of micro coax connections."

   The largest frame, below the two captions, shows the cable assembly for a non-invasive diagnostic ultrasound device.

   To the right is a frame containing the caption: "CROSS SECTION DIAGRAM OF TYPICAL 230 COAX NON-INVASIVE ULTRASOUND CABLE ASSEMBLY"

   Below that frames is a circle with the caption below it: "ACTUAL SIZE"

   Far right frame displays cross section diagram of non-invasive ultrasound cable assembly.

     The need of the healthcare industry to control costs and the desire of patients to minimize the adverse effects of both disease and its treatment is moving the industry toward outpatient procedures and reinforcing its traditional focus on preventative care. Doctors now regularly use ultrasound devices for initial soft tissue diagnoses because they are non-invasive and do not involve radiation. This has resulted, among other things, in a market opportunity for low cost, high performance non-invasive diagnostic ultrasound devices.

     The non-invasive diagnostic ultrasound market has seen a consolidation in recent years and is a mature, slow growth market dominated by four major OEMs. Although the diagnostic ultrasound imaging marketplace has been affected by recent decreases in hospital spending, the segment has stabilized and is expected to grow steadily. The segment is expected to approach $2.8 billion in worldwide equipment sales in 2001, according to industry analysts.

     This mature market is primarily cost driven. We focus on just-in-time, foreign manufacturing, currently conducted in our Nogales, Mexico facility, to control costs.

Minimally invasive device market.

                                   [GRAPHIC]
DIAGRAM HAS MULTIPLE FRAMES:

   Far left frame contains outline of a human with a smart catheter running from a device into the leg, through the human's body and ending at a sensor in the area of the human's heart.

   Above a single large frame are two smaller frames containing text.

   Caption in left frame: "MINIMALLY INVASIVE DEVICE MARKET"

   Caption in right frame: "Smart catheters contain micro wires and cable inside that permit the transmission of data."

   The largest frame, below the two captions, shows the cable assembly for a smart catheter and a cross section of the connector to which the cable assembly attaches with the caption "CONNECTOR" below it.

   Top far right frame displays cross section diagram of minimally invasive cable assembly.

   Middle far right frame contains the caption: "CROSS SECTION DIAGRAM OF TYPICAL 40 CONDUCTOR MINIMALLY INVASIVE CABLE ASSEMBLY"

   Bottom far right frame displays a circle with the caption below it: "ACTUAL SIZE"

     Electrophysiology, or EP, is an emerging sector in minimally invasive surgery. EP deals with the electrical functioning of the human body. Minimally invasive surgeries for EP are accomplished by making a minor incision in the body and then introducing a guide wire, followed by a biocompatible hollow tube, or catheter, which travels over the guide wire to the location where the procedure takes place. The surgical or diagnostic instruments are either an integral part of the catheter system or are threaded through the catheter to the procedure site. Most of the devices used in these procedures are single-use, disposable items, such as interventional ultrasound, or IVUS, image-guided catheters. These are known as "smart" catheters because, unlike traditional catheters that only convey drugs or other substances to and from the body, they include micro-wire and cable inside the catheter that permit the transmission of data. The assembly connects sensors at one end of the catheter to the device at the other end.

     A new and potentially high growth segment of the minimally invasive device market is EP cardiac mapping. This procedure utilizes smart catheters to map the nerve circuitry of the heart from inside the beating heart in order to locate the source of irregular heart beats. After the source has been located, the problem area can be selectively altered or cut using radio frequency, or RF, energy and the patient essentially cured. These procedures are conducted within hospital catheter labs and in many cases are single-day outpatient procedures.

     The most mature versions of smart catheters are the image-guided balloon angioplasty catheters. These catheters are guided through an artery to the point where the artery is blocked. The balloon attached to the catheter is inflated to open the artery and clear the blockage. Often, a stent, which is a tiny mesh device is then placed to support the artery and keep it from collapsing or closing again. From 1979 to 1998, the number of cardiac catheterizations performed in the United States for diagnosis and treatment purposes increased 332 percent. In 1998, an estimated 1,290,000 inpatient cardiac catheterizations were performed, making it the most common medical intervention in the world. In addition, an estimated 539,000 coronary angioplasty procedures were performed for the treatment of atherosclerosis in the United States. This number continues to rise as researchers, device makers, and interventional cardiologists perfect the procedures, devices and visualization tools associated with interventional cardiology.

     We expect the industry trend toward minimally invasive procedures to continue because it has shortened recovery time, reduced medical costs, and improved the quality of patients' lives compared to the use of traditional surgical methods. We believe that there are a large number of potential applications for smart catheter technology and that, as a result, there is a potential for this area of our business to experience substantial growth. Additionally, because smart catheters are used inside the body for specific medical procedures, they are "disposable," requiring a new catheter each time the procedure is performed.

     The devices into which our interconnect systems fit are technology-driven but cost-sensitive. A key requirement in this emerging market is the ability to miniaturize device components that are required to operate inside the body, while retaining the operational accuracy and precision required to perform more complex and demanding procedures. We have the capability to manufacture and supply interconnect systems that meet these market demands by combining our product design engineering and prototyping capabilities in our Portland headquarters with foreign, just-in-time manufacturing.

Fully implantable device market.

                   [FULLY IMPLANTABLE DEVICE MARKET GRAPHIC]

Diagram has multiple frames:

Far left frame contains outline of a human with a fully implantable medical device in the area of the human's heart.

Above a single large frame are two smaller frames containing text.

Caption in left frame: "FULLY IMPLANTABLE DEVICE MARKET"

Caption in right frame: "Miniaturized, fully implantable devices replace larger external devices and increase patient mobility."

The largest frame, below the two captions, shows the cable assembly for a fully implantable medical device with a connector at one end and two cables leading out of it, one of which ends in another outlet.

Top far right frame displays cross section diagram of a conductor of an implantable cable assembly.

Middle far right frame contains the caption: "CROSS SECTION DIAGRAM OF TYPICAL 6 CONDUCTOR DC IMPLANTABLE CABLE ASSEMBLY"

Bottom far right frame displays a circle with the caption below it: "ACTUAL
SIZE"

     In recent years major advances have been made in all aspects of medical technology for implantable devices that are capable of providing controlled electrical stimulation of precise areas, thereby normalizing and controlling heart and other organ functions. The ability to miniaturize these complex devices permits the full implantation of the device in the body, replacing larger, external devices and increasing patient mobility. Led by microelectronic packaging advances, fully implantable left ventricular assist devices, or LVADs, and neurostimulation devices are promising developments for patients with cardiac disease and neurological disorders like Parkinson's disease and epilepsy. We believe that the foundation of biocompatible material science knowledge and experience that we have applied to implantable cables and cable assemblies will be useful to OEMs in the new generation of devices being developed.

     LVADs assist the pumping function of the heart's left ventricle, its main pumping chamber. Newer versions of the device are electrically driven by internal batteries that can be recharged on a regular basis (every few hours) by means of a non-invasive, wearable battery pack that transmits power through the skin. LVADs are generally thought of as a bridge to transplant for patients with end-stage heart failure. With an estimated 20,000 to 40,000 Americans that would benefit from a heart transplant each year and only approximately 3,500 donor hearts available worldwide annually, the emerging strategy conceives of LVADs less as temporary devices to support a patient until a transplant is available and more as devices intended to provide long-term, untethered cardiac assistance. The LVAD market has five major participants, each of which will vie for the dominant position over the next several years of clinical trials. Three of these five major companies are currently our customers.

     Neurostimulation devices are implantable medical devices that extend into certain areas of the brain and can sense and stimulate these areas. These devices are used to control epileptic seizures, tremors associated with Parkinson's disease, and back pains related to spinal cord injuries. Although there are a variety of medical devices in development in the neurostimulation market, our primary focus has been on the OEMs developing pacing-like devices to treat Parkinson's disease and epilepsy. Medtronic, Inc. controls a majority of the neurostimulation market. With the exception of Cyberonics, Inc. and Advanced Neuromodulation Systems, Inc., the balance of the market is fragmented in the terms of the disease states being pursued and the devices under development by any given OEM. We believe our technologies could play an important role in these areas as well.

     We believe that we may have a market opportunity starting with our manufacturing base from which we can use our technical expertise to efficiently and cost-effectively develop cable assemblies for the next generation of cardiac rhythm management devices and the neurostimulation device markets. We believe our greatest opportunity for growth in both the LVAD and neurostimulation device markets lies in our entrance to these markets initially as a supplier to small, niche companies with innovative ideas. We can then leverage this expertise to gain access to the larger OEMs which may find it advantageous in certain circumstances to turn to a subcontractor who can provide a technological advantage or a manufacturing efficiency.

OUR CORE COMPETENCIES

     microHelix's technologies and manufacturing processes have been developed to address the need for ever smaller and more complex interconnect systems that transmit data, electrical power or other electronic signals between components of the medical device or directly to an organ or other part of the body. We have developed core competencies to meet this need in the following areas:

     - fine wire handling, extrusion and coating;

     - cabling of complex and hybrid wire geometries;

     - custom connector design and manufacture;

     - micro-interconnect technology terminations;

     - micro-flex circuits; and

     - ultraviolet laser micro-machining of electrodes.

Our technology is focused on the complementary design of all components of sophisticated electronic interconnect systems so as to optimize the reliability and functionality of the system as a whole.

     We continuously refine our core competencies to better serve our markets as we develop additional systems for our customers and, in the case of our laser technologies, through micro-machining and micro-manufacturing performed on a contract basis for companies inside and outside the medical device industry. With funding from government grants, we have created a foundation technology in biocompatible materials science related to interconnect systems. As we have moved from pure research and development into commercial design and production of our interconnect systems, we have continued to develop our technology through application-specific development for OEM customers as well as through more general studies done pursuant to government grants.

OUR PRODUCTS

Non-invasive diagnostic ultrasound device market.

     We design and manufacture probe cables for diagnostic ultrasound devices. The proliferation of applications for ultrasound imaging has resulted in demand for more and more accurate ultrasound images and therefore for more and more complex interconnect systems. Probe cables are the components of an ultrasound imaging device most subject to damage due to the dynamic user interface. A typical microHelix probe cable connects to a transducer, an ultrasound imaging sensor, and consists of between 64 and 256 micro-coaxial wires.

     Reliability and cost are the keys to the success of ultrasound imaging devices. Long-life probe cables are important to an OEM's goodwill with users and the medical ultrasound market presents a demanding environment as these cables must withstand physical stress from continuous handling by a radiologist or sonographer. Our micro-coaxial wire and cable technology is at the core of our design and manufacturing competency. Although electrical performance and image quality is important in the design of these cables, the competitive advantage that distinguishes our systems from those of our competitors is our cables' long-term reliability and mechanical integrity. In addition, we offer competitive pricing to OEMs with just-in-time, offshore manufacturing.


     We have sold probe cables for diagnostic ultrasound devices in commercial quantities since 1999 when we became a global reseller for Alcatel N.A. Cable Systems, a North American subsidiary of Alcatel Alsthom, a large, multi-national wire and cable manufacturer. In December 1999, we acquired certain assets of that subsidiary's value-added ultrasound cable assembly division that provided us with the ability to enter the diagnostic ultrasound market as a manufacturer. We currently have approximately 13 diagnostic ultrasound customers. In 2000, Philips Medical Systems, formerly Agilent, accounted for approximately 33 percent of our diagnostic ultrasound business and the diagnostic ultrasound business as a whole accounted for 43 percent of our total sales for the first nine months of 2001. We believe that this is a relatively mature market that will grow slowly over time and probably not offer the high growth opportunities that we expect in our other market sectors.


Minimally invasive device market.

     We are a pioneer in the design, development and manufacture of minimally invasive "smart" catheters. Most of the interconnect systems we currently sell in this market are used either in IVUS catheters or in EP cardiac mapping catheters. IVUS catheters are commonly used in therapy for people suffering from blocked arteries requiring balloon angioplasty and stent placement.

     EP cardiac mapping is an emerging therapy for atrial fibrillation, or the correction of irregular heart rhythms. The smart catheters used in EP cardiac mapping contain intrabody cardiac navigation and localization technology with image and data-processing capabilities that include navigational elements called micro-coils. The micro-coils provide data to a computer that locates the catheter tip within millimeters in three-dimensional space in real time, much like a localized global positioning system, while the tip is being moved about by the blood flow in the beating heart. This enables the operators to determine with great accuracy the location of a problem within the heart and to return to that location to correct the problem. We are an innovator in the electronic packaging of the micro-coil systems imbedded in the flexible tip of these navigational catheters. Without our enabling technology, many of these devices might not be feasible at a price that would meet market demands and reimbursement policies.

     Our systems and technologies have potential applications in the minimally invasive device market in devices used in arthroscopy, interventional neuroradiology, EP cardiac mapping and ablation, diagnostic ultrasound interventional imaging, and atrial ablation. We believe that there are many other minimally invasive niche markets still in development where our technology and systems can be applied.


     We have sold interconnect systems for this market in commercial quantities since 1999. In 2000, Jomed N.V. accounted for approximately 70 percent of our smart catheter business. As of September 30, 2001, we had ten customers in the minimally invasive device market, primarily in the EP segment. Sales to these customers represented 23 percent of our total sales for the first nine months of 2001.


Fully implantable device market.

     We have developed enabling technology with applications for the new LVADs and neurostimulation devices. We are building a technology platform based on micro-cables and interconnect systems that meets the demands of the environment inside the human body. We have studied and developed the biocompatible material sciences applicable to these transmission lines through grants from and contracts with the National Institutes of Health over the past 10 years.

     We are using our experience and technology to collaborate with LVAD OEMs to create fully implantable devices. These devices consist of a pump, a controller and a power source such as a battery, connected by implantable cables and connectors that we manufacture. We have development contracts with three OEMs to provide interconnect systems for LVADs as this technology progresses from laboratory to commercial production and sale.

     Our customers in the neurostimulation market are developing pacing-like devices to treat Parkinson's disease and epilepsy that require a specialized multi-conductor wire and cable expertise such as ours. We are working under a development contract with a major OEM to design, develop and manufacture prototypes of next generation cables for an application in neurostimulation that is expected to treat Parkinson's disease and epilepsy.


     At September 30, 2001, we had six customers in the fully implantable device market. Sales to these customers account for 13 percent of our total sales for the first nine months of 2001.


Other Products.


     Because we have invested in sophisticated manufacturing equipment to meet our needs in our core product areas that is not fully utilized for these purposes, we have engaged in a limited amount of nonmedical cable and wire manufacturing and laser micromachining. This activity accounted for approximately seven percent of total sales for the first nine months of 2001. We expect it to decrease as a percentage of total sales as sales in our core areas increase and our equipment is more fully utilized for those purposes.


SALES AND MARKETING

     Our direct sales force currently consists of our President and seven other employees. This team is supported by our application and product development engineers.

     We rely primarily on direct contact with potential customers and direct mail advertising to generate awareness of our capabilities. Sales leads and known industry targets receive follow-up sales visits. As necessary, our engineers support and visit customers to promote collaborative design engineering. We develop and sell our systems to OEMs of all sizes, including multinational corporations, and we ship our systems to the locations that they specify.

     Our sales cycle generally takes from six to eighteen months from the initial visit to the first shipment. Our sales process involves designing our systems into new medical devices, so the sale of these systems in commercial quantities is preceded by a pre-production design phase in which we produce various prototype systems based on input from our and the customer's engineering and product design staff. The extent of pre-production design activity varies from customer to customer and from system to system, depending on the degree of customization required for the particular application and the level of engineering detail developed by the customer prior to our involvement. Where there is a significant pre-production design phase, we generally require a development contract under which we receive non-recurring revenues to design and produce prototype systems. Our customers' medical devices often must obtain the approval of the FDA and other regulatory agencies before commercial production can begin. If the device is approved and we receive a purchase order for our systems, we begin to manufacture our interconnect system in commercial quantities. Once we enter into the commercial production stage, an OEM customer usually offers us a long-term revenue stream, ordinarily lasting a period of years. We also expect sales cycles for new systems to existing customers to be shorter than those for initial system sales, although the nature of the device and its application may cause the cycle to remain quite long.

     Although we occasionally pursue opportunities for nonrecurring engineering, or NRE, contract manufacturing in areas outside of our target markets through direct sales efforts and referrals, we do so primarily to make more efficient use of all of our production equipment. The primary focus of our efforts is not to secure new NRE contracts but, rather, to secure purchase orders for our interconnect systems in commercial quantities.

MANUFACTURING

     With the exception of the ultrasound interconnect systems we assemble in Mexico, we generally design, develop, manufacture and assemble our interconnect systems in our facility in Portland, Oregon. At maximum capacity, we believe the Portland facility is capable of sustaining a level of production that can support sales up to $20,000,000 per year. Whenever possible, we seek to automate our processes, which generally results in higher yields, more consistent quality, and lower costs. We have assembled a carefully selected array of equipment, including laser tools, for cutting very small and very accurate patterns in a variety of media. Our lasers produce an extremely precise, well-defined pattern on micro-miniature geometries. Paths can be cut as narrow as seven microns wide with a repeatability of 1/10 micron resolution on ultra-thin materials. We machine metal foils, piezo electric composites and many polymers with precision accuracy.

     The Portland facility is equipped with a broad range of production equipment. Our Portland cable plant includes equipment used in the extrusion, braiding, serving, cabling, and coating and assembly of interconnect systems. Our custom-built, ultra-thin wall extrusion line can provide wire insulation pinhole free below .001 inch. The process is computer monitored and logged continuously, providing capacitance, overall thickness and quality information. Ultra-thin, pinhole free extrusions reduce dimensions for dense cable geometries used in medical and micro-electronic applications.

     In the developing area of high-quality, thin-film, custom flexible circuits, or "micro-flex," we offer custom coatings and patterned substrates for sensors, biomedical devices and micro-electronics. We do contact mask alignment on substrates up to 100 mm diameters and use photolithography and shadow masks for pattern generation. Applications for this developing technology include medical ultrasound, IVUS, EP cardiac mapping, neurological brain probes, smart catheters, in vivo devices, and wearable computers.

     Although we purchase the basic machines or their principal components from commercial sources, we have designed and engineered a number of critical modifications that enable us to meet the most demanding applications and customer requirements. We maintain a fully equipped machine shop in the Portland facility to support modifications to the equipment as necessary. The machine shop also provides us with capabilities to create custom tooling and fixtures to ensure the precision manufacturing results required by our customers.

     We manufacture most of the ultrasound cables used in our diagnostic ultrasound interconnect systems in our Portland facility. The cables are sent to our regional office in Tucson, Arizona where they are paired with the necessary connector parts and shipped to the modern assembly facility that we have leased in Nogales, Mexico where the interconnect systems are assembled. After quality review, the completed assemblies are returned to our sales fulfillment office in Tucson for final review and shipment to the customer.

     We are in the process of establishing a contract manufacturing relationship with a company in Asia to handle many aspects of our operations. The contract manufacturer has a 500,000 square foot facility, certified at ISO 9001 level, and operates both as an assembler and as a manufacturer, and is already operating hundreds of machines similar to those used in our Portland facility.

     We currently manufacture to ISO 9001 standards and have applied for ISO 9001 certification for our Portland facility, which we expect to obtain by April 2002.

COMPETITION

     Several other companies, most of which are older and larger than we are, manufacture interconnect systems that offer the customer a competitive alternative in some applications. These companies include Innovex, Inc., InnoMedica, Inc., W.L. Gore & Associates, Inc., Precision Interconnect Corporation, VEMCO Limited, Tensolite Company and Axon Engineering, Inc. While we believe that some of our manufacturing techniques enable us to provide more complex data transmission within a given space constraint than competitive products offered by these companies, other factors, such as price, established relationships and support may influence customer choice where our particular abilities are not critical. Moreover, other companies, including those listed above, could develop technology and manufacturing techniques that would permit them to offer competitive or superior products across a broad range of our target applications.

     We believe that our most significant current competition comes from our customers and potential customers who, for a variety of reasons, may choose to produce interconnect systems in-house, either by maintaining the capability to produce fully integrated interconnect systems or by purchasing components from other suppliers and assembling them in-house. While we believe that the current trend among OEMs is towards outsourcing the manufacture of product components not within their core competency, our ability to sell to these customers depends on our ability to propose and execute on a program that is both technologically appropriate and cost competitive.

RESEARCH AND DEVELOPMENT


     Our research and development efforts are focused on building our core competencies as a state-of-the-art manufacturer of miniaturized, high-capacity interconnect systems. In the initial stages of our development, we received funding for a substantial portion of our research and development efforts from government grants. In the first nine months of 2001, government grants from the National Institutes of Health accounted for 15 percent of our total revenues, although we expect the percentage to decrease in the future as our commercial sales increase. Each of the two grants currently in effect has less than one year of funding remaining, with one expiring in February 2002 and the other expiring in July 2002.


     Our current grants are from the National Institute of Neurological Disorders and Stroke and the National Institute of Mental Health. We are responsible for reporting any inventions derived or reduced to practice in the performance of work under the grants. In addition, the grant contracts are subject to the terms and conditions described in this section as well as other terms and conditions standard to government research contracts.

     Other research and development efforts have been funded from equity and other capital infusions. As our business has matured, the focus of our efforts has shifted from basic research and development to the development of specific systems, either for our customers or in anticipation of a particular market opportunity. Wherever possible, we seek to fund these efforts through development contracts with our customers. We expect, however, that we will be required to continue to self fund research and development projects to maintain the capabilities that we expect our evolving markets to demand of us.

     As a condition to the funding we receive from the government, the government obtains royalty-free, nonexclusive rights to the technology we develop using its grants. To date, to our best knowledge the government has not utilized any of these licenses. For interconnect systems we develop for our commercial customers, we do not grant rights of any kind to any of our background technology used in the development and production of the system. The customer, however, generally obtains exclusive rights to the foreground technology specific to the interconnect system created for their medical device.

     The following table illustrates the sources and amounts of research and development expenditures for microHelix and its predecessors for the periods indicated:


                                                               AMOUNT
                                      --------------------------------------------------------
                                                                                        2001
                                                                                      (THROUGH
               SOURCE                   1997        1998        1999        2000      9/30/01)
               ------                 --------    --------    --------    --------    --------
Government grants...................  $645,135    $870,907    $856,422    $852,818    $706,077
Customer funded.....................  $136,937    $149,440    $138,553    $207,919    $713,771
Self funded.........................  $      0    $ 56,237    $216,304    $211,612    $ 79,624


PATENTS AND INTELLECTUAL PROPERTY

     We have patents, patent applications and trade secrets and we use each method of protection in cases where it is most appropriate. Where appropriate, we file patent applications and continuations to cover both new and improved methods of manufacturing electronic interconnect systems and technologies. Aspects of our technology are protected by seven U.S. patents. Additionally, 10 U.S. patent applications have been filed with the United States Patent and Trademark Office. The patent applications are in various stages of examination. The subject matter of one of our patents has also been filed as a Patent Cooperation Treaty International Application claiming priority from the U.S. patent application. None of the other applications or patents is the subject of an international or foreign national application or patent, although some of the applications have been filed recently enough that an international or foreign national application could still be filed claiming priority from the U.S. patent application. The seven issued patents noted above will expire between 2016 and 2020. Our intellectual property is also protected by trade secrets and proprietary knowledge.

     We currently own one trademark that is listed on the principal register of the United States Patent and Trademark Office and we have applied to register "microHelix" as a trademark. Our intellectual property also includes common law trademarks, service marks and trade names.

     We have not yet had occasion to enforce any of our patent or other intellectual property rights. Any decision to do so will depend on the perceived cost and benefit of the enforcement effort. While we believe our patents afford some competitive advantage, such protection is limited by the resources available to us to identify potential infringements and to defend our rights against infringement. The extent of the protection offered by any patent is subject to determinations as to its scope and validity that would be made only in litigation. We cannot be sure that our patents will afford meaningful protection from competition.

     We make what we believe are reasonable efforts to avoid infringing the intellectual property rights of others. We perform a patentability search prior to applying for a new patent ourselves and analyze the results of this search with respect to the possibility of infringement of the patents found. In addition we make an effort to keep abreast of the general patent landscape in our areas of concentration. While it is never our policy to infringe intellectual property rights of others, we may, despite our efforts, be unaware of the existence of rights in intellectual property that we incorporate into our designs or manufacturing processes. We may also incorporate intellectual property into our products based on assurances from our suppliers or customers that they are licensed to use the intellectual property, and these assurances may prove to be incorrect. Finally, we may reach conclusions as to whether a particular design or process infringes intellectual property rights that is challenged by the holder of those rights. For all of these reasons, we are subject to the risk that our designs or processes may be found to infringe intellectual property rights of others. Any such event could result in significant liability costs and defense costs and could have a material adverse effect on product sales.

COMPANY HISTORY

     The process that has led to the present company began in 1991 with the formation of BioElectric Corporation, a grant-funded research company that Mr. Sass formed to develop cutting edge manufacturing techniques for implantable medical device interconnect systems. Between its formation and its acquisition by the Company in 2000, BioElectric Corporation received approximately $5 million in grants from the National Institutes of Health for research and development projects in implantable medical devices, materials sciences and the related technologies. microHelix was incorporated in 1996 and organized in 1997 as "microHelix Labs, Inc." to develop and manufacture cable assemblies for use in the medical device industry.

     In 1999, we changed our name to "mHL Development Company" and began a process of restructuring to become a holding company. In that year, we acquired all of the stock of Key Tech Incorporated, a developer and manufacturer of microelectronic interconnects for commercial and military/ aerospace markets. In December 1999, we acquired certain assets of the medical ultrasound division of Alcatel NA Cable Systems, Inc., the American subsidiary of one of the largest wire and cable manufacturers in the world, which engaged primarily in the design and manufacture of cable assemblies for use in non-invasive ultrasound probes and systems. In connection with this acquisition, we acquired facilities and employees in Tucson, Arizona and Nogales, Mexico. In February 2000, we purchased all of the stock of BioElectric Corporation.

     On December 31, 2000, we merged all of our subsidiaries except BioElectric into the parent corporation. The practical effect of the mergers and simultaneous transfer to the Company of all of the employees and substantially all of the assets of BioElectric has been minimal, as the business of our former subsidiaries continue to operate as before, only now they function as specialized divisions of the Company rather than separate corporate entities owned by it.

EMPLOYEES


     We had 57 full-time employees in the United States as of September 30, 2001. In our corporate offices and manufacturing facilities in Portland, Oregon, we had 47 employees, two of whom were involved in research and contracts, two in laser micro-machining, seven in our cable plant, three in sales and marketing, two in our machine shop, two in quality assurance, 12 in assembly, seven in manufacturing administration and support, and ten in finance, administration and operations. Ten full-time employees worked in our regional office in Tucson, Arizona, four of whom were involved in engineering, one in quality assurance, three in sales and customer service and two in administration. We also have contracted with a company in Mexico that, on June 30, 2001, employed 43 people to work at our factory in Nogales, Mexico.

FACILITIES

     We lease 20,000 square feet of office and manufacturing space at our headquarters in Portland, Oregon under a lease that expires July 2002. The space includes three clean rooms suitable for our required applications. We believe our current facilities in Portland will be adequate through the next two years, depending on the increased level of activity in Nogales, Mexico and Asia.

     We lease approximately 3,500 square feet of office and warehouse space through August 2003 in a business park in Tucson, Arizona. This facility provides sufficient space for administration of the Nogales plant, ultrasound design and manufacturing engineers, customer service personnel, and shipping and receiving. We believe this facility will be sufficient through the end of our lease term in 2003.

     We lease 30,000 square feet of manufacturing space in Nogales, Mexico. The facility is approximately three years old and includes office and conference space, secured inventory/warehouse space, commercial kitchen and cafeteria space. The current lease expires in January 2003 and contains renewal options. As production requirements currently do not require utilization of the entire facility, we have subleased approximately 50 percent of our manufacturing space to a wire extrusion company. As part of its sublease, the tenant paid for the installation of dividing walls and upgrades to certain common areas of the facility. The sublease will expire at the same time as our lease. We have the ability to run a second shift, if necessary, or expand to a second story within the building. We believe the current facility in Mexico will be adequate for the foreseeable future.

LEGAL PROCEEDINGS

     We are not engaged in any legal proceedings nor are we aware of any pending or threatened legal proceedings that, singly or in the aggregate, will have a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are as follows:


              NAME                 AGE                            POSITION
              ----                 ---                            --------
Richard G. Sass..................  59     Director, Chairman, Chief Executive Officer and President
Terrence A. Rixford..............  66     Director and Chief Financial Officer
Jane K. Conner...................  45     Director, Treasurer and Secretary
Tyram H. Pettit..................  50     Director and Director of Business Development
W. Kenneth Ward..................  49     Chief Scientific Officer
David R. Bullen..................  53     Director
John L. Crary....................  47     Director
James B. Stewart.................  51     Director
James M. Williams................  58     Director


     RICHARD G. SASS is the founder of microHelix and has been our President, Chief Executive Officer, Chairman and a director since its inception. In 1972, Mr. Sass founded Precision Interconnect Corporation, which sells medical interconnect systems. In 1991, Precision Interconnect Corporation was sold to AMP, Inc., a Fortune 100 Company and one of the largest connector manufacturers in the world. Mr. Sass has been involved with a number of start-up companies, primarily in the medical electronics and the telecommunications markets. Mr. Sass holds a B.A. in business from Michigan State University.

     TERRENCE A. RIXFORD became our Chief Financial Officer and a director in September 2001. From 1998 to 2001, Mr. Rixford was involved in various charitable activities. From 1992 to 1998, Mr. Rixford was Vice President, Finance for Analogy, Inc., a software design company (subsequently acquired by Avant! Corporation in March 2000). During his employment at Analogy, Inc. he was associated with their initial public offering. Mr. Rixford has more than 30 years of experience in senior financial positions in the high technology industry. Mr. Rixford received a B.S. in Business Administration from Mt. St. Mary's College and an M.B.A. in accounting from the Cornell University Graduate School of Business.

     JANE K. CONNER, CPA, has been with microHelix since its organization in 1997 and has been a director since 1998. Ms. Conner was appointed Treasurer in September 2001. Ms. Conner served as our Chief Financial Officer from 1997 until August 2001. Since 1994, Ms. Conner also has served in one or more of the Chief Financial Officer, Controller, Secretary and Treasurer positions for other companies affiliated with Mr. Sass, including National Applied Science, Inc., Key Tech Incorporated and BioElectric Corporation. Previously, Ms. Conner was employed by Deloitte & Touche, formerly known as Deloitte Haskins and Sells, for a period of six years. Ms. Conner received a B.S. in business from Humboldt State University and an M.B.A. from the University of Portland.

     TYRAM H. PETTIT has been a director of microHelix since 1998 and became our Director of Business Development in June 2001. From 1991 to 1996, Mr. Pettit worked in commercial/private banking with Bank of California/Union Bank followed by a year as an investment banker with Glen Eden Capital. In 1997, Mr. Pettit became the Vice President and CFO of The Coast Airlines, a privately held start-up airline. In May 1999, Mr. Pettit co-founded and became the Vice President of Acquisitions of Djangos.com, an internet music and video retailer. Mr. Pettit holds a B.A. in liberal arts from Pomona College and an M.B.A. in finance from the Columbia University Graduate School of Business.

     DR. W. KENNETH WARD joined microHelix as our Chief Scientific Officer in May 2001, after having served as a consultant. He has been the Chief Scientific Officer and Principal Investigator for National Applied Science since 1998 and its subsidiary, iSense Corporation, since its founding in January 2001. Since 1987, Dr. Ward has served as a Clinical Assistant Professor/Associate Professor at Oregon Health & Sciences University. Dr. Ward obtained his B.A. in chemistry and biology at Whittier College, his M.D. from the University of Colorado School of Medicine in 1978, completed his Residency in Internal Medicine in 1981 at the University of Colorado Affiliated Hospitals, and completed his Fellowship in Diabetes and Endocrinology in 1984 at the University of Washington.

     DAVID R. BULLEN has been a director of microHelix since 1998. Since 1998, Mr. Bullen has managed Bullen Financial Group LLC, a holding company based in Lake Oswego, Oregon that invests in privately held companies. Mr. Bullen was the Chief Executive Officer of Optec Inc., a privately owned telecommunications company, a position he held from its founding in 1985 until 1997 when Optec was acquired by Enron. After Optec's sale, Mr. Bullen served as the Vice President of Operations for Enron Communications until 1998. Mr. Bullen received a B.A. in Business Administration from Miami University of Ohio.

     JOHN L. CRARY became a director of microHelix in June 2001. Since 1999, Mr. Crary has served as President of Juniper Capital LLC, a private financial advisory and investment firm actively involved with companies in various high technology as well as basic industries such as manufacturing and petroleum. From October 1999 until May 2000, Mr. Crary also served as the Secretary and Treasurer of ANTs Software, Inc., a software development company. Prior to this time, Mr. Crary worked as an independent consultant. Mr. Crary is also a director of Scheid Vineyards, Inc. Mr. Crary holds a B.A. from the University of California at Irvine and an M.B.A. from the Columbia University Graduate School of Business.

     JAMES B. STEWART has been a director of microHelix since 1998. Mr. Stewart has more than 20 years of experience in senior financial and operating roles. Mr. Stewart has served as the Chief Executive Officer of Ironwood Pacific, Inc., a privately owned manufacturer of recreational products, since he founded it in 1993. He is currently serving as the Chief Financial Officer for iMove, Inc., a multiview and panoramic imaging company, Templex Technologies, Inc., an optical components company, and Quando, Inc., a search engine software company, all early-stage companies. Mr. Stewart earned a B.A. in economics from the University of California at Santa Barbara and an M.B.A. from the University of Michigan.

     JAMES WILLIAMS has been a director of microHelix since 1998. He has been the Chief Executive Officer and President of Encore Senior Living, LLC, a privately held provider of senior living services, since its inception in 1996. Mr. Williams obtained a B.S. in engineering and an M.B.A. from Oregon State University.

     All members of the Board of Directors hold office until the next annual meeting of shareholders and the election and qualification of their successors, or until death, resignation, or removal. Officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

BOARD COMMITTEES

     Our Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs. Crary, Stewart and Williams. The Audit Committee meets with management and our independent public accountants to review and ensure the adequacy of our internal controls and to review the results and scope of the accountants' auditing engagement and various other financial reporting and control matters.

     The Compensation Committee consists of Messrs. Bullen, Stewart and Williams. The Compensation Committee reviews and recommends the compensation and benefits of our officers, reviews general policy matters relative to employee compensation and benefits and can administer the issuance of stock options and discretionary bonuses to our officers, employees, directors and consultants.

     We intend to appoint only independent directors to the Audit and Compensation Committees.

DIRECTOR COMPENSATION

     Directors are reimbursed for the expenses they actually incur in attending board meetings. We expect to implement an option program for non-employee directors. Directors are not paid a fee for their service or attendance at board meetings. In 1999, we granted options to purchase 5,519 shares of our common stock to each director at an exercise price of $2.72 per share. One-fifth of the options were automatically exercisable upon grant. The remaining four-fifths of the options vest annually over a four-year period beginning March 19, 1999.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during our fiscal years ended December 31, 1998, 1999 and 2000 to our Chief Executive Officer. No executive officer received compensation in excess of $100,000 in any year.

                                                         ANNUAL
                                                      COMPENSATION
                                                     ---------------       LONG-TERM COMPENSATION
                       NAME                          YEAR    SALARY     SECURITIES UNDERLYING OPTIONS
                       ----                          ----    -------    -----------------------------
Richard G. Sass....................................  2000          0               23,655(1) 0
                                                     1999          0(2)             5,519(3)
                                                     1998    $96,923                    0

---------------
(1) These options were issued in lieu of salary, at 2,365 options per month for 10 months.

(2) Mr. Sass was not paid a salary in 1999. Instead, microHelix accrued deferred compensation to Mr. Sass of $200,000, none of which has been paid.

(3) Each member of the Board of Directors then in office, including Mr. Sass, was awarded 5,519 options in 1999.

Beginning January 2001, Mr. Sass has been paid a monthly salary of $15,000. We also provide each permanent, full-time employee, including Mr. Sass, term life insurance with a benefit of $50,000.

STOCK OPTION PLANS

     We adopted a stock incentive plan in 1998, authorizing the grant of options to purchase up to 220,780 shares of our common stock. As of October 15, 2001, we have issued options to purchase 215,176 shares at prices ranging from $1.09 to $9.06 per share. Although the 1998 plan will continue to govern the options issued pursuant to its terms, we will issue no further options under it as we terminated the 1998 plan in July 2001. The plan is administered by our Board of Directors. Under the 1998 plan, we could grant incentive options to our employees and non-qualified options to our officers, employees, directors, consultants, agents and independent contractors. Subject to the provisions of the 1998 plan, the Board of Directors determined who received options, the number of shares of common stock for which such options are exercisable and the time, manner of exercise and exercise price of such options. The term of options granted under the 1998 plan may not exceed 10 years, or five years in the case of incentive stock options granted to holders of 10 percent or more of our voting stock. The exercise price for incentive options shall be not less than the fair market value of the common stock on the date of the grant or 110 percent of such value in the case of holders of 10 percent or more of our voting stock. The exercise price of non-qualified options shall be as determined by the Board of Directors.

     Our 2001 stock incentive plan was adopted by our Board of Directors on July 23, 2001 and approved by our shareholders on August 3, 2001. The 2001 plan authorizes the grant of options to purchase up to 600,000 shares of common stock. No options have been issued under the 2001 plan. However, we have agreed to grant options to purchase 55,000 shares under the 2001 plan to our Chief Financial Officer at a price equal to the trading price of our common stock immediately following approval of such trading. The plan was adopted to promote and advance the interests of microHelix and its shareholders by:

     - enabling us to attract, retain and reward managerial and other key employees, non-employees and directors; and

     - strengthening the mutuality of interests between participants in the plan and the shareholders in our long-term growth, profitability and financial success by offering stock options.

     Under our 2001 plan, we may grant incentive options to our employees and non-qualified options to our officers, employees, directors, consultants, agents and independent contractors. After this offering, the 2001 stock incentive plan will be managed by the Compensation Committee. Subject to the provisions of the 2001 plan, the Board of Directors will determine who shall receive options, the number of shares of common stock for which such options are exercisable and the time, manner of exercise and exercise price of such options. The board or a committee thereof may delegate to specified officers the authority to award options, subject to guidelines established by the board for such issuances. The term of incentive stock options granted under the 2001 plan may not exceed 10 years, or five years in the case of incentive stock options granted to holders of 10 percent or more of our voting stock. The exercise price for incentive options shall be not less than the fair market value of the common stock on the date of the grant or 110 percent of such value in the case of holders of 10 percent or more of our voting stock. The term and exercise price of non-qualified options shall be as determined by the Board of Directors.



     All of the options to purchase common stock that we have issued to employees since December 1999 are exercisable at a price of $9.06 per share. Based on the estimated initial public offering price for the units, we expect that shares of our common stock will trade at a lower valuation initially. We expect to grant options to employees in the future with exercise prices equal to the closing price of our common stock on the date of grant. In order not to disadvantage current employees, we have offered each employee who has been granted options exercisable at $9.06 per share the opportunity to exchange any or all of those options for the right to receive options to acquire a number of shares equal to the number exchanged on May 10, 2002 with an exercise price per share equal to the closing price of our common stock on May 9, 2002. The exchange offer expires on November 9, 2001. This offer was made to employees with respect to options to purchase 97,160 shares of common stock and was accepted with respect to options to acquire 31,737 shares.


OPTION GRANTS AND EXERCISES

     The following table sets forth information concerning option grants made during our last fiscal year to our Chief Executive Officer. Mr. Sass did not exercise any options in the last fiscal year.

                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO      EXERCISE
                NAME                    OPTIONS      EMPLOYEES     PRICE ($/SH)     EXPIRATION DATE
                ----                   ----------    ----------    ------------    -----------------
Richard G. Sass......................    23,655(1)       30%          $2.72        December 30, 2010

---------------
(1) These options were issued in lieu of salary at 2,365 options per month for 10 months.


                              CERTAIN TRANSACTIONS



     microHelix was founded by Richard G. Sass. microHelix Labs, Inc., a wholly owned subsidiary of microHelix that was merged into it in December 2000, borrowed a net amount of $1,093,312 from Mr. Sass through a revolving line of credit. The loans accrued interest at 12 percent per annum until the merger on December 31, 2000. microHelix Labs, Inc. also borrowed $235,000 at 15 percent interest from the Sass Living Trust, of which Mr. Sass is a beneficiary. Principal and accrued interest as of September 30, 2001 was $294,683. microHelix assumed the debt of microHelix Labs, Inc. when it was merged with and into microHelix on December 31, 2000.


     BioElectric Corporation, a subsidiary of microHelix also founded by Mr. Sass, borrowed a net amount of $1,042,003 from him through a revolving line of credit. On December 31, 2000, microHelix purchased substantially all of the assets and assumed all of the liabilities of BioElectric, including the loan to Mr. Sass. These loans accrued interest at 6.2 percent per annum until December 30, 2000.


     Mr. Sass also loaned microHelix $160,000 for the purchase of the assets of BioElectric on February 4, 2000 at 12 percent interest, and $383,885 for the purchase of the assets of the Alcatel ultrasound cable division at 12 percent interest on December 15, 1999. In addition, Mr. Sass loaned $546,945 to microHelix at 12 percent during 2000 to cover cash flow needs. The total amount of loans outstanding as of September 30, 2001 owed to Mr. Sass is $3,665,599, including accrued interest of $439,454. To date, microHelix has not repaid any of the principal or accrued interest on the loans made directly to it by Mr. Sass. Immediately prior to this offering, we will exchange $2,135,315 of the outstanding debt owed to Mr. Sass for 355,886 units, assuming an initial public offering price of $6.00 per unit. We intend to repay the unpaid balance of these loans at their maturity on December 31, 2002.



     On April 17, 2000, Mr. Sass personally guaranteed a loan made to microHelix by the Confederated Tribes of the Grande Ronde of Oregon in the amount of $2,500,000. The note is due April 17, 2002. Mr. Sass also guaranteed microHelix's indebtedness to Comerica Bank consisting of a $500,000 equipment term loan and a $500,000 revolving line of credit. The revolving line is up for renewal January 4, 2002 but Comerica Bank and the equipment loan, which amortizes over three years, is due January 4, 2004. We have agreed, however, to repay Comerica out of the proceeds of the offering in exchange for a waiver of certain defaults. Following this offering, we expect to restructure our bank and other commercial debt arrangements and we expect that, as a part of this restructuring, Mr. Sass will cease to be a guarantor of our indebtedness. However, we have received no commitment with respect to any debt restructuring or the release of Mr. Sass from his guarantees.


     In June 2001, Mr. Sass, as trustee for the J.M. Ek Living Trust, purchased $250,000 principal amount of notes as a part of our bridge financing and received warrants to purchase up to 65,000 units. These purchases were on the same terms applicable to other investors in the notes.

     The terms of the above transactions were as favorable to us or our affiliates as those generally available from unaffiliated third parties. Each transaction was ratified by a majority of our independent directors who did not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

     All future transactions between us and our officers, directors or five percent shareholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel. We intend to maintain at least two independent members on our Board of Directors.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information, as of August 31, 2001, and as of that date as adjusted to reflect the sale of the 2,000,000 units offered hereby and certain other transactions described in Note 1, below, with respect to the beneficial ownership of the common stock by: (1) each shareholder known by us to be the beneficial owner of more than 5 percent of the common stock; (2) each of our directors; (3) our Chief Executive Officer; (4) a key employee; and
(5) all current officers, key employees and directors as a group. The address of each person listed below is: c/o microHelix, Inc., 16125 SW 72nd Avenue, Portland, Oregon 97224. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable on exercise of currently exercisable or convertible securities or securities exercisable or convertible within 60 days of August 31, 2001 are deemed beneficially owned and outstanding for computing the percentage owned by the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite that shareholder's name.



                                               SHARES BENEFICIALLY OWNED     SHARES BENEFICIALLY OWNED
                                                   PRIOR TO OFFERING             AFTER OFFERING(1)
                                               --------------------------    --------------------------
          NAME OF BENEFICIAL OWNER              NUMBER           PERCENT       NUMBER          PERCENT
          ------------------------             ---------        ---------    ----------        --------
Richard G. Sass..............................   745,256(2)        43.4%      1,391,728(2)(3)     31.3%
David R. Bullen..............................    21,710(2)         1.3%         21,710(2)           *
Jane K. Conner...............................    21,250(2)         1.2%         21,251(2)           *
John L. Crary................................        --              *         125,001(4)         2.8%
Tyram H. Pettit..............................    15,753(2)           *          15,753(2)           *
W. Kenneth Ward..............................     3,312(2)           *           3,312(2)           *
James B. Stewart.............................    40,292(2)         2.3%         40,292(2)           *
James M. Williams............................    30,909(2)(5)      1.8%         30,909(2)(5)        *
St. John Medical Center Foundation(6)........   402,923           23.5%        402,923            9.2%
All executive officers, key employees and
  directors as a group (8 persons)...........   878,482(7)        50.5%      1,649,956(7)(8)     36.3%


---------------
 *  Less than one percent.


(1) After giving effect to (i) the sale of the 2,000,000 units offered hereby;
    (ii) the conversion of preferred stock owned by Mr. Sass into 165,585 shares of common stock; (iii) the exchange by Mr. Sass of $2,135,315.00 of indebtedness for 355,886 units at the rate of $6.00 per unit, (iv) the conversion of the bridge notes into 100,000 units, and (v) the issuance of 20,833 units to legal counsel in partial payment of their fee.


(2) Includes 3,312 shares that may by acquired within 60 days after August 31, 2001 pursuant to the exercise of options.


(3) Includes 41,667 shares of common stock and Class A and Class B warrants to purchase 83,334 shares of common stock upon conversion of the principal of a bridge note owned by the J.M. Ek Living Trust, of which Mr. Sass is the trustee, into 41,667 units, assuming an initial public offering price of $6.00 per unit.



(4) Includes 41,667 shares of common stock and Class A and Class B warrants to purchase up to an aggregate of 83,334 shares of common stock upon conversion of the principal of bridge notes owned by two trusts, of which Mr. Crary is both the trustee and the beneficiary, into 41,667 units, assuming an initial public offering price of $6.00 per unit.


(5) Includes 27,597 shares owned by a corporation controlled by Mr. Williams and members of his family.

(6) The Board of Directors of St. John Medical Center Foundation has empowered Thomas Bashwiner, its Regional Vice President, to exercise voting and investment control over these shares.

(7) Includes 23,184 shares that may be acquired within 60 days after August 31, 2001 pursuant to the exercise of options.


(8) Includes 166,668 shares of common stock that may be acquired upon exercise of unit warrants.

                           DESCRIPTION OF SECURITIES

     As of the date of this prospectus, the authorized capital stock of microHelix consists of 25,000,000 shares of common stock and 5,000,000 shares of preferred stock.

UNITS

     Each unit consists of one share of common stock, a Class A warrant and a Class B warrant. The common stock and warrants will trade as units for 30 days following the effective date of this offering unless the representative of the underwriters determines that separate trading should occur earlier. In making any such decision, the representative will consider various market factors, including the strength of support for the units.

     We will announce in advance the separation of the units by a public press release. Upon separation, unit holders who wish to hold physical certificates will receive certificates for the common stock, Class A warrants and Class B warrants in exchange for their unit certificates.

COMMON STOCK


     As of September 30, 2001, there were 1,713,803 outstanding shares of common stock held of record by 52 shareholders. An additional 165,585 shares of common stock will be issued immediately prior to this offering upon the conversion of our outstanding preferred stock, all of which is owned by Mr. Sass. Assuming an initial public offering price of $6.00 per unit, another 355,886 units, each consisting of one share of common stock, a Class A warrant and a Class B warrant, will be issued to Mr. Sass upon the conversion of $2,135,315 in debt owed to him by microHelix. Upon the effectiveness of this offering, $600,000 of our outstanding bridge notes will be converted into 100,000 units. We are also issuing 20,833 units to our legal counsel in partial payment of their fee related to this offering. Following these issuances and the issuance and sale of the 2,000,000 units offered hereby, and assuming no other issuances of common stock, there will be 4,356,107 shares of common stock outstanding.


     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Upon giving proper notice, shareholders do not have rights to cumulate their votes in the election of directors under the Oregon Business Corporation Act.

     Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as the Board of Directors may declare from time to time. In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock will be entitled to receive pro rata all of the remaining assets of microHelix available for distribution to its shareholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued in anticipation of and pursuant to this offering will be, upon issuance, fully paid and nonassessable.

CLASS A AND CLASS B WARRANTS

     Each Class A and Class B warrant will entitle the holder to purchase one share of common stock. The Class A warrants will have an exercise price of
$     per share (110 percent of the initial public offering price of the units)
and the Class B warrants will have an exercise price of $     per share (120
percent of the initial public offering price of the units). The Class A and Class B warrants will generally be exercisable at any time for two years and five years, respectively, after the date of this prospectus, unless earlier redeemed. The warrants are redeemable by us, at a price of $0.25 per warrant, upon 30 days' prior written notice, at any time after we have reported income per share of $1.00 or more for any period consisting of four consecutive quarters. If we give notice of our intention to redeem, a holder will have the choice either to exercise his or her Class A and Class B warrants before the date specified in the redemption notice or to accept the redemption price.

     The Class A and Class B warrants will be issued in registered form under a warrant agreement between us and UMB Bank, n.a., as warrant agent. The shares of common stock underlying the Class A and Class B warrants, when issued upon exercise of these warrants, will be fully paid and nonassessable, and we will pay any transfer tax incurred as a result of the issuance of common stock to the holder upon its exercise.

     The Class A and Class B warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. These adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of a Class A or Class B warrant. The holder of a Class A or Class B warrant will not possess any rights as our shareholder until he or she exercises the warrant.

     A Class A or Class B warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price by certified or bank check payable to the order of microHelix for the number of shares with respect to which the warrant is being exercised.

     For a holder to exercise the Class A or Class B warrants, there must be a current registration statement in effect with the SEC and qualification in effect under applicable state securities laws or applicable exemptions from state qualification requirements with respect to the issuance of common stock or other securities underlying the warrants. We have agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities to be filed under the Securities Act and to become and remain effective in anticipation of and before the exercise of the warrants and to take such other actions under the laws of various states as may be required to cause the sale of common stock or other securities upon exercise of warrants to be lawful. We have the right, but not the obligation, so long as shares of our common stock are listed on a securities exchange or there are at least three independent market makers, to pay a holder exercising a Class A or Class B warrant cash equal to the difference between the market price of the common stock on the exercise date and the exercise price of the warrant in lieu of registering the underlying common stock. We will not be required to honor the exercise of warrants if, in the opinion of our Board of Directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

     The foregoing discussion of material terms and provisions of the Class A and Class B warrants is qualified in its entirety by reference to the detailed provisions of the warrant agreements, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     For the life of the Class A and Class B warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

OTHER WARRANTS


     As of September 30, 2001, we have issued two outstanding warrants to purchase a total of 37,533 shares of our common stock at an exercise price of $9.0588 per share. We granted a warrant to purchase 4,416 shares in connection with the establishment of our credit facility in January 2001. The right to exercise the warrant expires in January 2008. The number of shares for which this warrant is exercisable and the exercise price per share are subject to adjustment if we issue, or are deemed to issue, shares of common stock for less than $9.0588 per share. If the units are sold for $6.00 per unit, we expect that such an adjustment will occur, but the exact amount of the adjustment will depend on the price at which the common stock is first traded. We granted a warrant to purchase 33,117 shares of our common stock to a supplier in March 2000 retroactively effective to July 1999. That warrant vests over five years, beginning in July 1999 and expiring in March 2010. As of September 30, 2001, the warrant was exercisable for 13,246 shares of our common stock.

PREFERRED STOCK


     At September 30, 2001, there were 1,500,000 shares of our Series A Preferred Stock outstanding. All of these shares are owned by Mr. Sass and they will be converted to 165,585 shares of common stock immediately prior to the effectiveness of this offering. After this offering, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock, all of which will be authorized and unissued upon the conversion of the existing preferred stock. Our Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including


     - voting rights,

     - terms of redemption,

     - redemption prices,

     - liquidation preferences,

     - dividend preferences,

     - conversion rights,

     - number of shares constituting any series, and

     - the designation of such series.

Although it presently has no intention to do so, our Board of Directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. This provision may be deemed to have a potential anti-takeover effect and the issuance of the preferred stock in accordance with such provision may delay or prevent a change of control of microHelix. The issuance of preferred stock will be approved by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussions set forth certain federal income tax consequences, under current law, relating to the purchase and ownership of the units and the underlying common stock and warrants. The discussion is a summary and does not purport to deal with all aspects of federal taxation that may be applicable to an investor, nor does it consider specific facts and circumstances that may be relevant to a particular investor's tax position. Some holders, such as dealers in securities, insurance companies, tax exempt organizations, foreign persons and those holding common stock or unit warrants as part of a straddle or hedge transaction, may be subject to special rules that are not addressed in this discussion. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and on administrative and judicial interpretations as of the date hereof, all of which are subject to change. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THIS OFFERING, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Allocation of purchase price

     Each unit as a whole will have a tax basis equal to the cost of the unit. The measure of income or loss from some of the transactions described below depends on the tax basis in each of the Class A warrant, the Class B warrant and the common stock comprising the unit. The tax basis for each of the warrants and the common stock will be determined by allocating the cost of the unit between the securities that comprise the unit in proportion to the relative fair market values of these securities at the time of acquisition.

Exercise and sale of warrants

     No gain or loss will be recognized by a holder of a Class A or Class B warrant on the purchase of shares of common stock for cash on an exercise of a warrant, except that gain will be recognized to the extent cash is received in lieu of fractional shares. The tax basis of common stock received upon exercise of a warrant will equal the sum of the holder's tax basis for the exercised warrant and the exercise price. The holding period of the common stock acquired will begin on the date the warrant is exercised and the common stock is purchased. It does not include the period during which the warrant was held.

     Gain or loss from the sale or other disposition of a Class A or Class B warrant, or loss in the event the warrant expires unexercised, other than on a redemption by us, will be capital gain or loss to its holder if the common stock to which the warrant relates would have been a capital asset in the hands of such holder. This capital gain or loss will be long-term capital gain or loss if the holder has held the warrant for more than one year at the time of the sale, disposition or lapse. On the redemption of a warrant by us, the holder generally will realize capital gain or loss.

Sale of common stock

     The sale of common stock should generally result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized and such holder's tax basis in the common stock. If the common stock constitutes a capital asset in the hands of the holder, gain or loss upon the sale of the common stock will be characterized as long-term or short-term capital gain or loss, depending on whether the common stock has been held for more than one year.

Expiration of warrants without exercise

     If a holder of a Class A or Class B warrant allows it to expire without exercise, the expiration will be treated as a sale or exchange of the unit warrant on the expiration date. The holder will have a loss equal to the amount of such holder's tax basis in the lapsed warrant. If the warrant constitutes a capital asset in the hands of the holder, the loss will be characterized as long-term or short-term capital loss, depending on whether the warrant was held for more than one year.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     UMB Bank, n.a., will serve as the transfer agent and registrar for the common stock and warrant agent for the Class A and Class B warrants.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market or the prospect of such sales could adversely effect prevailing market prices.


     Upon completion of this offering, 4,356,107 shares of common stock will be outstanding. Of these shares, the 2,020,833 shares issued as part of the units will be freely tradable without restriction under the Securities Act of 1933, unless purchased by an "affiliate" of microHelix, as that term is defined in Rule 144 under the Securities Act. The remaining 2,335,274 shares outstanding after completion of this offering are "restricted securities" as defined in Rule 144 and may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration, including an exemption under Rule 144. Substantially all of our restricted shareholders have agreed that, for one year following the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of common stock without the consent of Paulson Investment Company, Inc. Officers and directors may make intra-family transfers or transfers to trusts for estate planning purposes. Upon expiration of these lock-up agreements, all 2,335,274 of these shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144.

     An additional 6,209,666 shares of common stock may become available for resale upon exercise of the underwriters' over-allotment option, the representative's warrant, warrants issued in our bridge financing and upon conversion of the bridge loans, and the Class A and Class B warrants.



     In general under Rule 144, a person, including an "affiliate" of microHelix, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the then outstanding shares of common stock, or approximately 43,561 shares immediately following this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and the availability of current public information about us. Rule 144(k) provides that a person who is not an "affiliate" of the issuer at any time during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell those shares at any time without compliance with the public information, volume limitation, manner of sale and notice provisions of Rule 144.



     Beginning 90 days after the date of this prospectus, certain shares issuable upon the exercise of options granted by us prior to the date of this prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. Substantially all of these shares are subject to the lock-up agreements discussed above. Pursuant to Rule 701, persons who purchase shares upon exercise of options granted under a written compensatory plan or contract may sell such shares subject to the manner of sale requirements of Rule 144, but without having to comply with the holding period requirements of Rule 144, and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. As of September 30, 2001, immediately exercisable options to purchase 40,458 shares of common stock were outstanding, none of which was exercised. Additional options to purchase 174,718 shares of common stock have also been granted which have not been exercised and which become exercisable at various times in the future. All of these options were granted pursuant to the 1998 stock incentive plan, and any shares issued upon the exercise of these options will be eligible for sale pursuant to Rule 701.


     We have reserved 600,000 shares for issuance upon exercise of options granted under our 2001 stock incentive plan. We intend to file as soon as practicable following completion of this offering a registration statement on Form S-8 under the Securities Act covering these shares of common stock. The registration statement will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates, and in some cases, the lock-up agreements referred to above, shares of common stock to be issued upon exercise of outstanding options granted under the 2001 plan will be available for immediate resale in the open market. As of the date of this prospectus, no awards have been made under the 2001 plan.


     As of September 30, 2001, we had warrants outstanding to purchase an aggregate of 37,533 shares of our common stock at $9.0588 per share. As of September 30, 2001, warrants to purchase 17,662 shares were immediately exercisable. The remaining 19,871 vest at various times in the future. Any shares issued upon the exercise of these warrants will be eligible for sale pursuant to Rule 144, except that these shares are also subject to the lock-up agreements discussed above.

                                  UNDERWRITING

     Paulson Investment Company, Inc. is acting as the representative of the underwriters of this offering. We have entered into an underwriting agreement with the underwriters with respect to the units being offered. In connection with this offering and subject to certain conditions, each of the underwriters named below has agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.


                        UNDERWRITER                           NUMBER OF UNITS
                        -----------                           ---------------
Paulson Investment Company, Inc.............................
I-Bankers Securities Incorporated...........................
                                                                 ---------
          Total.............................................     2,000,000


     The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriting agreement also provides that the obligations of the underwriter to pay for and accept delivery of the units are subject to the approval of certain legal matters by their counsel and certain other conditions. These conditions include the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for such purpose have been instituted or threatened by the Securities and Exchange Commission.

     The representative has advised us that the underwriters propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession
of not more than $     per unit. The underwriters and selected dealers may
reallow a concession to other dealers, including the underwriters, of not more
than $     per unit. After completion of the initial public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

     The representative has informed us that the underwriters do not expect to confirm sales of our units offered by this prospectus to any accounts over which they exercise discretionary authority. Although the underwriters may sell units to investors designated by our management, no units will be reserved by the underwriters for sale to individuals or entities designated by us and the underwriters are not obligated to make any such sales.

OVER-ALLOTMENT OPTION


     Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 300,000 units on the same terms as the units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that they have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering
expenses will be $          , $          and $          , respectively.


ONLINE ACTIVITIES

     A prospectus in electronic format is available online at www.paulsoninvestment.com/microHelix.html and may be made available on the Internet sites or through other online services maintained by one or more of the other underwriters of this offering, members of the selling group or by persons with whom they may contract for such services. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

STABILIZATION

     Until the distribution of the units offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and to purchase units. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the units. The underwriters may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment sales involve syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock and Class A and Class B warrants in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional units as described above.

     - Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

     In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the Nasdaq SmallCap Market or otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

INDEMNIFICATION

     The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNDERWRITERS' COMPENSATION

     We have agreed to sell the units to the underwriters at the initial
offering price of $          , less a ten percent underwriting discount. The
underwriting agreement also provides that, upon the closing of this offering the underwriters will be paid a nonaccountable expense allowance equal to two percent of the gross proceeds from the sale of the units offered by this prospectus, including the over-allotment option.

     We have also agreed to issue warrants to the representative to purchase from us up to 200,000 units at an exercise price per unit equal to 120 percent of the offering price per unit. These warrants are exercisable during the four-year period beginning one year from the date of effectiveness of the registration statement. Pursuant to NASD Rule 2710(c)(7)(A), these warrants, and the securities underlying the warrants, are not transferable for one year following the effective date of the registration, except to an individual who is an officer or partner of an underwriter, by will or by the laws of descent and distribution, and are not redeemable. These warrants will have registration rights. We will cause the registration statement to remain effective until the earlier of the time that all of the representative's warrants have been exercised and the date which is five years after the effective date of this offering. The common stock and warrants issued to the representative upon exercise of these warrants will be freely tradable.


     The holders of the representative's warrants will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized by the representative on the sale of the securities issuable upon exercise of the representative's warrants may be deemed to be additional underwriting compensation. The securities underlying the representative's warrants are being registered on the registration statement. During the term of the representative's warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the representative's warrants are outstanding. At any time at which the representative's warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

LOCK-UP AGREEMENTS


     Substantially all of our officers, directors and other shareholders have agreed that for a period of one year from the date this registration statement becomes effective that they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through intra-family transfers or transfers to trusts for estate planning purposes, without the consent of the representative, which consent will not be unreasonably withheld.


DETERMINATION OF OFFERING PRICE

     Before this offering, there has been no public market for the units and the common stock and Class A and Class B warrants contained in the units. Accordingly, the initial public offering price of the units offered by this prospectus and the exercise price of the Class A and Class B warrants were determined by negotiation between us and the representative. Among the factors considered in determining the initial public offering price of the units and the exercise price of the unit warrants were:

     - our history and our prospects;

     - the industry in which we operate;

     - the status and development prospects for our proposed products and services;

     - our past and present operating results;

     - the previous experience of our executive officers; and

     - the general condition of the securities markets at the time of this offering.

     The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Stoel Rives LLP, Portland, Oregon. Certain legal matters in connection with the offering will be passed upon for the underwriters by

Holland & Knight LLP, Portland, Oregon. Stoel Rives LLP shall receive 20,833 units in partial payment of their fee related to this offering.


                                    EXPERTS

     The consolidated financial statements of microHelix, Inc. as of December 31, 2000, and for each of the two years in the period ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

     The financial statements of BioElectric Corporation for the year ended December 31, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere in this prospectus and in the registration statement and are included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

     The statements in this prospectus related to patent and intellectual property matters under "Risk Factors" under the captions "If we are not able to protect our intellectual property, our business and operating results could be adversely affected."; "We are exposed to the risk of a claim that our products or manufacturing processes violate intellectual property rights of others."; and "Others may have proprietary technologies which create barriers to entry," "Business -- Research and Development" and under "Business -- Patents and intellectual property" have been reviewed and approved by Timothy E. Siegel, West Linn, Oregon, our intellectual property counsel, as our expert on such matters and are included herein in reliance upon that review and approval.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the units, common stock and warrants. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 75 Park Place, 14th Floor, New York, NY 10007, and the Kluczynski Federal Building, 230 South Dearborn Street, Room 3190, Chicago, IL 60604. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the SEC, upon payment of prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information about registrants that file electronically with the SEC, including the registration statement. The address of the SEC's World Wide Web site is http://www.sec.gov.

     Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
microHelix, Inc.
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 2000 and
     September 30, 2001.....................................   F-3
  Consolidated Statements of Operations for the two years
     ended December 31, 1999 and 2000 and the nine months
     ended September 30, 2000 and 2001......................   F-4
  Consolidated Statements of Shareholders' Deficit for the
     two years ended December 31, 1999 and 2000 and the nine
     months ended September 30, 2001........................   F-5
  Consolidated Statements of Cash Flows for the two years
     ended December 31, 1999 and 2000 and the nine months
     ended September 30, 2000 and 2001......................   F-6
  Notes to Consolidated Financial Statements................   F-7
BioElectric Corporation
  Independent Auditors' Report..............................  F-24
  Statement of Operations for the year ended December 31,
     1999...................................................  F-25
  Statement of Shareholders' Deficit for the year ended
     December 31, 1999......................................  F-26
  Statement of Cash Flows for the year ended December 31,
     1999...................................................  F-27
  Notes to Financial Statements.............................  F-28

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of microHelix, Inc.

     We have audited the accompanying consolidated balance sheet of microHelix, Inc., formerly known as mHL Development Company, and subsidiaries (collectively, the "Company") as of December 31, 2000, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Portland, Oregon
July 6, 2001 (August 10, 2001 as to Note 1)

                                MICROHELIX, INC.

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 2000 AND SEPTEMBER 30, 2001



                                                                                                 PRO FORMA
                                                              DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2000            2001             2001
                                                              ------------    -------------    -------------
                                                                               (UNAUDITED)      (UNAUDITED)
ASSETS
Current Assets:
  Cash......................................................  $     3,554      $     3,720      $     3,720
  Accounts receivable, net of allowance of zero.............      611,222        1,097,099        1,097,099
  Inventories (Note 3)......................................    1,133,288        1,359,510        1,359,510
  Due from affiliates (Note 10).............................       65,016           29,183           29,183
  Prepaid expenses..........................................       30,865           76,047           76,047
                                                              -----------      -----------      -----------
    Total current assets....................................    1,843,945        2,565,559        2,565,559
Property and equipment -- net (Note 4)......................    1,977,006        1,784,175        1,784,175
Intangible and other assets -- net (Notes 2 and 5)..........    4,911,728        5,547,800        5,547,800
                                                              -----------      -----------      -----------
    Total...................................................  $ 8,732,679      $ 9,897,534      $ 9,897,534
                                                              ===========      ===========      ===========
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
  Accounts payable..........................................  $   896,001        1,881,052      $ 1,881,052
  Accrued interest..........................................      100,996           88,740           88,740
  Accrued liabilities.......................................      190,483          473,074          473,074
  Line of credit (Note 6)...................................           --          498,196          498,196
  Current portion of notes payable (Notes 6 and 9)..........      807,500        2,949,074        2,949,074
  Due to affiliates (Note 10)...............................       20,824            2,409            2,409
                                                              -----------      -----------      -----------
    Total current liabilities...............................    2,015,804        5,892,545        5,892,545
                                                              -----------      -----------      -----------
Long-Term Liabilities:
  Long-term portion of notes payable (Notes 6 and 9)........    2,500,000               --               --
  Convertible bridge loans (Notes 6, 9 and 16)..............           --          600,000               --
  Bridge loans (Notes 6 and 16).............................           --          333,333          333,333
  Long-term notes payable to shareholder (Notes 6 and 10)...    1,325,830        1,325,830        1,325,830
  Convertible notes payable to shareholder (Notes 6 and
    10).....................................................    2,135,315        2,135,315               --
  Accrued interest to shareholder (Note 10).................      429,038          499,137          499,137
  Deferred shareholder compensation (Note 10)...............      200,000          200,000          200,000
                                                              -----------      -----------      -----------
    Total long-term liabilities.............................    6,590,183        5,093,615        2,358,300
                                                              -----------      -----------      -----------
    Total liabilities.......................................    8,605,987       10,986,160        8,250,845
                                                              -----------      -----------      -----------
Commitments and contingencies (Note 11).....................           --               --               --
Redeemable preferred stock (Note 8).........................      450,000          450,000               --
Shareholders' Equity (Deficit) (Note 9):
  Common stock, no par value, 5,519,495 shares authorized,
    1,713,803 issued and outstanding at December 31, 2000
    and September 30, 2001; 2,335,274 pro forma shares
    outstanding at September 30, 2001.......................    5,285,255        5,285,255        8,470,570
  Additional paid-in capital................................      621,993          649,850          649,850
  Notes receivable from shareholders for common stock (Note
    10).....................................................      (93,940)         (67,940)         (67,940)
  Deferred compensation expense.............................     (171,684)        (148,015)        (148,015)
  Accumulated deficit.......................................   (5,964,932)      (7,257,776)      (7,257,776)
                                                              -----------      -----------      -----------
    Total shareholders' equity (deficit)....................     (323,308)      (1,538,626)       1,646,689
                                                              -----------      -----------      -----------
    Total...................................................  $ 8,732,679      $ 9,897,534      $ 9,897,534
                                                              ===========      ===========      ===========


See notes to consolidated financial statements.

                                MICROHELIX, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   YEARS ENDED DECEMBER 31, 1999 AND 2000 AND

                 NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001



                                                                             NINE MONTHS
                                         YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                        --------------------------    --------------------------
                                           1999           2000           2000           2001
                                        -----------    -----------    -----------    -----------
                                                                             (UNAUDITED)
Sales:
  Wire and cable......................  $ 1,630,982    $ 3,297,169    $ 2,153,375    $ 4,032,424
  Government contracts................           --        960,474        639,159        706,077
                                        -----------    -----------    -----------    -----------
     Total sales......................    1,630,982      4,257,643      2,792,534      4,738,501
Cost of Sales:
  Wire and cable......................    1,902,521      2,922,117      2,118,639      3,703,031
  Government contracts................           --        506,563        308,750        386,824
                                        -----------    -----------    -----------    -----------
     Total cost of sales..............    1,902,521      3,428,680      2,427,389      4,089,855
                                        -----------    -----------    -----------    -----------
     Gross profit (loss)..............     (271,539)       828,963        365,145        648,646
                                        -----------    -----------    -----------    -----------
Operating Expenses:
  Research and development............      216,304        211,612         98,700         79,624
  Sales and marketing.................      507,022        269,685        212,262        272,530
  General and administrative..........      848,737      1,748,588      1,151,803      1,141,117
                                        -----------    -----------    -----------    -----------
     Total operating expenses.........    1,572,063      2,229,885      1,462,765      1,493,271
                                        -----------    -----------    -----------    -----------
Loss from operations..................   (1,843,602)    (1,400,922)    (1,097,620)      (844,625)
                                        -----------    -----------    -----------    -----------
Other Income (Expense):
  Interest income.....................          187          2,841          2,841          4,304
  Interest expense....................      (95,857)      (311,649)      (165,237)      (328,252)
  Interest expense to shareholder.....     (121,854)      (357,859)      (275,064)      (124,271)
                                        -----------    -----------    -----------    -----------
     Other expense -- net.............     (217,524)      (666,667)      (437,460)      (448,219)
                                        -----------    -----------    -----------    -----------
Net loss..............................  $(2,061,126)   $(2,067,589)   $(1,535,080)   $(1,292,844)
                                        ===========    ===========    ===========    ===========
Loss per common share -- basic and
  diluted.............................  $     (1.57)   $     (1.55)   $     (1.17)   $     (0.97)
                                        ===========    ===========    ===========    ===========
Shares used in per share calculation--
  basic and diluted...................    1,310,880      1,331,854      1,310,880      1,331,854
                                        ===========    ===========    ===========    ===========


See notes to consolidated financial statements.

                                MICROHELIX, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2001



                                         COMMON STOCK        ADDITIONAL
                                    ----------------------    PAID-IN       NOTES        DEFERRED     ACCUMULATED
                                     SHARES       AMOUNT      CAPITAL     RECEIVABLE   COMPENSATION     DEFICIT        TOTAL
                                    ---------   ----------   ----------   ----------   ------------   -----------   -----------
Balance, January 1, 1999..........  1,310,880   $1,581,088    $ 13,951    $(102,580)    $      --     $(1,836,217)  $  (343,758)
Grants of stock options...........         --           --      31,769           --       (31,769)             --            --
Grants of stock warrants..........         --           --     152,348           --            --              --       152,348
Amortization of deferred
  compensation....................         --           --          --           --         9,267              --         9,267
Repayment of shareholder notes....         --           --          --        8,380            --              --         8,380
Net loss..........................         --           --          --           --            --      (2,061,126)   (2,061,126)
                                    ---------   ----------    --------    ---------     ---------     -----------   -----------
Balance, December 31, 1999........  1,310,880    1,581,088     198,068      (94,200)      (22,502)     (3,897,343)   (2,234,889)
Issuance of common stock..........    402,923    3,704,167          --           --            --              --     3,704,167
Grants of stock options...........         --           --     423,925           --      (182,043)             --       241,882
Amortization of deferred
  compensation....................         --           --          --           --        32,861              --        32,861
Repayment of shareholder notes....         --           --          --          260            --              --           260
Net loss..........................         --           --          --           --            --      (2,067,589)   (2,067,589)
                                    ---------   ----------    --------    ---------     ---------     -----------   -----------
Balance, December 31, 2000........  1,713,803    5,285,255     621,993      (93,940)     (171,684)     (5,964,932)     (323,308)
Grants of stock options
  (unaudited).....................         --           --      17,438           --       (17,438)             --            --
Grants of stock warrants
  (unaudited).....................         --           --      10,419           --            --              --        10,419
Amortization of deferred
  compensation (unaudited)........         --           --          --           --        41,107              --        41,107
Repayment of shareholder notes
  (unaudited).....................                                           26,000                                      26,000
Net loss (unaudited)..............         --           --          --           --            --      (1,292,844)   (1,292,844)
                                    ---------   ----------    --------    ---------     ---------     -----------   -----------
Balance, September 30, 2001
  (unaudited).....................  1,713,803   $5,285,255    $649,850    $ (67,940)    $(148,015)    $(7,257,776)  $(1,538,626)
                                    =========   ==========    ========    =========     =========     ===========   ===========


See notes to consolidated financial statements.

                                MICROHELIX, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1999 AND 2000 AND

                 NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 2001



                                                                                                   NINE MONTHS
                                                               YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30,
                                                              --------------------------    --------------------------
                                                                 1999           2000           2000           2001
                                                              -----------    -----------    -----------    -----------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(2,061,126)   $(2,067,589)   $(1,535,080)   $(1,292,844)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................      200,560        363,589        278,657        376,349
    Deferred shareholder compensation expense...............      200,000             --             --             --
    Stock compensation expense..............................       40,048        329,070        193,964         41,107
    Discount amortization...................................           --             --             --          5,415
    Change in:
      Accounts receivable...................................     (271,657)      (186,509)      (196,343)      (485,877)
      Inventories...........................................      (62,326)      (724,630)      (436,784)      (226,222)
      Due from affiliates...................................      (75,061)       121,251        126,098         35,833
      Prepaid expenses......................................        2,550         (8,438)        (2,346)       (45,182)
      Intangible and other assets...........................           --       (103,998)       (98,400)      (139,164)
      Accounts payable......................................      187,141        298,677         (1,424)       558,728
      Accrued interest......................................       24,773         72,905        222,746        (12,256)
      Accrued liabilities...................................      (29,679)      (157,492)      (152,760)       282,591
      Due to affiliates.....................................      (74,054)       (28,525)         8,295        (18,415)
      Accrued interest to shareholder.......................      101,908        327,130         41,952         70,099
                                                              -----------    -----------    -----------    -----------
        Cash used in operating activities...................   (1,816,923)    (1,764,559)    (1,551,424)      (849,838)
                                                              -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................     (256,025)      (191,263)      (129,578)      (125,892)
  Cash paid for acquisitions, net of cash acquired..........           --       (172,088)      (172,088)            --
                                                              -----------    -----------    -----------    -----------
        Cash used in investing activities...................     (256,025)      (363,351)      (301,666)      (125,892)
                                                              -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes receivable from shareholders..........        8,380            260            260         26,000
  Proceeds from borrowings against notes payable and line of
    credit..................................................           --      2,500,000      2,500,000      1,993,751
  Principal payments on notes payable.......................           --       (200,000)      (200,000)      (915,644)
  Proceeds from issuance of notes payable to shareholder....           --        941,945        677,000             --
  Proceeds from issuance of convertible notes payable to
    shareholder.............................................    2,072,000        700,000        700,000             --
  Principal payments on convertible notes payable to
    shareholder.............................................           --     (1,831,627)    (1,831,627)            --
  Payments of financing costs...............................           --             --             --       (128,211)
                                                              -----------    -----------    -----------    -----------
        Cash provided by financing activities...............    2,080,380      2,110,578      1,845,633        975,896
                                                              -----------    -----------    -----------    -----------
Net increase (decrease) in cash.............................        7,432        (17,332)        (7,457)           166
Cash, beginning of period...................................       13,454         20,886         20,886          3,554
                                                              -----------    -----------    -----------    -----------
Cash, end of period.........................................  $    20,886    $     3,554    $    13,429    $     3,720
                                                              ===========    ===========    ===========    ===========
Supplemental disclosure of cash flow information --
  Cash paid for interest....................................  $    91,030    $   426,041    $   332,171    $   394,680
                                                              ===========    ===========    ===========    ===========
Supplemental disclosure of noncash investing and financing
  activities -- Noncash portion of acquisitions (assumptions of liabilities, issuance of note payable, and issuance of
  common stock).............................................  $        --    $ 5,656,361    $ 5,656,361    $        --
                                                              ===========    ===========    ===========    ===========


See notes to consolidated financial statements.

                                MICROHELIX, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)


1. SUMMARY OF SIGNIFICANT POLICIES AND BASIS OF PRESENTATION

     NATURE OF OPERATIONS -- microHelix, Inc. (the "Company") is primarily engaged in the design, manufacture, and sale of micro cables, connectors, and assemblies for use in medical devices.


     BASIS OF PRESENTATION -- The consolidated financial statements and related footnote information as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are unaudited and in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of such date and results of operations for such periods. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the full year.


     In August 2001, the Company accomplished a 1-for-9.0588 reverse split of its common stock, the effects of which have been retroactively applied to the Company's financial statements for all periods presented. The reverse split was applied to outstanding common stock, as well as any common stock warrants and options granted as of the time of the reverse split.


     The Company expects that all of the outstanding redeemable preferred stock, convertible notes payable to shareholder and convertible bridge loans will be converted to units as described in Note 16, immediately prior to or upon the effectiveness of the planned initial public offering of the Company's common stock. As a result of the conversions to common stock, several adjustments and factors will impact the comparability of our historical financial results with our future financial results. The unaudited pro forma balance sheet reflects the effects of the conversions on convertible notes payable to shareholder, convertible bridge loans, redeemable preferred stock and common stock. Any impact on the results of operations is considered to be insignificant.



     The unaudited pro forma balance sheet has been prepared as if the conversions occurred on September 30, 2001. The Company believes that all adjustments necessary to present fairly the unaudited pro forma balance sheet have been made. The unaudited pro forma balance sheet is not necessarily indicative of what actual results would have been had the transaction occurred on September 30, 2001, nor does it purport to indicate the future results of the Company's operations. The unaudited pro forma balance sheet should be read in conjunction with our financial statements and accompanying notes.


     The consolidated financial statements include the accounts of microHelix, Inc. and its wholly owned subsidiary, BioElectric Corporation ("BioElectric"). All significant intercompany balances and transactions are eliminated upon consolidation. The results of BioElectric have been included in the consolidated financial statements since the date of acquisition (Note 2).

     NAME CHANGE AND REORGANIZATION -- On December 31, 2000, mHL Development Company and its subsidiaries were legally merged into one entity with the exception of BioElectric Corporation, a wholly owned subsidiary that transferred substantially all of its assets and liabilities to the Company. In March 2001, mHL Development Company legally changed its name to microHelix, Inc.


     GOING CONCERN -- The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company experienced significant losses in its first four years of operations and has historically operated with a deficiency in working capital. On September 30, 2001, deficiency in working capital was $3,326,986. This indicates that the Company may be unable to continue as a going concern for a reasonable period of time.

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

     The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


     Management believes that the Company will continue as a going concern due to the financial strength of its founder and its strong customer base. The Company has been and management believes it will continue to be successful in obtaining financing to fund operations. In June 2001, the Company obtained bridge loans aggregating $600,000 (Note 16). The Company also borrowed an aggregate of $600,000 from the representative of the underwriters during the period from July to October 2001 (Note 16). Management believes that these borrowings along with its improving operations will provide the funds required to continue as a going concern. In addition, the majority shareholder has agreed to provide continued financial support to the Company through July 2002.


     USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. This includes, among other things, evaluation of the remaining life and recoverability of long-lived assets. Actual results could differ from those estimates.

     INVENTORIES are stated at the lower of cost (first-in, first-out) or market.

     PROPERTY AND EQUIPMENT are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (three to seven years) beginning on the date placed in service. Leasehold improvements are amortized over the lesser of the remaining lease term or the useful life. Costs of repairs and maintenance are expensed as incurred.

     INTANGIBLE AND OTHER ASSETS primarily represent patent costs which are amortized using the straight-line method over their estimated useful lives or 15 years, whichever is shorter, once the technology is completed and in use. Management periodically evaluates the recoverability of intangibles based on current and anticipated income and undiscounted future cash flows. Financing costs are amortized over the term of the related note payable.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company evaluates its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable.

     REVENUE RECOGNITION -- The Company recognizes revenue from commercial sales of micro cables, connectors, assemblies and related supplies when title passes, which is upon shipment. Commercial sales are made F.O.B. point of shipment. Returns are limited to nonconforming products.

     Development contracts are structured on a cost or cost plus basis. Revenue from development contracts for non-recurring-engineering is recognized using the percentage of completion method as time and materials costs are incurred. Revenue from contracts for the production of prototypes is recognized when the title passes, which is upon shipment. Prototypes are tested at the Company's facility for customer specifications prior to shipment.

     Revenue on government contracts and grants is recognized as time and materials costs are incurred using the percentage of completion method. The government generally provides grants to perform specific research and is not the ultimate customer.

     RESEARCH AND DEVELOPMENT -- Internal research and development costs are expensed as incurred. Third-party research and development costs are expensed as the contracted work is performed. The

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)


Company incurred $216,304 and $211,612 and $98,700 and $79,624 of internal research and development costs during the years ended December 31, 1999 and 2000 and nine months ended September 30, 2000 and 2001, respectively.


     INCOME TAXES -- The liability method is used to account for income taxes. Deferred income taxes are provided for the temporary effects of differences in the recognition of revenues and expenses for financial statement and income tax reporting purposes. Valuation allowances reduce deferred tax assets to an amount more likely than not to be realized.

     STOCK-BASED COMPENSATION -- Compensation expense for stock-based employee compensation is measured using the method prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Pro forma disclosures of net losses are made as if the method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, had been applied in measuring compensation expense.


     FINANCIAL INSTRUMENTS -- The carrying value of the Company's cash, accounts receivable, accounts payable, other accrued liabilities, and line of credit approximate their estimated fair values due to the short maturities of those instruments.



     COMPREHENSIVE LOSS -- Comprehensive loss for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001 was the same as the reported net loss.


     RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998, June 1999, and June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 137, Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, respectively (collectively the "Statements"). The Statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statements are effective for fiscal years beginning after June 15, 2000. The Company adopted the Statements on January 1, 2001. The adoption of the Statements did not have a material impact on the Company's consolidated financial statements.

     In July 2001, the FASB issued SFAS No. 141, Business Combinations. The statement discontinues the use of the pooling of interests method of accounting for business combinations. The statement is effective for all business combinations after June 30, 2001. The Company has completed an evaluation of the effects of this statement and does not believe it will have a material impact on the Company's consolidated financial statements.

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. The statement will require discontinuing the amortization of goodwill and other intangible assets with indefinite useful lives. Instead, these assets will be tested periodically for impairment and written down to their fair market values as necessary. This statement is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of this statement on the Company's consolidated financial statements.


     In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective January 1, 2002. SFAS 144 addresses accounting and reporting of long-lived assets, except goodwill, that are either held and used or disposed of through sale or other means.

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)


The Company is currently assessing, but has not yet determined the impact of SFAS 144 on its financial position, results of operations and cash flows.


     LOSS PER SHARE -- Basic net loss per share has been computed by dividing net loss by the weighted average number of shares outstanding during each period. Diluted loss per share has been computed by dividing net loss adjusted for interest on convertible bridge loans and notes payable by the weighted average common stock and common stock equivalent shares outstanding during each period using the treasury stock method for employee stock option plans and warrants, and the if-converted method for redeemable preferred stock and convertible bridge loans and notes payable, if the common equivalent shares were not anti-dilutive. Common stock equivalents were anti-dilutive for all periods presented.


     Options to purchase 70,404 and 150,079 and 151,735 and 215,176 shares of common stock were outstanding as of December 31, 1999 and 2000 and September 30, 2000 and 2001, respectively, but were not included in the computation of diluted net loss per share for the years then ended because the options were anti-dilutive. These options expire on dates beginning April 2009 through June 2011. Common equivalent shares of 536,408 and 521,471 and 521,471 and 527,631 at December 31, 1999 and 2000 and September 30, 2000 and 2001, respectively, from assumed conversion of redeemable preferred stock, convertible notes payable and warrants were not included in the computation of diluted net loss per share as they were not dilutive.


2. MERGERS AND ACQUISITIONS


     Effective February 4, 2000, the Company acquired all of the outstanding common stock of BioElectric, a developer of custom electronic interconnect systems for the human body located in Portland, Oregon. The Company paid $160,000 in cash, issued a promissory note for $340,000 (Note 6), and agreed to either make cash payments of $730,000 or issue 80,585 shares of common stock in each of five years beginning on December 31, 2001. In December 2000, the Company issued 402,923 shares with a fair value of $9.19 per share to the former owner of BioElectric in full satisfaction of the portion of the purchase price that was to be paid over the five year period. The fair value of the 402,923 shares issued to acquire BioElectric was established by valuing the BioElectric stock received in the exchange considering such factors as the nature and history of BioElectric, the economic outlook for BioElectric and its industry, the book value of the BioElectric stock, its financial condition, the markets for its products, and its earning capacity. The appraiser used the income approach to determine fair value. Income projections for the year 2000 through 2004 were discounted using a 40 percent discount rate and a five percent growth rate from the end of the projection period. The former owner has agreed to certain stock transfer restrictions determined in a separate agreement, including a right of first refusal for the Company. This stock transfer restriction agreement terminates on (i) the effective date of a registration statement filed by the Company under the Securities Act of 1933 with respect to an underwritten public offering of its common stock or (ii) the closing date of the sale of assets or merger of the Company pursuant to which the Company's shareholders receive securities of a publicly held company.


     The acquisition of BioElectric has been accounted for using the purchase method of accounting. Accordingly, the results of operations of BioElectric have been included in the consolidated financial statements of the Company since the date of acquisition.

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

     The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair value. Assets and liabilities acquired were as follows:

Fair value of assets acquired:
  Tangible assets...........................................  $  879,224
  Patents...................................................   4,844,167
  Other.....................................................      92,870
                                                              ----------
     Fair value of assets acquired..........................   5,816,261
Less:
  Cash paid, net of acquired cash of $100...................     159,900
  Note payable issued.......................................     340,000
  Common stock issued.......................................   3,704,167
                                                              ----------
     Liabilities assumed....................................  $1,612,194
                                                              ==========

     The following are the unaudited pro forma results of operations had the acquisition of BioElectric occurred on January 1, 1999:

                         MICROHELIX, INC. AND AFFILIATE
              PRO FORMA ADJUSTED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

                                                              BIOELECTRIC    PRO FORMA
                                           MICROHELIX, INC.   CORPORATION   ADJUSTMENTS      PRO FORMA
                                           ----------------   -----------   -----------     -----------
Sales....................................    $ 1,630,982      $1,073,559     $      --      $ 2,704,541
Cost of sales............................      1,902,521         829,463       100,878(1)     2,832,862
                                             -----------      ----------     ---------      -----------
  Gross profit (loss)....................       (271,539)        244,096      (100,878)        (128,321)
Operating Expenses:
  Research and development...............        216,304              --            --          216,304
  Sales and marketing....................        507,022             510            --          507,532
  General and administrative.............        848,737         293,595         4,783(1)     1,147,115
                                             -----------      ----------     ---------      -----------
     Total operating expenses............      1,572,063         294,105         4,783        1,870,951
                                             -----------      ----------     ---------      -----------
Loss from operations.....................     (1,843,602)        (50,009)     (105,661)      (1,999,272)
Other Income (Expense):
  Interest income........................            187              28            --              215
  Debt forgiveness.......................             --         155,230            --          155,230
  Interest expense.......................       (217,711)        (72,713)           --         (290,424)
                                             -----------      ----------     ---------      -----------
     Other income (expense) -- net.......       (217,524)         82,545            --         (134,979)
                                             -----------      ----------     ---------      -----------
Income (loss) before income tax
  expense................................     (2,061,126)         32,536     (105,661)       (2,134,251)
Income tax expense.......................             --          12,459            --           12,459
                                             -----------      ----------     ---------      -----------
  Net income (loss)......................    $(2,061,126)     $   20,077     $(105,661)     $(2,146,710)
                                             ===========      ==========     =========      ===========
Loss per common share -- basic and
  diluted................................    $     (1.57)                                   $     (1.25)
                                             ===========                                    ===========
Shares used in per share
  calculation -- basic and diluted.......      1,310,880                       402,923(2)     1,713,803
                                             ===========                     =========      ===========

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

---------------
(1) Reflects a $105,661 increase in depreciation expense associated with the $853,000 writeup in basis of property and equipment acquired in the purchase of BioElectric. Depreciation is recorded on a straight-line basis over periods ranging from 2 to 7 years.

(2) Reflects 402,923 shares issued in conjunction with the purchase of BioElectric, which are assumed to have been outstanding for the entire year ended December 31, 1999.

     Effective December 15, 1999, through its wholly owned subsidiary, GrayScale, Inc. ("GrayScale"), the Company acquired certain equipment and inventories of the division of a company located in Tucson, Arizona and Nogales, Mexico, which was primarily engaged in the design and manufacture of ultrasound cable assemblies. The purchase price of $383,885 was allocated $185,000 to equipment and $198,885 to acquired inventories.


     In connection with the acquisition, the Company entered into a non-exclusive cable supply agreement with the former owner of the equipment and inventories acquired by GrayScale with an initial term effective through December 31, 2004. Prices for the products to be purchased are fixed for the term of the agreement, although subject to change upon mutual consent of the parties. The Company will earn rebates as a financial incentive should certain annual contract values for the cable purchases be achieved. As of September 30, 2001, the Company had not yet met the minimum required annual contract value to earn any such rebates.


     Effective April 23, 1999, through a wholly owned subsidiary of the Company, mHL Merger Sub, Inc., the Company acquired Key Tech Incorporated ("Key Tech"), a producer and assembler of wire and cable integrated system components located in Portland, Oregon. Each of the 15,000 shares of the original Key Tech capital stock was converted into 2.7597 shares of the Company's common stock for a total of 41,396 shares.

     The purchase of Key Tech has been accounted for using the pooling of interests method of accounting. Accordingly, Key Tech operations have been included in the consolidated financial statements of the Company for all periods presented. The following are details of Key Tech as of and for the period ended prior to the merger (January 1, 1999 through March 31, 1999):


                                           FORMER
                                      MICROHELIX, INC.    KEY TECH, INC.     COMBINED
                                      ----------------    --------------    ----------
Revenue.............................     $   22,370          $ 31,381       $   53,751
Net loss............................       (322,862)          (18,709)        (341,571)
Intercompany receivables
  (payables)........................         12,047            (8,973)           3,074
Weighted-average shares
  outstanding.......................      1,269,484            41,396        1,310,880


3. INVENTORIES

     Inventories are as follows:


                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         2000            2001
                                                     ------------    -------------
                                                                      (UNAUDITED)
Raw materials......................................   $1,110,265      $1,314,278
Work-in-process....................................       21,388          43,377
Finished goods.....................................        1,635           1,855
                                                      ----------      ----------
  Total............................................   $1,133,288      $1,359,510
                                                      ==========      ==========

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

4. PROPERTY AND EQUIPMENT

     Property and equipment are as follows:


                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         2000            2001
                                                     ------------    -------------
                                                                      (UNAUDITED)
Machinery and equipment............................   $2,151,969      $2,172,310
Leasehold improvements.............................      187,289         203,638
Office furniture and equipment.....................      138,522         219,852
Automobiles........................................       20,000          20,000
Software...........................................       17,786          32,320
                                                      ----------      ----------
                                                       2,515,566       2,648,120
Accumulated depreciation...........................     (538,560)       (863,945)
                                                      ----------      ----------
  Property and equipment -- net....................   $1,977,006      $1,784,175
                                                      ==========      ==========


5. INTANGIBLE AND OTHER ASSETS

     Intangible and other assets are as follows:


                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         2000            2001
                                                     ------------    -------------
                                                                      (UNAUDITED)
Patents............................................   $4,904,530      $4,939,358
Financing costs....................................       45,834         699,535
Other..............................................       17,228          26,563
                                                      ----------      ----------
                                                       4,967,592       5,665,456
Accumulated amortization...........................      (55,864)       (117,656)
                                                      ----------      ----------
  Intangible and other assets -- net...............   $4,911,728      $5,547,800
                                                      ==========      ==========


6. LINE OF CREDIT AND NOTES PAYABLE


     In January 2001, the Company entered into a revolving line of credit and equipment loan agreement with a bank. Proceeds from the borrowings were used to repay, in full, principal and interest of certain notes payable aggregating $846,744. The line of credit bears interest at the prime rate plus 1.25% (7.25% at September 30, 2001) and allows the Company to borrow up to $500,000. In connection with the agreement, certain outstanding notes payable were subordinated and 4,416 common stock warrants were granted at an exercise price of $9.0588 per share (Note 9). At September 30, 2001, $498,196 was outstanding on the line of credit net of the unamortized discount related to the warrants (Note 9). Principal and interest are due in full on January 4, 2002.



     At September 30, 2001, the Company was out of compliance with certain covenants under the revolving line of credit and equipment loan agreement. The Company believes it will obtain a waiver from the bank that is effective through November 2001. In connection with the expected waiver, the Company has agreed to repay the line of credit and note payable with a portion of the proceeds of the initial public offering (Note 16). All related amounts have been classified as current as of September 30, 2001.

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

Notes payable consisted of the following:


                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  2000            2001
                                                              ------------    -------------
                                                                               (UNAUDITED)
Note payable, interest at 12%, due quarterly, principal due
  April 2002, secured by a deed of trust held by the
  majority shareholder and a pledge of common stock
  certificates of an affiliate..............................   $2,500,000      $ 2,500,000
Note payable, interest at 15%, due quarterly, principal due
  January 21, 2001, secured by certain equipment and office
  furniture.................................................      467,500               --
Note payable, interest at 8%, due quarterly, principal due
  February 2001, unsecured..................................      340,000               --
Note payable, interest at prime plus 1.75%, 7.75% at
  September 30, 2001, principal and interest payable
  monthly, due in full on January 4, 2004, secured by
  equipment.................................................           --          382,407
Bridge loans, interest at 9%, due quarterly, principal due
  in quarterly installments beginning September 2002,
  unsecured (Note 16).......................................           --          400,000
Convertible bridge loans, interest at 9%, due quarterly,
  convertible to units or principal due in quarterly
  installments beginning September 2002, unsecured (Notes 9
  and 16)...................................................           --          600,000
Convertible note payable to shareholder, interest at 12%,
  interest and principal due December 31, 2002, secured by
  assets of the Company.....................................    1,093,312        1,093,312
Convertible note payable to shareholder, variable interest
  equal to the federal long-term rate defined in Internal
  Revenue Code sec. 1274(d), 6.2% at December 31, 2000,
  interest and principal due December 2002, secured by
  assets of BioElectric.....................................    1,042,003        1,042,003
Note payable to shareholder, interest at 12%, interest and
  principal due December 2002, secured by certain assets....      546,945          546,945
Note payable to shareholder, interest at 12%, interest and
  principal due December 2002, secured by certain assets....      383,885          383,885
Note payable to shareholder, interest at 15%, interest and
  principal due December 2002, secured by certain assets....      235,000          235,000
Note payable to shareholder, interest at 12%, interest and
  principal due December 2002, secured by certain assets....      160,000          160,000
                                                               ----------      -----------
  Total notes payable.......................................    6,768,645        7,343,552
Less current portion........................................     (807,500)      (2,949,074)
                                                               ----------      -----------
  Long-term portion of notes payable........................   $5,961,145      $ 4,394,478
                                                               ==========      ===========


Long-term notes payable consist of:


                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         2000            2001
                                                     ------------    -------------
                                                                      (UNAUDITED)
Convertible notes payable to shareholder...........   $2,135,315      $2,135,315
Long-term notes payable to shareholder.............    1,325,830       1,325,830
Other notes payable................................    2,500,000         933,333
                                                      ----------      ----------
  Total long-term portion of notes payable.........   $5,961,145      $4,394,478
                                                      ==========      ==========



     Convertible notes payable to shareholder are expected to be converted into 355,886 units immediately prior to the Company's anticipated initial public offering in 2001 being declared effective (Note 16). The

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

convertible notes payable to shareholder of $2,135,315 have been included in the payout for 2002 in the table below. However, the shareholder has indicated his intent to convert them into common stock in 2001.

     Principal payments due on notes payable as of December 31, 2000 are as follows:

2001.....................................................  $  807,500
2002.....................................................   5,961,145
                                                           ----------
  Total..................................................  $6,768,645
                                                           ==========


     Principal on the note payable entered into January 2001 of $382,407 is payable in full in 2004. However, at September 30, 2001, the Company was out of compliance with certain covenants under the revolving line of credit and equipment loan agreement. The Company believes it will obtain a waiver from the bank that is effective through November 2001. In connection with the expected waiver, the Company has agreed to repay the line of credit and note payable with a portion of the proceeds of the initial public offering. Accordingly, all related amounts have been classified as current as of September 30, 2001. $600,000 of bridge loan proceeds are expected to be converted into units with the remaining $400,000 to be repaid with a portion of the proceeds of the initial public offering (Note 16).



     The weighted-average interest rate on short-term borrowings at December 31, 2000 was 8%. There were no short-term borrowings outstanding at September 30, 2001.


7. INCOME TAXES

     Deferred income taxes, reflecting the net tax effects of temporary differences between the carrying amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes, are based on tax laws currently enacted.

     Components of deferred tax assets are as follows:


                                                    DECEMBER 31,    SEPTEMBER 30,
                                                        2000            2001
                                                    ------------    -------------
                                                                     (UNAUDITED)
Federal net operating loss carryforwards..........  $ 1,703,716      $ 1,835,408
State net operating loss carryforwards............      220,481          237,523
Stock-based compensation..........................      105,501          121,286
Related party interest............................       78,968          225,745
Other.............................................        6,096           17,642
                                                    -----------      -----------
  Deferred tax asset..............................    2,114,762        2,437,604
Valuation allowance...............................   (2,114,762)      (2,437,604)
                                                    -----------      -----------
  Net.............................................  $        --      $        --
                                                    ===========      ===========


     Federal and state net operating loss carryforwards expire in 2013 through 2020. No provision for income taxes has been provided due to the Company's net losses.

     SFAS No. 109, Accounting for Income Taxes, requires that the tax benefit of net operating losses, temporary differences, and credit carryforwards be recorded as an asset to the extent that management assesses that realization is "more likely than not." Realization of the future tax benefits is dependent on the Company's ability to generate sufficient taxable income within the carryforward period. Because of the Company's current operating losses, management has provided a 100% valuation allowance for its net

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

deferred tax assets. Ownership changes due to the planned sale of the Company's common stock, as part of the units, could limit the amount of net operating loss carryforwards available for use in any one year or in the aggregate.

8. REDEEMABLE PREFERRED STOCK

     In 1997, the Company issued 1,500,000 shares of Series A Redeemable, Convertible Preferred Stock ("Preferred Stock") to its majority shareholder at a price of $.30 per share. Each share is convertible, at any time at the option of the holder, into one share of the Company's common stock, subject to adjustment for stock splits, stock dividends and recapitalizations. Accordingly, the 1-for-9.0588 reverse split discussed in Notes 1 and 9 would be applied prior to any such conversion. The Preferred Stock is automatically convertible into common stock at the earlier of the date of a firm commitment public offering of its common stock or the date on which at least 51% of the Preferred Stock has been converted. The shares may be redeemed at any time, at the option of the holder, at a redemption price of $.30. In the event of liquidation, the holder of the Preferred Stock would be entitled to receive, in preference to the common shareholders, an amount equal to the purchase price of $.30 per share. The holder of the Preferred Stock is entitled to vote based on the number of shares of common stock into which the Preferred Stock could be converted. The majority shareholder has agreed that immediately prior to the effective time of the registration statement pursuant to which the Company will undertake the planned sale of units, the Preferred Stock will be converted into 165,585 shares of common stock (Note 16).

9. SHAREHOLDERS' DEFICIT

     COMMON STOCK -- As discussed in Note 1, in August 2001, the Company accomplished a 1-for-9.0588 reverse split of its common stock. The effects of the reverse split have been retroactively applied to the Company's financial statements for all periods presented.

     DIVIDEND POLICY -- The declaration and payment of any future cash dividends is prohibited by our current credit agreement and may be similarly restricted in the future.


     STOCK INCENTIVE PLAN -- The Company's 2001 Stock Incentive Plan (the "2001 Plan") was adopted by the board of directors in July 2001 and approved by the shareholders in August 2001. The 2001 Plan provides for the issuance of options to purchase up to 600,000 shares of common stock. No options have been issued under the 2001 Plan.



     The Company has a 1998 Stock Incentive Plan (the "1998 Plan") which provides for issuance of options to purchase up to 220,780 shares of common stock to its employees and service providers. Options are granted under various vesting arrangements, up to a maximum of five years and expire after a

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)


maximum of ten years and are subject to a stock transfer restriction agreement to be entered into upon exercise. The following table summarizes activity under the 1998 Plan:


                                                       OUTSTANDING OPTIONS
                                             ---------------------------------------
                                                           WEIGHTED
                                                           AVERAGE        WEIGHTED
                                                           EXERCISE     AVERAGE FAIR
                                             NUMBER OF    PRICE PER      VALUE PER
                                              SHARES        SHARE          SHARE
                                             ---------    ----------    ------------
Balance at January 1, 1999.................    49,124       $2.64          $1.21
Options granted, less than market price....     2,208        5.44           5.60
Options granted at market price............    18,758        8.32           3.58
Options granted, greater than market
  price....................................       275        9.05           0.18
                                              -------       -----          -----
Balance at December 31, 1999...............    70,365        4.27           1.97
Options granted, less than market price....    67,088        2.72           6.98
Options granted at market price............    11,332        9.06           3.90
                                              -------       -----          -----
Balance at December 31, 2000...............   148,785       $3.93          $4.38
                                              =======       =====          =====


     The following table summarizes information about stock options outstanding and exercisable under the 1998 Plan at December 31, 2000:


                                                        OPTIONS OUTSTANDING
                                                ------------------------------------    OPTIONS EXERCISABLE
                                                              WEIGHTED-                ----------------------
                                                               AVERAGE     WEIGHTED-                WEIGHTED-
                                                              REMAINING     AVERAGE                  AVERAGE
                                                  NUMBER     CONTRACTUAL   EXERCISE      NUMBER     EXERCISE
                EXERCISE PRICE                  OF OPTIONS   LIFE (YRS)      PRICE     OF OPTIONS     PRICE
                --------------                  ----------   -----------   ---------   ----------   ---------
  $1.09.......................................     2,208         7.50        $1.09          883       $1.09
  $2.72.......................................   116,203         8.70        $2.72       19,206       $2.72
  $5.44.......................................     2,208         8.75        $5.44          442       $5.44
  $9.06.......................................    28,166         9.09        $9.06        3,367       $9.06
                                                 -------                                 ------
                                                 148,785                                 23,898
                                                 =======                                 ======

     In 2000, the Company issued approximately 39,491 options to certain employees in lieu of ten months of salary and wages. The intrinsic value of the options granted in lieu of salary was equivalent to the reduction in employee salaries. Accordingly, no deferred compensation was recorded.

     The Company has computed, for pro forma disclosure purposes, the value of all stock options granted during the years ended December 31, 1999 and 2000 using the Black-Scholes option pricing model. The weighted average assumptions used for stock option grants were a risk-free interest rate of 5.375%, 26% volatility, no expected dividend yield, and an expected life of 7 1/2 years.


     If the Company had accounted for the 1998 Plan in accordance with SFAS No. 123, the Company's net loss and net loss per common share would have been adjusted to the following pro forma amounts:


                                                     YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                      1999            2000
                                                   -----------     -----------
Net loss:
  As reported....................................  $(2,061,126)    $(2,067,589)
  Pro forma......................................   (2,080,754)     (2,579,086)
Basic and diluted net loss per common share:
  As reported....................................        (1.57)          (1.55)
  Pro forma......................................        (1.59)          (1.94)

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

     The pro forma amounts may not be indicative of the effects on reported net loss for future periods due to the effect of options vesting over a period of years and the awarding of stock compensation in future years.


     STOCK WARRANTS -- In connection with the bridge loans issued in June 2001, the Company granted warrants to purchase 156,000 units at 90% of the initial public offering price (Notes 6 and 16). The warrants may be exercised at any time during a period of three years commencing on the later to occur of the first anniversary of the effective date of a public offering that is effective prior to December 31, 2001 and March 31, 2002. No value has been assigned to the warrants as of September 30, 2001 due to the terms being contingent upon an initial public offering.



     In connection with the credit facility agreement entered into in January 2001 (Note 6), the Company granted 4,416 common stock warrants at an exercise price of $9.0588 per share. The warrants expire in January 2008. A discount of $10,419 on the line of credit and note payable issued under the credit facility was calculated as the difference between the exercise price of the warrants and the fair value of the Company's common stock calculated using the Black-Scholes pricing model and the following assumptions: risk-free interest rate of 4.625%, no expected dividend yield, 30% volatility, and an expected life of five years. The discount was applied proportionately to the proceeds of the related line of credit and note payable and is being amortized to interest expense over the terms of such credit agreements.


     In July 1999, the Company granted 33,117 common stock warrants at an exercise price of $9.0588 per share to a third-party supplier in connection with a ten-year supply agreement. The warrants vest over five years and expire in ten years. Deferred charges of $152,348 related to the stock warrants were calculated as the difference between the exercise price of the warrants and the fair value of the Company's common stock calculated using the Black-Scholes pricing model and the following assumptions: risk-free interest rate of 5.375%, no expected dividend yield, 26% volatility, and an expected life of five years. The deferred charges were recorded as materials inventory and are being amortized to cost of sales over the service period of the related supply agreement.


     DEFERRED COMPENSATION -- In connection with stock option grants issued to employees and consultants of the Company, deferred compensation of $31,769 and $182,043 and zero and $17,438 was recorded during 1999 and 2000 and during the nine months ended September 30, 2000 and 2001, respectively. Deferred compensation related to stock options granted to employees was calculated as the difference between the exercise price of the options and the estimated fair value of the Company's common stock and is being amortized on a straight-line basis over the vesting period of the options. Deferred compensation related to stock options granted to consultants during 1999 and 2000 was calculated as the difference between the exercise price of the options and the fair value of the Company's common stock calculated using the Black-Scholes pricing model and the following assumptions: risk-free interest rate of 5.375%, no expected dividend yield, 26% volatility and an expected life of five years. Deferred compensation related to stock options granted to consultants during the nine months ended September 30, 2001 was calculated using the Black-Scholes pricing model and the following assumptions: risk-free interest rate of 4.625%, no expected dividend yield, 30% volatility, and an expected life of five years. Deferred compensation to consultants is being amortized on a straight-line basis over the related service periods.


10. RELATED-PARTY TRANSACTIONS

     The Company's majority shareholder has a controlling interest in National Applied Science, Inc. ("NAS"), Red Dot, Inc. ("Red Dot"), and Fidelcor Capital ("Fidelcor").

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

     Significant transactions and balances with affiliates are summarized below:


                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         2000            2001
                                                     ------------    -------------
                                                                      (UNAUDITED)
Due from affiliates:
  NAS..............................................   $   63,710      $   29,100
  Red Dot..........................................        1,306              --
  Other............................................           --              83
                                                      ----------      ----------
     Total.........................................   $   65,016      $   29,183
                                                      ==========      ==========
Due to affiliates:
  NAS..............................................   $   13,282      $       --
  Fidelcor.........................................        7,542              --
  Other............................................           --           2,409
                                                      ----------      ----------
     Total.........................................   $   20,824      $    2,409
                                                      ==========      ==========
Notes receivable from shareholders for common
  stock............................................   $   93,940      $   67,940
                                                      ==========      ==========
Accrued interest to shareholder....................   $  429,038      $  499,137
                                                      ==========      ==========
Long-term notes payable to shareholder.............   $1,325,830      $1,325,830
                                                      ==========      ==========
Convertible notes payable to shareholder...........   $2,135,315      $2,135,315
                                                      ==========      ==========
Deferred shareholder compensation..................   $  200,000      $  200,000
                                                      ==========      ==========



                                                                 NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                  ------------------------   --------------------------
                                     1999          2000         2000           2001
                                  ----------    ----------   -----------    -----------
                                                             (UNAUDITED)    (UNAUDITED)
Interest expense to
  shareholder...................   $121,854      $357,859     $ 275,064      $ 124,271


     During 1999, the majority shareholder and president of the Company agreed to defer his annual compensation of $200,000 to future periods in order to improve cash flow needs of the Company.

     Amounts due to and from affiliates relate to working capital lending and borrowing activities only. There are no transactions with the affiliates that impact sales or expenses.

11. COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES -- The Company leases certain office space and equipment. The operating leases expire at various dates through November 2005. Future minimum rental commitments under noncancelable operating leases are as follows:

                 YEAR ENDING DECEMBER 31,
                 ------------------------
2001......................................................  $364,494
2002......................................................   291,194
2003......................................................    47,700
2004......................................................     5,367
2005......................................................     2,713
                                                            --------
  Total...................................................  $711,468
                                                            ========


     Rent expense was $160,881 and $395,771 (net of sublease income of zero and $37,489) for the years ended December 31, 1999 and 2000, respectively. Rent expense was $276,446 and $241,064 (net of

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)


sublease income of 14,996 and $67,480) for the nine months ended September 30, 2000 and 2001, respectively.


     GOVERNMENT CONTRACTS -- The Company enters into governmental contracts, in which it may commit to certain equipment purchases. However, the contracting party is obligated to reimburse the Company for all such purchases.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Estimated rates currently available to the Company for debt with similar terms are used to estimate the fair value of notes payable. The estimated fair value of the notes payable are as follows:

                                                         DECEMBER 31, 2000
                                                      ------------------------
                                                       CARRYING     ESTIMATED
                                                        AMOUNT      FAIR VALUE
                                                      ----------    ----------
Notes payable.......................................  $3,307,500    $3,213,938
Long-term notes payable to shareholder..............   1,325,830     1,044,179
Convertible notes payable to shareholder............   2,135,315     1,681,702


                                                          SEPTEMBER 30, 2001
                                                      --------------------------
                                                       CARRYING       ESTIMATED
                                                        AMOUNT       FAIR VALUE
                                                      -----------    -----------
                                                      (UNAUDITED)    (UNAUDITED)
Notes payable and convertible bridge loans..........  $3,882,407     $3,593,485
Long-term notes payable to shareholder..............   1,325,830      1,136,027
Convertible notes payable to shareholder............   2,135,315      1,829,628


13. MAJOR CUSTOMERS


     In 1999, revenues from two customers represented approximately $597,389 or 37% and $227,589 or 14%, respectively, of the Company's revenues. In 2000, revenues from two customers represented $619,268 or 15% and $531,316 or 12%, respectively, of revenues. Revenues from one customer represented $387,912 or 14% of the Company's revenues for the nine months ended September 30, 2000. Revenues from three customers represented $1,274,484 or 27%, $802,013 or 17%, and $576,014 or 12% of the Company's revenues for the nine months ended September 30, 2001. Revenues earned from governmental contracts were from the same customer for all periods presented.


14. SEGMENTS

     The Company operates in two segments. The wire and cable segment designs and manufactures micro cables, connectors, and assemblies for use in medical devices. The government contracts segment performs research funded by governmental institutions, primarily the National Institutes of Health ("NIH"), for development of custom electronic interconnect systems for the human body.

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

     The following is a summary of various financial amounts for each of the Company's business segments. There were no intersegment sales during any of the periods presented.


                                                                            NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            ------------------------    --------------------------
                                               1999          2000          2000           2001
                                            ----------    ----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Sales:
  Wire and cable..........................  $1,630,982    $3,297,169    $2,153,375     $4,032,424
  Government contracts....................          --       960,474       639,159        706,077
                                            ----------    ----------    ----------     ----------
          Total...........................  $1,630,982    $4,257,643    $2,792,534     $4,738,501
                                            ==========    ==========    ==========     ==========
Gross profit (loss):
  Wire and cable..........................  $ (271,539)   $  375,052    $   34,736     $  329,394
  Government contracts....................          --       453,911       330,409        319,252
                                            ----------    ----------    ----------     ----------
          Total...........................  $ (271,539)   $  828,963    $  365,145     $  648,646
                                            ==========    ==========    ==========     ==========
Depreciation and amortization:
  Wire and cable..........................  $  200,560    $  282,435    $  221,849     $  303,309
  Government contracts....................          --        81,154        56,808         73,038
                                            ----------    ----------    ----------     ----------
          Total...........................  $  200,560    $  363,589    $  278,657     $  376,347
                                            ==========    ==========    ==========     ==========
Assets:
  Wire and cable..........................  $2,258,079    $8,132,143    $7,900,695     $9,370,036
  Government contracts....................          --       600,536       624,883        527,498
                                            ----------    ----------    ----------     ----------
          Total...........................  $2,258,079    $8,732,679    $8,525,578     $9,897,534
                                            ==========    ==========    ==========     ==========


     The following is a summary of sales by geographic region.


                                                                            NINE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                            ------------------------    --------------------------
                                               1999          2000          2000           2001
                                            ----------    ----------    -----------    -----------
                                                                        (UNAUDITED)    (UNAUDITED)
Sales:
  North America...........................  $1,584,572    $3,803,475    $2,617,799     $4,509,868
  Europe..................................      46,410       431,735       153,409        218,077
  Other...................................          --        22,433        21,326         10,556
                                            ----------    ----------    ----------     ----------
          Total...........................  $1,630,982    $4,257,643    $2,792,534     $4,738,501
                                            ==========    ==========    ==========     ==========



     Sales to customers in the United States were $1,583,038, $3,774,488, $2,588,812, and $4,509,545 during 1999, 2000 and the nine months ended September 30, 2000 and 2001, respectively.


     The following is a summary of long-lived assets by geographic location.


                                             DECEMBER 31, 2000    SEPTEMBER 30, 2001
                                             -----------------    ------------------
                                                                     (UNAUDITED)
United States..............................     $6,725,444            $7,198,437
Mexico.....................................        163,290               133,538
                                                ----------            ----------
                                                $6,888,734            $7,331,975
                                                ==========            ==========

                                MICROHELIX, INC.

YEARS ENDED DECEMBER 31, 1999 AND 2000 AND NINE MONTHS ENDED SEPTEMBER 30, 2000
                              AND 2001 (UNAUDITED)

15. RETIREMENT PLAN


     The Company offers a 401(k) employee savings plan with eligibility requirements of three months of service. There are no required employer contributions and no Company contributions were made to the plan during the years ended December 31, 1999 and 2000 or the nine months ended September 30, 2000 and 2001.


16. SUBSEQUENT EVENTS


     The Company will file a registration statement on Form SB-2 offering 2,000,000 units at an estimated initial offering price of $6.00 per unit consisting of one share of common stock, one Class A warrant and one Class B warrant. Upon exercise, each Class A and Class B warrant grants the holder the right to purchase one share of common stock. The Company may issue an additional 300,000 units to the underwriters, solely to cover over-allotments, and intends to issue 20,833 units to its attorneys, as partial payment of their fees.



     In June 2001, the Company obtained convertible bridge loans aggregating $600,000 at nine percent interest. These loans will be automatically converted into 100,000 units at the effective date of the planned initial public offering. The Company also granted warrants to purchase units to each of the lenders in connection with the borrowings. Additionally, from July to October 2001, the Company borrowed $600,000 at nine percent from the representative of the underwriters, which is expected to be repaid upon the effective date of the planned initial public offering. Should the initial public offering not be accomplished prior to December 31, 2001, principal on the $600,000 of bridge loans will be due in four quarterly installments beginning in September 2002, with quarterly interest payments beginning in December 2001. Additionally, the $600,000 due to the representative of the underwriters will be due in six equal quarterly installments beginning September 2002.


     As discussed in Notes 1 and 9, the Company intends to convert all outstanding convertible notes payable to shareholder and redeemable preferred stock into 266,914 units and 165,585 shares of common stock, respectively. As discussed in Note 1, the Company also completed a 1-for-9.0588 reverse stock split in August, 2001, to decrease the number of common shares outstanding from 15,525,000 to 1,713,803.

     In August 2001, the number of authorized common shares was increased to 25,000,000.

                                  * * * * * *

                            BIOELECTRIC CORPORATION

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-24
Financial Statements for the year ended December 31, 1999:
  Statement of Operations...................................  F-25
  Statement of Shareholders' Deficit........................  F-26
  Statement of Cash Flows...................................  F-27
  Notes to Financial Statements.............................  F-28

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and shareholders of BioElectric Corporation

     We have audited the accompanying statements of operations, shareholders' deficit, and cash flows of BioElectric Corporation (the "Company") for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, such financial statements present fairly, in all material respects, the results of operations and the cash flows of BioElectric Corporation for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche

Portland, Oregon
July 6, 2001

                            BIOELECTRIC CORPORATION

                            STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

                                                                 1999
                                                              ----------
Sales.......................................................  $1,073,559
Cost of sales...............................................     829,463
                                                              ----------
  Gross profit..............................................     244,096
                                                              ----------
Operating Expenses:
  Sales and marketing.......................................         510
  General and administrative................................     293,595
                                                              ----------
     Total operating expenses...............................     294,105
                                                              ----------
Loss from operations........................................     (50,009)
                                                              ----------
Other Income (Expense):
  Interest income...........................................          28
  Forgiveness of indebtedness...............................     155,230
  Interest expense..........................................     (72,713)
                                                              ----------
     Other income -- net....................................      82,545
                                                              ----------
Income before income tax expense............................      32,536
Income tax expense..........................................      12,459
                                                              ----------
Net income..................................................  $   20,077
                                                              ==========

See notes to financial statements.

                            BIOELECTRIC CORPORATION

                       STATEMENT OF SHAREHOLDERS' DEFICIT
                          YEAR ENDED DECEMBER 31, 1999

                                      COMMON STOCK        ADDITIONAL
                                  --------------------     PAID-IN      ACCUMULATED
                                   SHARES      AMOUNT      CAPITAL        DEFICIT         TOTAL
                                  ---------    -------    ----------    -----------    -----------
Balance, January 1, 1999........  1,843,933    $48,997     $300,000     $(1,682,368)   $(1,333,371)
Net income......................         --         --           --          20,077         20,077
                                  ---------    -------     --------     -----------    -----------
Balance, December 31, 1999......  1,843,933    $48,997     $300,000     $(1,662,291)   $(1,313,294)
                                  =========    =======     ========     ===========    ===========

See notes to financial statements.

                            BIOELECTRIC CORPORATION

                            STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1999

                                                                1999
                                                              ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  20,077
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     19,765
     Forgiveness of debt....................................   (155,230)
     Deferred income taxes..................................      2,300
     Change in:
       Accounts receivable..................................     (7,932)
       Due from affiliates..................................      1,801
       Prepaid expenses and other assets....................     (1,840)
       Intangible and other assets..........................    (19,986)
       Accounts payable.....................................    172,995
       Income taxes payable.................................     10,550
       Accrued interest.....................................     72,008
       Accrued liabilities..................................   (107,441)
                                                              ---------
          Cash provided by operating activities.............      7,067
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................     (3,200)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term notes payable.....................     (3,867)
                                                              ---------
Net decrease in cash........................................         --
Cash, beginning of year.....................................        100
                                                              ---------
Cash, end of year...........................................  $     100
                                                              =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest....................................  $     705

See notes to financial statements.

                            BIOELECTRIC CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1999

1. SUMMARY OF SIGNIFICANT POLICIES

     NATURE OF BUSINESS -- BioElectric Corporation (the "Company"), formerly known as PI Medical Corporation, was incorporated under the laws of the State of Oregon in October 1991. St. John Medical Foundation and the Omega Point Foundation held a 60% and 40% interest in the Company, respectively. In February 2000, mHL Development Company acquired 100% of the Company. The majority shareholder of mHL Development Company was the Chairman of the Omega Point Foundation. The Company is primarily engaged in developing custom electronic interconnect systems for the human body.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. This includes, among other things, evaluation of the remaining life and recoverability of long-lived assets. Actual results could differ from those estimates.

     IMPAIRMENT OF LONG-LIVED ASSETS -- The Company evaluates its long-lived assets for financial impairments and will continue to evaluate them if events or changes in circumstance indicate the carrying amount of such assets may not be fully recoverable.

     PROPERTY AND EQUIPMENT are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets (five to seven years) beginning on the date placed in service. Leasehold improvements are amortized over the lesser of the remaining lease term or the useful life. Costs of repairs and maintenance are expensed as incurred.

     INTANGIBLE AND OTHER ASSETS primarily represent patent costs which are amortized using the straight-line method over their estimated useful lives or 15 years, whichever is shorter, once the technology is completed and in use. Management periodically evaluates the recoverability of intangibles based on current and anticipated income and undiscounted future cash flows.

     REVENUE RECOGNITION -- The Company recognizes revenues earned under governmental and non-recurring engineering contracts as contract costs are incurred.

     INCOME TAXES -- The liability method is used to account for income taxes. Deferred income taxes are provided for the temporary effects of differences in the recognition of revenues and expenses for financial statement and income tax reporting purposes. Valuation allowances reduce deferred tax assets to an amount more likely than not to be realized.


     FINANCIAL INSTRUMENTS -- The carrying value of the Company's cash, accounts receivable, accounts payable, and other accrued liabilities approximate their estimated fair values due to the short maturities of those instruments.



     COMPREHENSIVE INCOME -- Comprehensive income for the year ended December 31, 1999 was the same as the reported net income.


2. INCOME TAXES

     Deferred income taxes, reflecting the net tax effects of temporary differences between the carrying amount of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes, are based on tax laws currently enacted. At December 31, 1999, the Company had a deferred tax liability of approximately $2,300, primarily due to timing differences on the depreciation of property and equipment.

                            BIOELECTRIC CORPORATION

                          YEAR ENDED DECEMBER 31, 1999

3. COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES -- The Company leases certain office space and equipment. The operating leases expire at various dates through July 2002. At December 31, 1999, future minimum rental commitments under noncancelable operating leases are as follows:

                 YEAR ENDING DECEMBER 31,
                 ------------------------
2000......................................................  $ 53,577
2001......................................................    53,577
2002......................................................    31,253
                                                            --------
  Total...................................................  $138,407
                                                            ========

     Rent expense was $57,272 for the year ended December 31, 1999.

     CONTRACTS -- The Company enters into non-recurring engineering and other governmental contracts, in which it may commit to certain equipment purchases. However, the contracting party is obligated to reimburse the Company for all such purchases.

     FORGIVENESS OF INDEBTEDNESS -- In 1999, $155,230 of indebtedness to the chairman of the Omega Point Foundation was forgiven.

4. RETIREMENT PLAN

     The Company offers a 401(k) employee savings plan with eligibility requirements of three months of service. There are no required employer contributions and no Company contributions were made to the plan in 1999.

                                  * * * * * *

                              [Inside back cover]

Top left picture shows serve wire shielding machine.

Caption above the top left picture: "Micro-Cable Manufacturing."

Top right picture is a cut-away cross-section of a medical ultrasound cable showing the various layers of the cable and the hundreds of micro-coaxial wires contained inside.

Caption above the top right picture: "Micro-Cable Geometries."

The top right picture and caption overlay a schematic diagram of a cross section of a cable assembly containing several micro-cables with measurement numbers and arrow indicators.

Between the top and bottom rows of pictures, on the right, is the phrase:
"PARTNERING FOR LIFE(TM)."

Bottom left picture shows various molded medical cable assemblies.

Caption below the bottom left picture: "Medical Cable Assemblies."

The bottom left picture and caption overlay a diagram of a cross section of a cable assembly containing many micro-cables.

Bottom right picture shows a row of planetary cablers that create multi-conductor helical cable structures.

------------------------------------------------------
------------------------------------------------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, UNITS ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR SECURITIES.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE UNITS OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

    UNTIL            , 2001, ALL DEALERS THAT BUY, SELL OR TRADE IN OUR
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Prospectus Summary.........................    1
Risk Factors...............................    4
Forward-Looking Statements.................   11
Use of Proceeds............................   13
Dividend Policy............................   14
Capitalization.............................   15
Dilution...................................   16
Selected Financial Data....................   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   18
Business...................................   25
Management.................................   36
Principal Shareholders.....................   41
Description of Securities..................   42
Underwriting...............................   47
Legal Matters..............................   49
Experts....................................   50
Where You Can Find More Information........   50
Index to Financial Statements..............  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------


                                2,000,000 UNITS


                               [MICROHELIX LOGO]
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                               PAULSON INVESTMENT
                                 COMPANY, INC.

                              I-BANKERS SECURITIES
                                  INCORPORATED

                               November   , 2001


------------------------------------------------------
------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Oregon Business Corporation Act provides for the indemnification of directors, officers, employees and agents of the corporation under the circumstances as set forth in ORS 60.387-414. The act permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

     Officers and directors that are wholly successful in the defense of a claim are entitled to reimbursement of reasonable expenses unless microHelix's articles of incorporation provide otherwise. A corporation may not indemnify an officer or a director unless the conduct in questions was undertaken in good faith, in the reasonable belief that the conduct was in, or not opposed to, the best interest of the corporation and, in the case of criminal conduct, without reason to believe that the conduct was unlawful. A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation or in connection with any proceeding claiming an improper personal benefit to the officer or director in each case in which the officer or director was held liable. Unless the articles of incorporation provide otherwise, a court may order indemnification upon the application of an officer or a director. In all other cases, indemnification is permissive.

     Our articles of incorporation authorize the Board of Directors to provide indemnification of its officers, directors and agents to the full extent not prohibited by the Oregon Business Corporation Act.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, excluding the representative's nonaccountable expense allowance, all of which expenses will be paid by the Registrant:


SEC registration fee........................................    $  9,000
NASD filing fee.............................................       4,100
Nasdaq SmallCap listing fee.................................      10,000
Boston Stock Exchange listing fee...........................      15,000
Accounting fees and expenses................................     100,000*
Legal fees and expenses.....................................     250,000*
Printing and related expenses...............................      80,000*
Blue sky legal fees and expenses............................      70,000*
Transfer agent and expenses.................................       5,000*
Miscellaneous expenses......................................       6,900
                                                                --------
          Total.............................................    $550,000*
                                                                ========


---------------
* Estimated expenses

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     We have issued the following securities within the last three years. The following information regarding our securities has been adjusted to reflect a 1-for-9.05888 reverse stock split effected on August 8, 2001.

     On July 1, 1999, the Company issued a warrant to purchase 33,117 shares of the Company's common stock to The Polymer Technology Group Incorporated, a California corporation, in connection with the execution of a product development and supply agreement.

     On August 23, 1999, in connection with the acquisition of Key Tech Incorporated, an Oregon corporation, the Company issued 41,396 shares of common stock to Ky Huynh and Larry Davis, the sole shareholders of Key Tech, whereby Key Tech became a wholly owned subsidiary of the Company.

     On December 12, 2000, the Company issued 402,923 shares of common stock to St. John Medical Center Foundation as satisfaction in full of the Company's obligations in the purchase of all outstanding stock of BioElectric Corporation, an Oregon corporation.


     On January 5, 2001, the Company issued a warrant to purchase 4,416 shares of common stock to Imperial Bank, as predecessor-in-interest to Comerica Bank, in connection with the execution of a credit agreement.


     In June 2001, the Company issued convertible promissory notes to several investors to fund expenses associated with this offering and to cover interim operating expenses pending receipt of the offering proceeds. The notes bear interest at nine percent per annum. At the effective date of this offering, the principal of, and accrued interest on, the notes will be automatically converted to units at the initial public offering price of the units sold in this offering. In connection with the notes, the Company also issued warrants to purchase units of the Company for a price equal to 90 percent of the initial public offering price of the units and which are redeemable by the Company at any time after March 31, 2003 for $2.80 per warrant. The warrants are exercisable during a three-year period beginning on the later of the first anniversary of the effective date of this offering and March 31, 2003. Following are the names of each investor, the principal amount of each note, and the number of units issuable upon exercise of the warrants issued in connection with the loan:

     - John L. Crary and Carol M. Ross,
      as trustees of the Crary-Ross Family Trust
      Principal Amount: $100,000
      Warrants: 26,000 units

     - John L. Crary,
      as trustee of The John Langdon Crary Trust
      Principal Amount: $150,000
      Warrants: 39,000 units

     - Foo Tzeh Shi (Edward)
      Principal Amount: $50,000
      Warrants: 13,000 units

     - Gordon B. Crary III,
      as trustee of the Gordon B. Crary III Trust
      Principal Amount: $50,000
      Warrants: 13,000 units

     - J.M. Ek Living Trust
      Principal Amount: $250,000
      Warrants: 65,000 units

     All of the above offerings and sales were made pursuant to Section 4(2) of the Securities Act of 1933 and are "restricted securities" as defined in Rule 144 under the Securities Act. The Registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the stock certificates or warrants.

ITEM 27. EXHIBITS


EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
--------                       ----------------------
  1.1(1)    Form of Underwriting Agreement
  3.1(1)    Amended and Restated Articles of Incorporation of the
            Registrant
  3.2(1)    Bylaws of the Registrant
  4.1(2)    Specimen Common Stock Certificate
  4.2(2)    Form of Warrant Agreement among the Registrant and UMB Bank,
            n.a., as Warrant Agent, including the form of Class A
            Warrant and Class B Warrant
  4.3(2)    Form of Unit Certificate
  4.4(1)    Form of Warrant to Paulson Investment Company, Inc.
  5.1(2)    Opinion of Stoel Rives LLP
 10.1(1)    Promissory Note dated July 22, 1998 from the Registrant and
            Richard G. Sass on behalf of the Confederated Tribes of the
            Grand Ronde
 10.2(1)    Agreement to Provide Registration and Subscription Rights
            dated July 1, 1999 between Richard G. Sass and The Polymer
            Technology Group
 10.3(1)    Convertible Promissory Note dated September 1, 1999 between the Registrant and Richard G. Sass
 10.4(1)    Warrant dated March 27, 2000 to The Polymer Technology Group
 10.5(1)    Warrant Agreement dated January 5, 2001 with Imperial Bank, as predecessor-in-interest to Comerica Bank
 10.6(1)    Amendment to Warrant Agreement dated May 31, 2001 with
            Imperial Bank, as predecessor-in-interest to Comerica Bank
 10.7(1)    Antidilution Agreement dated January 5, 2001 between
            Registrant and Imperial Bank, as predecessor-in-interest to
            Comerica Bank
 10.8(1)    Stock Transfer Restriction Agreement dated January 5, 2001 between the Registrant and Imperial Bank, as
            predecessor-in-interest to Comerica Bank
 10.9(1)    Unconditional Guaranty dated January 5, 2001 between Richard
            G. Sass and Imperial Bank, as predecessor-in-interest to
            Comerica Bank
10.10(1)    Third Party Security Agreement dated January 5, 2001 between the Registrant and Imperial Bank, as predecessor-in-interest to Comerica Bank
10.11(1)    Subordination Agreement dated January 5, 2001 between
            Imperial Bank, as predecessor-in-interest to Comerica Bank,
            Richard G. Sass and the Sass Revocable Trust
10.12(1)    Promissory Note dated December 7, 1991 from the Registrant in favor of Richard G. Sass
10.13(1)    Note Extension Agreement dated July 23, 1999 among the
            Registrant, Richard G. Sass and the Confederated Tribes of
            the Grand Ronde
10.14(1)    Promissory Note and Security Agreement dated December 15,
            1999 from the Registrant in favor of Richard G. Sass
10.15(1)    Promissory Note and Security Agreement dated January 20,
            2000 from the Registrant in favor of Sass Revocable Trust
10.16(1)    Promissory Note and Security Agreement dated February 1,
            2000 from the Registrant in favor of Richard G. Sass
10.17(1)    Promissory Note and Security Agreement dated August 1, 2000 from the Registrant in favor of Richard G. Sass
10.18(1)    Security and Pledge Agreement and Commercial Guaranty dated
            April 17, 2000 between Richard G. Sass and Jennifer B. Sass for the benefit of the Confederated Tribes of the Grand
            Ronde
10.19(1)    Forbearance Agreement dated January 20, 2000 between the
            Registrant, Richard G. Sass and the Confederated Tribes of
            the Grand Ronde
10.20(1)    Forbearance Agreement dated April 3, 2001 between Richard G.
            Sass and the Confederated Tribes of the Grand Ronde

EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
--------                       ----------------------
10.21(1)    Promissory Note and Security Agreement dated April 12, 2001 from the Registrant in favor of Richard G. Sass
10.22(1)    Trust Deed and Assignment of Rents and Pledge Agreement
            dated April 17, 2001 by Richard G. Sass and Jennifer B.
            Sass, to First American Title Insurance Company of Oregon
            for the benefit of the Confederated Tribes of the Grand
            Ronde Community of Oregon
10.23(1)    Standard Commercial-Industrial Lease Agreement dated August
            1, 2000 between the Registrant and La Bajada Land Company
            LLC
10.24(1)    Addendum for Manufacturing Space Lease Agreement dated
            November 1, 2000 between the Registrant and Javid LLC
10.25(1)    Addendum for Manufacturing Space Sub-Lease dated June 23,
            2000 between the Registrant and Agave Wire
10.26(1)    Lease Agreement dated April 20, 1992 between the Registrant and Pacific Realty Associates, L.P., and lease amendments
            dated August 12, 1992, February 16, 1995, April 26, 1996 and
            July 3, 1997
10.27(1)    microHelix, Inc. 1998 Stock Incentive Plan
10.28(1)    Form of Incentive Stock Option Agreement for 1998 Stock
            Incentive Plan
10.29(1)    Form of Non-Statutory Stock Option Agreement for 1998 Stock
            Incentive Plan
10.30(1)    microHelix, Inc. 2001 Stock Incentive Plan
10.31(1)    Form of Incentive Stock Option Agreement for 2001 Stock
            Incentive Plan
10.32(1)    Form of Non-Statutory Stock Option Agreement for 2001 Stock
            Incentive Plan
10.33(2)    Form of Convertible Promissory Note for Bridge Loan
10.34(2)    Form of Warrant for Bridge Loan
10.35(1)    National Institutes of Health Grant Number 5 R44 NS33427-03,
            dated July 19, 2001
10.36(1)    National Institutes of Health Grant Number 2 R44 MH59502-02,
            dated September 29, 2000
 21.1(1)    Subsidiaries of the Registrant
 23.1(1)    Consent of Deloitte & Touche LLP, independent auditors
 23.2(2)    Consent of Stoel Rives LLP (included in Exhibit 5.1)
 23.3(1)    Consent of Timothy E. Siegel, Intellectual Property Attorney
 24.1(1)    Power of Attorney (see page II-6 of the originally-filed
            Registration Statement)
 24.2(1)    Power of Attorney of Terrence A. Rixford


-------------------------
(1) Filed previously.


(2) Filed herewith.



ITEM 28. UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

          (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

             (iii) Include additional or changed material information on the plan of distribution, and provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That for purposes of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) That for purposes of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (5) That for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (7) To provide the underwriters, at the closing specified in the underwriting agreement certificates representing the units in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, Oregon, on November 13, 2001.


                                          microHelix, Inc.


                                          By: /s/ RICHARD G. SASS

                                            ------------------------------------
                                              Richard G. Sass
                                              President and Chief Executive
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
/s/ RICHARD G. SASS                                    Chief Executive Officer,      November 13, 2001
-----------------------------------------------------  President and Director
Richard G. Sass                                        (Principal Executive
                                                       Officer)

/s/ JANE K. CONNER*                                    Treasurer, Secretary and      November 13, 2001
-----------------------------------------------------  Director
Jane K. Conner                                         (Principal Accounting
                                                       Officer)

/s/ TERRENCE A. RIXFORD*                               Chief Financial Officer and   November 13, 2001
-----------------------------------------------------  Director
Terrence A. Rixford                                    (Principal Financial
                                                       Officer)

/s/ DAVID R. BULLEN*                                   Director                      November 13, 2001
-----------------------------------------------------
David R. Bullen

/s/ JOHN L. CRARY*                                     Director                      November 13, 2001
-----------------------------------------------------
John L. Crary

/s/ TYRAM H. PETTIT*                                   Director                      November 13, 2001
-----------------------------------------------------
Tyram H. Pettit

                                                       Director                      November 13, 2001
-----------------------------------------------------
James B. Stewart

/s/ JAMES WILLIAMS*                                    Director                      November 13, 2001
-----------------------------------------------------
James Williams

*By: /s/ RICHARD G. SASS
     ------------------------------------------------
     Richard G. Sass
     Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
--------                       ----------------------
  1.1(1)    Form of Underwriting Agreement
  3.1(1)    Amended and Restated Articles of Incorporation of the
            Registrant
  3.2(1)    Bylaws of the Registrant
  4.1(2)    Specimen Common Stock Certificate
  4.2(2)    Form of Warrant Agreement among the Registrant and UMB Bank,
            n.a., as Warrant Agent, including the form of Class A
            Warrant and Class B Warrant
  4.3(2)    Form of Unit Certificate
  4.4(1)    Form of Warrant to Paulson Investment Company, Inc.
  5.1(2)    Opinion of Stoel Rives LLP
 10.1(1)    Promissory Note dated July 22, 1998 from the Registrant and
            Richard G. Sass on behalf of the Confederated Tribes of the
            Grand Ronde
 10.2(1)    Agreement to Provide Registration and Subscription Rights
            dated July 1, 1999 between Richard G. Sass and The Polymer
            Technology Group
 10.3(1)    Convertible Promissory Note dated September 1, 1999 between the Registrant and Richard G. Sass
 10.4(1)    Warrant dated March 27, 2000 to The Polymer Technology Group
 10.5(1)    Warrant Agreement dated January 5, 2001 with Imperial Bank, as predecessor-in-interest to Comerica Bank
 10.6(1)    Amendment to Warrant Agreement dated May 31, 2001 with
            Imperial Bank, as predecessor-in-interest to Comerica Bank
 10.7(1)    Antidilution Agreement dated January 5, 2001 between
            Registrant and Imperial Bank, as predecessor-in-interest to
            Comerica Bank
 10.8(1)    Stock Transfer Restriction Agreement dated January 5, 2001 between the Registrant and Imperial Bank, as
            predecessor-in-interest to Comerica Bank
 10.9(1)    Unconditional Guaranty dated January 5, 2001 between Richard
            G. Sass and Imperial Bank, as predecessor-in-interest to
            Comerica Bank
10.10(1)    Third Party Security Agreement dated January 5, 2001 between the Registrant and Imperial Bank, as predecessor-in-interest to Comerica Bank
10.11(1)    Subordination Agreement dated January 5, 2001 between
            Imperial Bank, as predecessor-in-interest to Comerica Bank,
            Richard G. Sass and the Sass Revocable Trust
10.12(1)    Promissory Note dated December 7, 1991 from the Registrant in favor of Richard G. Sass
10.13(1)    Note Extension Agreement dated July 23, 1999 among the
            Registrant, Richard G. Sass and the Confederated Tribes of
            the Grand Ronde
10.14(1)    Promissory Note and Security Agreement dated December 15,
            1999 from the Registrant in favor of Richard G. Sass
10.15(1)    Promissory Note and Security Agreement dated January 20,
            2000 from the Registrant in favor of Sass Revocable Trust
10.16(1)    Promissory Note and Security Agreement dated February 1,
            2000 from the Registrant in favor of Richard G. Sass
10.17(1)    Promissory Note and Security Agreement dated August 1, 2000 from the Registrant in favor of Richard G. Sass
10.18(1)    Security and Pledge Agreement and Commercial Guaranty dated
            April 17, 2000 between Richard G. Sass and Jennifer B. Sass for the benefit of the Confederated Tribes of the Grand
            Ronde
10.19(1)    Forbearance Agreement dated January 20, 2000 between the
            Registrant, Richard G. Sass and the Confederated Tribes of
            the Grand Ronde
10.20(1)    Forbearance Agreement dated April 3, 2001 between Richard G.
            Sass and the Confederated Tribes of the Grand Ronde

EXHIBIT
 NUMBER                        DESCRIPTION OF EXHIBIT
--------                       ----------------------
10.21(1)    Promissory Note and Security Agreement dated April 12, 2001 from the Registrant in favor of Richard G. Sass
10.22(1)    Trust Deed and Assignment of Rents and Pledge Agreement
            dated April 17, 2001 by Richard G. Sass and Jennifer B.
            Sass, to First American Title Insurance Company of Oregon
            for the benefit of the Confederated Tribes of the Grand
            Ronde Community of Oregon
10.23(1)    Standard Commercial-Industrial Lease Agreement dated August
            1, 2000 between the Registrant and La Bajada Land Company
            LLC
10.24(1)    Addendum for Manufacturing Space Lease Agreement dated
            November 1, 2000 between the Registrant and Javid LLC
10.25(1)    Addendum for Manufacturing Space Sub-Lease dated June 23,
            2000 between the Registrant and Agave Wire
10.26(1)    Lease Agreement dated April 20, 1992 between the Registrant and Pacific Realty Associates, L.P., and lease amendments
            dated August 12, 1992, February 16, 1995, April 26, 1996 and
            July 3, 1997
10.27(1)    microHelix, Inc. 1998 Stock Incentive Plan
10.28(1)    Form of Incentive Stock Option Agreement for 1998 Stock
            Incentive Plan
10.29(1)    Form of Non-Statutory Stock Option Agreement for 1998 Stock
            Incentive Plan
10.30(1)    microHelix, Inc. 2001 Stock Incentive Plan
10.31(1)    Form of Incentive Stock Option Agreement for 2001 Stock
            Incentive Plan
10.32(1)    Form of Non-Statutory Stock Option Agreement for 2001 Stock
            Incentive Plan
10.33(2)    Form of Convertible Promissory Note for Bridge Loan
10.34(2)    Form of Warrant for Bridge Loan
10.35(1)    National Institutes of Health Grant Number 5 R44 NS33427-03,
            dated July 19, 2001
10.36(1)    National Institutes of Health Grant Number 2 R44 MH59502-02,
            dated September 29, 2000
 21.1(1)    Subsidiaries of the Registrant
 23.1(2)    Consent of Deloitte & Touche LLP, independent auditors
 23.2(2)    Consent of Stoel Rives LLP (included in Exhibit 5.1)
 23.3(1)    Consent of Timothy E. Siegel, Intellectual Property Attorney
 24.1(1)    Power of Attorney (see page II-6 of the originally-filed
            Registration Statement)
 24.2(1)    Power of Attorney of Terrence A. Rixford


-------------------------
(1) Filed previously.


(2) Filed herewith.